   As filed with the Securities and Exchange Commission on December 20, 1996

                                               Registration No. ______________




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ______________________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________


                          HARBOR FLORIDA BANCORP, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                    6712                          Applied For
          --------                    ----                          -----------
(State or other jurisdiction of    (Primary Standard Industrial    I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.



                              100 S. Second Street
                          Fort Pierce, Florida  34950
                                 (561) 461-2414
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             Michael J. Brown, Sr.
                              100 S. Second Street
                          Fort Pierce, Florida  34950
                                 (561) 461-2414


 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                          Copies of Communications to:


                            Raymond J. Gustini, Esq.
                                Peabody & Brown
                         1255 23rd St., N.W., Suite 800
                             Washington, D.C. 20037
                                 (202) 973-7700

          Approximate date of commencement of proposed sale to public:

  As soon as practicable after this Registration Statement becomes effective.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [X]



                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
                                              Proposed           Proposed
Title of each  class of                       Maximum           Maximum
   securities to be      Amount to be      Offering Price        Aggregate            Amount of
      registered         Registered/(1)/    Per Unit/(2)/    Offering Price/(2)/    Registration Fee
      ----------         ---------------    -------------    -------------------    ----------------
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Common Stock,
$0.01 par                4,937,187          $32.75           $161,692,874.25        $48,998
value per share
---------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares to be issued in respect of the same number of shares of Harbor Federal Savings Bank common stock outstanding upon the consummation of the Reorganization described herein.

(2) Estimated solely for purposes of determining the registration fee and based, in accordance with Rule 457(f)(1), upon the average of the prices of common stock of Harbor Federal Savings Bank as reported by the NASDAQ on December 18, 1996.

                          HARBOR FLORIDA BANCORP, INC.

                             Cross-Reference Sheet
                                      For
                     Registration Statement on Form S-4 and
                           Proxy Statement/Prospectus

Item                  Caption                Caption in Prospectus
                      -------                ---------------------
Number
------
1                   Forepart of            Facing Page of Registration
                    Registration           Statement; Cross Reference
                    Statement and          Sheet; Proxy
                    Outside Front Page     Statement/Prospectus Cover
                    of Prospectus          Page

2                   Inside Front and       Available Information;
                    Outside Back Cover     Proxy Statement/Prospect
                    Pages of Prospectus    Cover Page; Outside Back
                                           Cover Pages

3                   Risk Factors, Ratio    Summary; Election of
                    of Earnings to Fixed   Directors of Harbor
                    Charges and Other      Federal; Formation of
                    Information            Middle Tier Holding Company

 4                  Terms of the           Formation of Middle Tier
                    Transaction            Holding Company --
                                           Description of the
                                           Reorganization

5                   Pro Forma Financial    Not Applicable
                    Information

6                   Material Contacts      Not Applicable
                    with the Company
                    Being Acquired

7                   Additional             Not Applicable
                    Information Not
                    Required for
                    Reoffering by
                    Persons Deemed to be
                    Underwriters

8                   Interests of Named     Not Applicable
                    Experts and Counsel

 9             Disclosure of Commission     Formation of Middle
               Position on                  Tier Holding Company
               Indemnification for          -- Indemnification
               Securities Act
               Liabilities

10             Information with Respect     Not Applicable
               to S-3 Registrants

11             Incorporation of Certain     Not Applicable
               Information by Reference

12             Information with Respect     Not Applicable
               to S-2 or S-3 Registrants

13             Incorporation of Certain     Not Applicable
               Information by Reference

14             Information with Respect     Summary; Formation of
               to Registrants Other         Middle Tier Holding
               Than S-3 or S-2              Company -- Business of
               Registrants                  Bancorp -- Business of
                                            Harbor Federal

15             Information with Respect     Not Applicable
               to S-3 Companies

16             Information with Respect     Not Applicable
               to S-2 or S-3 Companies

17             Information with Respect     Summary; Formation of
               to Companies Other Than      Middle Tier Holding
               S-2 or S-3 Companies         Company -- Business of
                                            Bancorp -- Business of
                                            Harbor Federal; Legal
                                            Proceedings

18             Information if Proxies,      Summary; Information
               Consents or                  Concerning the Annual
               Authorizations are to be     Meeting of
               Solicited                    Shareholders;Principal
                                            Shareholders;
                                            Solicitation of
                                            Proxies; Revocation of
                                            Proxies; Formation of
                                            Middle Tier Holding
                                            Company; Ratification
                                            of Appointment of
                                            Independent Auditors

19             Information if Proxies,      Not Applicable
               Consents or
               Authorizations are not
               to be  Solicited or in
               an Exchange Offer

                          HARBOR FEDERAL SAVINGS BANK
                              100 S. Second Street
                             Fort Pierce, FL  34540
                                 (561) 461-2414

                             January _______, 1997



Dear Shareholder:

          You are cordially invited to attend the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Harbor Federal Savings Bank ("Harbor Federal") to be held on January 28, 1997, at 10:00 a.m., Eastern Standard Time, at the Old City Hall Annex, 315 Avenue A, Fort Pierce, Florida 34950.

          The Annual Meeting has been called for the following purposes: (i) to approve an Agreement and Plan of Reorganization ("Plan of Reorganization") pursuant to which a proposed new middle tier holding company, Harbor Florida Bancorp, Inc., a Delaware stock corporation ("Bancorp"), will be formed.
Bancorp will in a one-for-one exchange with Harbor Federal's shareholders acquire all the issued and outstanding common stock of Harbor Federal and will, as a result of the exchange, become the middle tier stock holding company for Harbor Federal. Harbor Financial, M.H.C., Harbor Federal's mutual holding company (the "Mutual Holding Company") will hold the majority of Bancorp's common stock issued and outstanding; (ii) to elect three (3) directors of Harbor Federal for three-year terms; (iii) to ratify the appointment by Harbor Federal's Board of Directors of the firm of KPMG Peat Marwick LLP, as independent public accountants of Harbor Federal for the fiscal year ending September 30, 1997; (iv) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

          The Plan of Reorganization was adopted by the Board of Directors of Harbor Federal on November 27, 1996. Pursuant to the Plan of Reorganization, which is subject to regulatory and shareholder approval, each outstanding share of Harbor Federal's common stock will be converted into one share of Bancorp common stock, and Harbor Federal will become a wholly-owned subsidiary of Bancorp. The Mutual Holding Company, which currently holds the majority of Harbor Federal's issued and outstanding common stock, will hold the majority of Bancorp's common stock and is statutorily required to do so as long as the Mutual Holding Company remains in existence. The Mutual Holding Company intends to cast its shares, which represent 53.79% of the issued and outstanding shares of common stock of Harbor Federal, in favor of the Reorganization.

          Harbor Federal will continue operations in the same offices and with the same directors, officers and other employees. Pursuant to the regulations of the Office of Thrift Supervision ("OTS") stockholders of Harbor Federal will not have dissenters' rights in connection with the Plan of Reorganization.

          In your Board's opinion, the Plan of Reorganization will, thorough the establishment of Bancorp, create a corporate structure which will facilitate growth through potential acquisitions of financial institutions and permit, through a program of stock repurchases, a reduction in excess capital and improvement in capital ratios and the returns thereby. The Reorganization is more fully described in the enclosed Proxy Statement/Prospectus.

          Your Board believes that the formation of a middle tier holding company is in the best interests of Harbor Federal and its shareholders and therefore unanimously recommends that you vote "FOR" this proposal. Your Board also recommends that you vote "FOR" the election of its three nominees as directors of Harbor Federal, and "FOR" ratification of the appointment of KPMG Peat Marwick, LLP as Harbor Federal's independent public accountants. You are urged to read the accompanying Proxy Statement/Prospectus, which provides detailed information concerning each of these matters. Also enclosed is Harbor Federal's Annual Report to Shareholders, which presents results for the fiscal year ended September 30, 1996.

          It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope for which postage has been paid.

                                                 Sincerely yours,



                                                 Michael J. Brown, Sr.
                                                 President and CEO

                          HARBOR FEDERAL SAVINGS BANK
                              100 S. Second Street
                             Fort Pierce, FL  34950
                                 (561) 461-2414

                          ___________________________

                            NOTICE OF ANNUAL MEETING
                           OF SHAREHOLDERS TO BE HELD
                                JANUARY 28, 1997
                          ___________________________


          NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Harbor Federal Savings Bank ("Harbor Federal") will be held on Tuesday, January 28, 1997, at 10:00 a.m., Eastern Standard Time, at the Old City Hall Annex, 315 Avenue A, Fort Pierce, Florida 34950 for the following purposes:

  1.  To elect three (3) directors of Harbor Federal for three-year terms.

  2. To approve an Agreement and Plan of Reorganization (the "Plan of Reorganization") pursuant to which a proposed new middle tier stock holding company, Harbor Florida Bancorp, Inc., a Delaware stock corporation ("Bancorp") will be formed. Bancorp will in a one-for-one exchange with Harbor Federal's shareholders acquire all the issued and outstanding common stock of Harbor Federal.

  3. To ratify the appointment by Harbor Federal's Board of Directors of the firm of KPMG Peat Marwick, LLP, as independent public accountants of Harbor Federal for the fiscal year ending September 30, 1997.

  4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

          Pursuant to Harbor Federal's bylaws, the Board of Directors of Harbor Federal has fixed the close of business on December 13, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF

MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

                                        By Order of the Board of Directors


                                        Michael J. Brown, Sr.
                                        President and CEO

Fort Pierce, Florida
January ______, 1997

                          HARBOR FEDERAL SAVINGS BANK
                          HARBOR FLORIDA BANCORP, INC.

                          PROXY STATEMENT/PROSPECTUS

          This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Harbor Federal Savings Bank, ("Harbor Federal") for use at its Annual Meeting of Shareholders to be held on Tuesday, January 28, 1997. It is also the Prospectus of Harbor Florida Bancorp, Inc. ("Bancorp") and part of an effective Registration Statement filed under the Securities Act of 1933, as amended (the "Securities Act") with respect to the issuance of up to 4,934,454 shares of Bancorp's common stock in connection with the reorganization (the "Reorganization") described herein. The approximate date of mailing of this Proxy Statement/Prospectus is January _____, 1997.

          This Proxy Statement does not cover any resales of Bancorp's common stock received by Harbor Federal's shareholders upon completion of the Reorganization described herein. No person is authorized to make any use of this Proxy Statement/Prospectus in connection with the offer or sale of any other securities.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION (THE "SEC" OR THE "COMMISSION"), THE FEDERAL DEPOSIT INCORPORATION ("FDIC") OR THE OFFICE OF THRIFT SUPERVISION ("OTS") NOR
HAS SUCH COMMISSION, CORPORATION OR OFFICE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         _____________________________

  HARBOR FINANCIAL, M.H.C. (THE "MUTUAL HOLDING COMPANY") BENEFICIALLY OWNS A MAJORITY OF THE SHARES OUTSTANDING AND ENTITLED TO VOTE ON THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION, AND IT INTENDS TO VOTE ITS SHARES IN
  FAVOR OF THE PROPOSAL.  CONSEQUENTLY, APPROVAL OF THE AGREEMENT AND PLAN OF
        REORGANIZATION TO ESTABLISH A STOCK HOLDING COMPANY IS ASSURED.

                         _____________________________

       THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
         AND ARE NOT INSURED OR GUARANTEED BY THE SAVINGS ASSOCIATION
       INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT
         INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE
           NOT GUARANTEED BY BANCORP, HARBOR FEDERAL OR THE MUTUAL
       HOLDING COMPANY.  THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK
              INCLUDING THE POSSIBLE LOSS OF PRINCIPAL INVESTED.

                         _____________________________

     The date of this Proxy Statement/Prospectus is January ________, 1997.

                             AVAILABLE INFORMATION

          Bancorp has filed with the Securities and Exchange Commission (the "Commission" or the "SEC") a registration statement under the Securities Act of 1933 (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such material can be obtained from the Commission at prescribed rates. The statements contained herein as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are of necessity brief descriptions thereof and are not necessarily complete. Each such statement is qualified by reference to such contract or document.

          Bancorp has filed a holding company application with the Office of Thrift Supervision (the "OTS") with respect to the Reorganization. Pursuant to the rules and regulations of the OTS, this Proxy Statement/Prospectus omits certain information contained in that application. It may be examined at the principal office of the OTS at 1700 G Street, N.W., Washington, D.C. 20052 and at the Southeast Regional Office of the OTS at 1475 Peachtree Street, N.E., Atlanta, GA 30309 without charge.

          Harbor Federal is subject to the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith and with the rules and regulations applicable to all savings associations, files reports, proxy statements and other information with the OTS. Copies of such materials may be obtained at prescribed rates from the OTS, 1700 G Street, N.W., Washington, D.C. 20552. Although Bancorp is not presently subject to the requirements of the Exchange Act, upon completion of the Reorganization Bancorp will become subject to the same information, reporting and proxy statement requirements under the Exchange Act as currently apply to Harbor Federal, except that such filings will be required to be made with the Commission rather than the OTS and will be available for inspection and copying at the offices of the Commission set forth above. The common stock of Harbor Federal is quoted on the NASDAQ-NMS. Upon completion of the Reorganization, such stock will be held solely by Bancorp and, as a result, will not be quoted on NASDAQ-NMS. Bancorp will apply to and anticipates that the common stock of Bancorp will be included in the NASDAQ-NMS upon completion of the Reorganization. However, there is no assurance that Bancorp common stock will be included in the NASDAQ-NMS, or that a public trading market will develop in its common stock, although a market has existed for the common stock of Harbor Federal.

          UPON RECEIPT OF A WRITTEN REQUEST, HARBOR FEDERAL WILL FURNISH TO ANY SHAREHOLDER WITHOUT CHARGE A COPY OF HARBOR FEDERAL'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996, AND A LIST OF THE EXHIBITS THERETO. THIS REPORT HAS BEEN FILED WITH THE OTS UNDER THE EXCHANGE ACT. SUCH WRITTEN

REQUEST SHOULD BE DIRECTED TO ANNE W. SATTERLEE, HARBOR FEDERAL SAVINGS BANK, 100 S. SECOND STREET, FORT PIERCE, FL 34950.

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, TO OR FROM ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HARBOR FEDERAL OR BANCORP SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                          Harbor Federal Savings Bank

                          PROXY STATEMENT/PROSPECTUS



                               TABLE OF CONTENTS

SUMMARY...................................................................  7
  Formation of the Middle Tier Holding Company............................  7
    Reasons for Reorganization............................................  7
    Description of Reorganization.........................................  8
    Tax Consequences......................................................  9
    Accounting Treatment..................................................  9
    Comparison of Shareholder Rights......................................  9
    Interest of Directors and Officers.................................... 10
    Market for Bancorp Common Stock....................................... 10
    Management of Bancorp................................................. 10
    Required Shareholder Vote............................................. 11
    Regulatory Approvals and Regulation................................... 11
    Dividends............................................................. 11
    No Dissenters' Rights................................................. 12
    Changes in Shareholders' Rights and Takeover.......................... 13
    Other Information Concerning Annual Meeting........................... 13
  Market for Common Stock................................................. 13
MARKET FOR COMMON STOCK................................................... 13
INFORMATION CONCERNING THE ANNUAL MEETING OF SHAREHOLDERS................. 15
  Matters to be Considered at the Meeting................................. 15
SOLICITATION OF PROXIES................................................... 16
REVOCATION OF PROXIES..................................................... 16
VOTING SECURITIES......................................................... 17
VOTING PROCEDURES......................................................... 17
PRINCIPAL HOLDERS OF COMMON STOCK......................................... 18
PROPOSAL I - ELECTION OF DIRECTORS........................................ 21
  Board Meetings and Committees........................................... 24
  Directors' Fees......................................................... 24
  Director Retirement Plan................................................ 24
  Directors' Unfunded Deferred Compensation Plan.......................... 25
  Executive Compensation.................................................. 25
  Option Grants in Last Fiscal Year....................................... 27
  Aggregate Option Exercises and Year-End Option Values................... 28
  Compensation Committee Interlocks and Insider Participation............. 29
  401(k) Profit Sharing Plan.............................................. 29
  Pension Plan............................................................ 30

  Supplemental Executive Retirement Program..............................  31
  Employment and Change in Control Agreements............................  32
  Certain Transactions...................................................  32
  Report of the Compensation Committee...................................  34
  Performance Graph......................................................  36
PROPOSAL II - FORMATION OF MIDDLE TIER HOLDING COMPANY...................  37
  Reasons for and Risks of the Reorganization............................  39
  Future Conversion of the Mutual Holding Company........................  42
  Description of the Reorganization......................................  42
  Effective Date.........................................................  44
  Business of Bancorp and Harbor Federal.................................  44
  Management of Bancorp and Harbor Federal after the Reorganization......  48
  Income Tax Consequences of the Reorganization..........................  49
  No Dissenters' Rights..................................................  52
  Dividend Policy........................................................  52
  Conditions of Plan of Reorganization...................................  53
  Amendment or Termination of Plan of Reorganization.....................  54
  Stock Certificates Need Not But May Be Exchanged; Transfer Agent.......  54
  Effect on Stock Benefit Programs.......................................  54
  Approval by Regulatory Authorities Required............................  55
  Regulation of Harbor Federal...........................................  55
  Regulation of Bancorp..................................................  61
  Description of Bancorp Capital Stock...................................  64
  Anti-Takeover Provisions...............................................  65
  Indemnification........................................................  67
  Limitations on Director Liability......................................  68
  Changes in Shareholders' Rights........................................  69
  Federal Securities Laws................................................  72
  Resales of Bancorp Common Stock........................................  73
LEGAL PROCEEDINGS........................................................  73
MARKET FOR COMMON STOCK..................................................  73
PROPOSAL III - RATIFICATION OF APPOINTMENT OF INDEPENDENT
  AUDITORS...............................................................  75
SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING............................  75
FURTHER INFORMATION......................................................  76
LEGAL OPINION............................................................  76
FINANCIAL INFORMATION....................................................  76
OTHER BUSINESS...........................................................  77

                                    SUMMARY

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE HEREIN.

Formation of the Middle Tier Holding Company

          Harbor Florida Bancorp, Inc. ("Bancorp") was recently incorporated under Delaware law by Harbor Federal Savings Bank ("Harbor Federal"). Upon completion of the reorganization described herein (the "Reorganization"), Harbor Federal will become the wholly owned subsidiary of Bancorp. Harbor Financial M.H.C., the mutual holding company of Harbor Federal (the "Mutual Holding Company") will hold a majority of the shares of Bancorp. Under the terms of the Reorganization each outstanding share of Harbor Federal common stock, par value $1.00 per share, will be exchanged for one share of Bancorp common stock (par value $0.01) per share, and the holders of all of the outstanding shares of Harbor Federal's common stock will become the owners of all of the outstanding shares of common stock of Bancorp. See "FORMATION OF MIDDLE TIER HOLDING
COMPANY -- Regulation of Harbor Federal," "--Regulation of Bancorp."

          After the Reorganization, Harbor Federal will continue its current business and operations as a federally chartered stock savings bank under its current name. Harbor Federal will continue such operations with the same management, branch structure and subject to all rights, obligations and liabilities of Harbor existing immediately prior to the Reorganization. The Mutual Holding Company owns approximately 53.79% of Harbor Federal's common stock entitled to vote. The balance is held by employees, officers, Directors and the public (the "Minority Shareholders"). The Mutual Holding Company intends to vote its shares in favor of the Reorganization. Consequently shareholder approval of the plan is assured. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Description of the Reorganization."

          The principal executive offices of Harbor Federal, Bancorp and the Mutual Holding Company are located at 100 S. Second Street, Fort Pierce, FL 34950 and each of their telephone numbers is (561) 461-2414.


Reasons for Reorganization   The Board of Directors of Harbor Federal believes
                             that the middle tier stock holding company structure effected through the Reorganization is in the best long term interests of shareholders in that it will facilitate the acquisition of other savings institutions and repurchases of stock. No specific acquisitions are presently planned but stock repurchases are contemplated. In connection with acquisitions, Bancorp would be able to use stock as well as cash to effect such acquisitions.
                             At present, because the

                             Mutual Holding Company must maintain a majority ownership of Harbor Federal's common stock there is insufficient common stock available for acquisition. The Board of Directors of Harbor Federal also believes repurchases of stock, from time to time, in the open market, depending upon market conditions, is in the best interests of shareholders. A middle tier holding company structure will permit such stock repurchases without adverse tax consequences. Historically Harbor Federal has used the percentage of taxable income method for establishing its bad debt reserves for tax purposes. Accordingly, the Board believes that repurchase of shares without a middle tier holding company might trigger a recapture all or part of such bad debt reserves accrued pursuant to (S) 593 of the Internal Revenue Code. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Reasons for and Risks of the Reorganization" and "-- Income Tax Consequences of the Reorganization." Bancorp, however, will be permitted to repurchase its common stock without causing any recapture of Harbor Federal's bad debt reserves.

Description of               Bancorp will become a middle tier stock holding
 Reorganization              company of Harbor Federal pursuant to the
                             Agreement and Plan of Reorganization (the "Plan of
                             Reorganization") described herein. Under the Plan of Reorganization: (i) an interim federally chartered stock savings association, Interim
                             Harbor Federal Savings Bank ("Interim") will be organized as a wholly-owned subsidiary of Bancorp;
                             (ii) Interim will be merged into Harbor Federal with Harbor Federal being the survivor; and (iii) upon such merger, all the outstanding shares of common stock of Harbor Federal will be converted into common stock of Bancorp on a one share for one share basis. The shareholders of Harbor
                             Federal will thus become the sole shareholders of Bancorp. The Mutual Holding Company will own a majority of the outstanding common stock of Bancorp. Bancorp's initial capital will consist solely of cash invested by Harbor Federal, not exceeding $12 million. If Bancorp makes acquisitions of other financial institutions in the future, it may need to issue additional common or preferred stock. Bancorp will be required to obtain the approval of the OTS prior to issuing any additional stock, common or preferred. No such acquisitions or other business operations are currently planned. See "FORMATION OF MIDDLE TIER
                             HOLDING COMPANY -- Description of the
                             Reorganization" and "-- Reasons for and Risks of the Reorganization."

Tax Consequences             The Reorganization is conditioned upon receipt of
                             opinions of counsel and other tax advisers to the effect, among other things, that no gain or loss will be recognized by Bancorp or the shareholders of Harbor Federal, for purposes of Federal and Florida income taxes, when Harbor Federal shares are converted into shares of common stock of Bancorp. Bancorp has received opinions of counsel to this effect which are not binding on the Internal Revenue Service ("IRS") or the State of
                             Florida.  See "FORMATION OF MIDDLE TIER HOLDING
                             COMPANY - Income Tax Consequences of the
                             Reorganization."

Accounting Treatment         Harbor Federal believes the Reorganization will be
                             characterized and accounted for at historical cost similar to a "pooling of interest" for financial reporting and related purposes.

Comparison of Shareholder    Upon consummation of the Reorganization, there
Rights                       will be certain differences in the rights of
                             shareholders of Bancorp, a Delaware corporation, and those of shareholders of Harbor Federal, a federally chartered savings association. The rights of the shareholders of Harbor Federal are currently governed by federal law and regulations or Harbor Federal's Federal Stock Charter and bylaws. After the Reorganization, these their rights will be governed by the Delaware General
                             Corporation Law and the Certificate of
                             Incorporation and Bylaws of Bancorp.  The
                             Certificate of Incorporation and bylaws of Bancorp and the Federal Stock Charter and bylaws of Harbor
                             Federal each contain anti-takeover protections, indemnification provisions and limitations on
                             Director liability which differ in certain important respects. Bancorp's Certificate of
                             Incorporation contains provisions: limiting the liability of directors and officers of Bancorp for certain breaches of fiduciary duty; eliminating cumulating voting for the election of directors;
                             indemnifying directors and officers in certain proceedings against them; providing for staggered terms of directors;

                             and providing a supermajority vote requirement in order to remove a director. Such provisions may have the effect of protecting the management of Bancorp against attempts to change or replace it. Directors and officers of Harbor Federal thus have a personal interest in the completion of the Reorganization. See "FORMATION OF MIDDLE TIER HOLDING COMPANY --Changes in Shareholders' Rights," "--Anti-Takeover Provisions," "--Indemnification," and "-- Limitations on Director Liability."

Interest of Directors and    The Directors and officers of Harbor Federal have
Officers                     a personal interest in the Reorganization to the
                             extent that the exemptions from liability provided for in Bancorp's Certificate of Incorporation and permitted under Delaware General Corporation Law may provide greater protection than the protection afforded under Harbor Federal's Federal Stock
                             Charter and bylaws indemnifying Harbor Federal's
                             Directors and officers. The Directors and officers of Harbor Federal, who will also be the Directors and officers of Bancorp, also may have a personal interest in the Reorganization because of provisions of Bancorp's Certificate of
                             Incorporation and bylaws and provisions of Delaware law, which may be considered to provide increased anti-takeover protection and may tend to perpetuate management and deter takeovers that shareholders consider beneficial. See "FORMATION
                             OF MIDDLE TIER HOLDING COMPANY -- Indemnification" and "-- Anti-Takeover Provisions."

Market for Bancorp Common    Bancorp common stock to be received by Harbor
Stock                        Federal shareholders in the Reorganization is
                             expected to trade on the NASDAQ-NMS as Harbor
                             Federal common stock does currently. There is no assurance that Bancorp common stock will be included in NASDAQ-NMS or that a public trading market will develop in its common stock. See
                             "FORMATION OF MIDDLE TIER HOLDING COMPANY
                             -Description of Reorganization."

Management of Bancorp        The directors of Bancorp will initially consist of
                             seven persons, six of whom currently serve as directors of Harbor Federal and one of whom is a nominee to serve on the Board of Directors of Harbor Federal. See "FORMATION

                             OF MIDDLE TIER HOLDING COMPANY -- Management of Bancorp and Harbor Federal after the Reorganization."

Required Shareholder Vote    The affirmative vote of a majority of the total
                             votes present in person or by proxy at the Annual
                             Meeting, is required to approve the Plan of Reorganization. The shares held by the Mutual
                             Holding Company, 2,654,369 or approximately 53.79% of the outstanding shares of Harbor Federal, will be cast in favor of the approval of the Plan of Reorganization. See "VOTING SECURITIES." Harbor
                             Federal's directors, executive officers and their affiliates intend to vote in favor of the Plan of Reorganization.

Regulatory Approvals and     Completion of the Reorganization is conditioned
Regulation                   upon, among other things, obtaining the prior
                             approval of OTS. An application to obtain this approval is pending. After the middle tier holding company formation, Bancorp, as a unitary savings and loan holding company, will be subject to OTS regulation. It is also anticipated that the OTS will impose certain conditions in connection with its approval of the Reorganization. One such condition is likely to require that Bancorp agree to limit its holding company activities to the same activities currently authorized by law for the Mutual Holding
                             Company. Bancorp and Harbor Federal anticipate that they would accept this condition and limit
                             Bancorp's activities to those permitted under federal law and regulations for the Mutual Holding
                             Company. Bancorp will also be regulated, with respect to certain matters arising under the federal securities laws, by the Commission. Prior to the Reorganization, such federal securities laws, insofar as they apply to Harbor Federal, have been administered by the OTS pursuant to the rules and regulations applicable to all savings associations. Harbor Federal will continue to be subject to OTS regulation. See "FORMATION OF
                             MIDDLE TIER HOLDING COMPANY -- Approval by
                             Regulatory Authorities Required," "-- Regulation of Harbor Federal" and "-- Regulation of Bancorp."

Dividends                    No change in the current dividend policy is
                             anticipated or planned. Accordingly, it is expected that Bancorp will pay similar quarterly cash dividends to shareholders after completion of the middle tier holding company formation. Its principal source of income initially will consist of dividends from Harbor Federal.
                             Payment of such dividends by Harbor Federal to Bancorp will depend on a number of factors including Harbor Federal's results of operations, financial, regulatory and tax considerations as well as general economic conditions. The Mutual
                             Holding Company has waived receipt of all dividends declared by Harbor Federal since its inception.
                             Under OTS policy, if the Mutual Holding Company waives the right to receive cash dividends from Bancorp, the amount of the waived dividend is considered a restriction on retained earnings for financial statement purposes, and in the event the Mutual Holding Company converts to stock form, the conversion appraisal submitted in connection with the conversion application must take into account the aggregate amount of dividends waived by the Mutual Holding Company. Since the Mutual Holding
                             Company was formed prior to February 1, 1995, current OTS policy provides that no dilution of minority stockholders' ownership interests would occur as a result of dividends waived by the Mutual
                             Holding Company unless the dividends paid to minority stockholders are significantly in excess of the amount of dividends paid by comparable institutions. As a policy of OTS and not a regulation, the OTS' policy on dividend waivers is therefore subject to change without the opportunity for notice and comment which occurs in connection with regulations of the OTS. The Board of Directors of the Mutual Holding Company anticipates it will continue to waive receipt of all dividends paid by Bancorp. See "FORMATION OF MIDDLE TIER HOLDING
                             COMPANY -Dividend Policy," "--Income Tax
                             Consequences of the Reorganization," "-- Regulation of Harbor Federal," and "--Regulation of Bancorp."

No Dissenters' Rights        Shareholders of federal savings bank such as
                             Harbor Federal generally do not have dissenters rights. No dissenters rights will be available to shareholders in connection with the middle tier holding company formation. See "FORMATION OF
                             MIDDLE TIER HOLDING COMPANY -- No Dissenters'
                             Rights."

Changes in Shareholders'     Harbor Federal is subject to federal regulations
Rights                       applicable to federally chartered savings
                             associations.  Bancorp, as a

                             Delaware corporation, is governed by the corporate laws of Delaware. The governing instruments of Bancorp are similar in most material respects to those of Harbor Federal, except that the Directors of Bancorp have greater protection against liability for monetary damages to shareholders under Bancorp's Certificate of Incorporation than do the Directors of Harbor Federal under Harbor Federal's Federal Stock Charter and Bancorp's Certificate of Incorporation contains different takeover defense provisions. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Changes in Shareholders' Rights" and "-- Anti-Takeover Provisions."

Other Information Concerning Without regard to the proposed Plan of
Annual Meeting               Reorganization, shareholders are also being asked:
                             (i) to elect three (3) directors of Harbor Federal for three-year terms; and (ii) to ratify the appointment of Harbor Federal's independent public accountants. The Mutual Holding Company will vote its shares of Harbor Federal in favor of these proposals. See "FORMATION OF MIDDLE TIER HOLDING
                             COMPANY -- Management of Bancorp and Harbor
                             Federal after the Reorganization," "ELECTION OF
                             DIRECTORS," and "RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT PUBLIC ACCOUNTANTS."  If the Plan of
                             Reorganization is approved at the Annual Meeting, all stock benefit plans of Harbor Federal will remain the stock benefit plans of Harbor Federal, with appropriate amendments to reflect that Bancorp's common stock will be substituted for Harbor Federal common stock thereunder. See
                             "ELECTION OF DIRECTORS OF HARBOR FEDERAL" and
                             "FORMATION OF MIDDLE TIER HOLDING COMPANY --
                             Effect on Stock Benefit Programs."  The Annual
                             Meeting of Shareholders will be held at 10:00 a.m.
                             on Tuesday, January 28, 1997, at the Old City Hall
                             Annex, 315 Avenue A, Fort Pierce, Florida  34950.
                             Shareholders of record on December 13, 1996, will be entitled to vote at the Annual Meeting, in person or by proxy.

Market for Common Stock

          Since January 6, 1994, the date of the reorganization, the common stock of Harbor Federal has been quoted on the NASDAQ-NMS. The following table presents quarterly information on the range of high and low prices since that time.

   Quarter Ended      High    Low      Dividends Declared Per Share
   -------------      ----    ---      ----------------------------
March 31, 1994        $14.50  $12.125             $.1125
June 30, 1994          15.25   11.875              .1125
September 30, 1994     20.25   14.438              .1125
December 31, 1994      18.50    15.00              .2250
March 31, 1995         18.50    16.00              .2250
June 30, 1995          19.75    17.75              .2250
September 30, 1995     23.50    19.50              .2250
December 31, 1995      27.50    22.50              .30
March 31, 1996         28.00    24.75              .30
June 30, 1996          29.25    25.50              .30
September 30, 1996     30.00    23.75              .30

          On ___________, 1996, the closing price for Harbor Federal's common stock as reported in The Wall Street Journal was _____________. On that date,
                     -----------------------
there were approximately _______ holders of such common stock.

           INFORMATION CONCERNING THE ANNUAL MEETING OF SHAREHOLDERS

          On January 6, 1994, Harbor Federal completed its reorganization into its current structure, with the creation of the Mutual Holding Company as a mutual holding company for Harbor Federal. Simultaneously, Harbor Federal conducted a minority public stock issuance. As a result, as of September 30, 1996, the 46.21% of Harbor Federal's common stock is owned by the public and the remainder is held by the Mutual Holding Company.

Matters to be Considered at the Meeting

          The Annual Meeting has been called for the following purposes: (1) to elect three (3) directors of Harbor Federal for three-year terms; (2) to approve an Agreement and Plan of Reorganization ("Plan of Reorganization") pursuant to which a proposed new middle tier holding company, Harbor Florida Bancorp, a Delaware Corporation ("Bancorp") will be formed. Bancorp will in a one-for-one exchange with Harbor Federal's shareholders acquire all the issued and outstanding common stock of Harbor Federal; (3) to ratify the appointment by Harbor Federal's Board of Directors of the firm of KPMG Peat Marwick LLP as independent public accountants of Harbor Federal for the fiscal year ending September 30, 1997; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

          At the Annual Meeting, shareholders of Harbor Federal will be asked to approve the Plan of Reorganization. Under the Plan of Reorganization Bancorp will organize Interim Harbor Federal Savings Bank ("Interim"). Interim will be merged into Harbor Federal. Each share of Harbor Federal common stock will be converted and exchanged automatically into one share of Bancorp common stock, and Harbor Federal will become a wholly-owned subsidiary of Bancorp. Harbor Financial, M.H.C., Harbor Federal's mutual holding company, will own the majority of issued and outstanding shares of Bancorp and is statutorily required to do so as long as it remains in existence in mutual form. The Plan of Reorganization is subject to various regulatory approvals including those of the OTS. Applications for such approvals are pending with the OTS, but the required approvals have not yet been granted. Assuming approval by the OTS and the satisfaction of the other conditions set forth in the Plan of Reorganization, attached hereto as Exhibit A, the Plan of Reorganization will be implemented and Harbor Federal's shares will be exchanged for those of Bancorp.

                            SOLICITATION OF PROXIES


          This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Harbor Federal to be used at the Annual Meeting to be held on Tuesday, January 28, 1997, at 10:00 a.m., Eastern Standard Time, at the Old City Hall Annex, 315 Avenue A, Fort Pierce, Florida 34950 and at any adjournment thereof. This Proxy Statement/Prospectus is first being mailed to stockholders on or about January _____, 1997.

          All costs of the solicitation of proxies will be borne by Harbor Federal. In addition to solicitation by mail, directors, officers and other employees of Harbor Federal may solicit proxies personally or by telephone or other means without additional compensation. Harbor Federal will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Harbor Federal's common stock.

                             REVOCATION OF PROXIES

          Stockholders who execute proxies retain the right to revoke them. Any proxy solicited hereby may be revoked by the person giving it at any time before it is exercised by: (i) delivering written notice of revocation at any time before the Annual Meeting to Christine Fowler, Corporate Secretary of Harbor Federal at its headquarters, 100 S. Second Street, Fort Pierce, Florida 34950;
(ii) submitting a duly-executed proxy bearing a later date; or (iii) attending the Annual Meeting and voting in person. Unless so revoked, the shares represented by the proxies will be voted according to the stockholders' instructions on the proxies or, if no instructions are given, in favor of Proposals I, II, and III described in this Proxy Statement/Prospectus. In addition, shares represented by proxies will be voted in the discretion of the Board of Directors on any other matters that may properly come before the Annual Meeting. Proxies solicited by this Proxy Statement/Prospectus may be exercised only at the Annual Meeting and any adjournments thereof, and will not be used for any other meeting. A proxy card is enclosed with this Proxy Statement. Please sign, date and complete the enclosed proxy card and return it in the enclosed envelope.

                               VOTING SECURITIES

          Only stockholders of record of the outstanding common stock of Harbor Federal, par value $1.00 per share, on the record date of December 13, 1996, as set by the Board of Directors, are entitled to notice of, and to vote at the Annual Meeting, with each share entitling its owner to one vote on all matters properly presented at the Annual Meeting. Pursuant to Harbor Federal's Federal Stock Charter, stockholders are not entitled to cumulate their votes for the election of directors. Stockholders may vote at the Annual Meeting in person or by proxy. On September 30, 1996, there were 4,934,454 voting shares of Harbor Federal's common stock outstanding. HARBOR FINANCIAL, M.H.C. OWNS A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF HARBOR FEDERAL AND INTENDS TO VOTE ITS SHARES IN FAVOR OF PROPOSALS I, II AND III DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. THE MUTUAL HOLDING COMPANY'S INTENT TO VOTE ITS SHARES IN FAVOR OF THE REORGANIZATION ASSURES THE PASSAGE OF THIS PROPOSAL. See "FORMATION OF MIDDLE TIER HOLDING COMPANY." The presence, in person, or by proxy, of the holders of at least a majority of the total number of outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

          Harbor Federal's Stock Charter provides that until January 6, 1999, no person other than Harbor Financial M.H.C. may own more than 10% of any outstanding class of equity stock in Harbor Federal. Any shares owned in violation of this provision will not be entitled to vote and will not be counted as voting shares.

                               VOTING PROCEDURES

          The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required to approve the Proposals described in this Proxy Statement, except that directors can be elected by a plurality of stockholders. An abstention with respect to a Proposal by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against that Proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular Proposal, those shares will not be considered represented and entitled to vote with respect to that Proposal. Harbor Federal's attorney, the inspector of election for the Annual Meeting, will tabulate all proxies submitted to Harbor Federal and all votes cast in person by shareholders at the Annual Meeting.

          Executed but unmarked proxies will be voted: (1) FOR the election of the three nominees of the Board of Directors as directors of Harbor Federal; (2) FOR approval of the proposed Plan of Reorganization to form the middle tier holding company; and (3) FOR ratification of the appointment of the firm of KPMG Peat Marwick LLP as independent public accountants of Harbor Federal for the fiscal year ending September 30, 1997.

          Except for procedural matters incident to the conduct of the Annual Meeting, Harbor Federal does not know of any matters other than those described in the Notice of Annual

Meeting that are to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board of Directors.

          Enclosed with this Proxy Statement/Prospectus is Harbor Federal's Annual Report to Shareholders for its fiscal year ended September 30, 1996 (the "Annual Report"). The Bank has filed with the OTS an Annual Report on Form 10-K for the fiscal year ended September 30, 1996. Shareholders may obtain, free of charge, a copy of such Annual Report on Form 10-K by requesting it in writing from Anne W. Satterlee, Harbor Federal Savings Bank, 100 S. Second Street, Fort Pierce, FL 34950.

                       PRINCIPAL HOLDERS OF COMMON STOCK


          The following table sets forth information as of September 30, 1996, with respect to ownership of Harbor Federal's common stock by: (i) Harbor Financial, M.H.C.; (ii) Harbor Federal's Employee Stock Ownership Plan; (iii) the executive officers and directors of Harbor Federal; and (iv) all the directors and executive officers of Harbor Federal as a group. Except for those listed below, and based on the absence of any filings under Regulation 13D-G with the Office of Thrift Supervision, Harbor Federal has no knowledge of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who owns beneficially more than 5% of Harbor Federal's common stock.

                                                                      Common Stock
                                                                 Beneficially Owned/(1)/
                                                              ----------------------------

         Name                      Title                      Number/(2)/          Percent
         ----                      -----                      -----------          -------
Harbor Financial,                   N/A                         2,654,369           53.79%
M.H.C.

Harbor Federal's
Employee                            N/A                          151,705            3.07%
  Stock Ownership
Plan

Bruce R. Abernethy,      Vice Chairman of the Board         51,189/(3)(4)(14)/      1.04%
Sr.

Michael J. Brown, Sr.          Director, President
                                    and Chief           75,416/(5)(6)/   1.53%
                                Executive Officer

Richard K. Davis                    Director          44,956/(3)(4)(7)/    *

Edward G. Enns                Chairman of the Board     14,034/(4)(8)/     *

Frank H. Fee III                    Director          52,980/(3)(4)(15)/ 1.07%

Richard B. Hellstrom                Director            20,056/(4)(9)/     *

Maltby F. Watkins, M.D.             Director           25,356/(4)(10)/     *

Don W. Bebber                 Senior Vice President    12,867/(5)(11)/     *

Robert W. Bluestone           Senior Vice President      40,768/(5)/       *

Albert L. Fort                Senior Vice President    15,903/(5)(12)/     *

David C. Hankle               Senior Vice President    31,468/(5)(13)/     *

Directors and Executive
  Officers as a group (11              N/A                 384,993       7.80%
persons)

/(1)/ Except as otherwise noted, all beneficial ownership is direct and each beneficial owner exercises sole voting and investment power over the shares.

/(2)/ Reflects information provided by these persons, filings made by these persons with the Office of Thrift Supervision, and other information known to Harbor Federal.

/(3)/ Includes 20,207, 17,900 and 15,172 shares, respectively, held by the Directors' Deferred Compensation Plan for the benefit of Messrs. Abernethy, Davis and Fee.

/(4)/     Includes 4,910, 4,090, 5,715, 4,090, 4,090 and 4,090 shares awarded, respectively, to Messrs. Abernethy, Davis, Enns, Fee, Hellstrom and Watkins under the Harbor

          Federal Savings Bank Outside Directors' Recognition and Retention Plan. Two thirds of the shares granted under the Plan vested on January 6, 1995, and January 6, 1996. The other third will vest on January 6, 1997.

/(5)/     Includes 16,050, 5,291, 5,292, 5,290 and 5,292 shares awarded, respectively, to Messrs. Brown, Bebber, Bluestone, Fort and Hankle under the Harbor Federal Savings Bank Recognition and Retention Plan. Two thirds of the shares granted under the Plan vested on January 6, 1995, and January 6, 1996. The other third will vest on January 6, 1997.

/(6)/ Includes 590 shares held by spouse and currently exercisable options to purchase 16,000 shares.

/(7)/ Includes 17,500 shares held by Richard K. Davis Construction Corporation Profit Sharing Fund. Does not include 1,750 shares owned by Nancy D. Davis, spouse. Richard K. Davis disclaims beneficial ownership of the 1,750 shares held by Nancy D. Davis.

/(8)/ Includes 4,202 shares held by spouse and currently exercisable options to purchase 3,817 shares.

/(9)/     Includes 2,000 shares held by spouse.

/(10)/ Includes 1,000 shares held by spouse and currently exercisable options to purchase 5,466 shares.

/(11)/ Includes 300 shares held by spouse and currently exercisable options to purchase 788 shares.

/(12)/    Includes 373 shares held by spouse and 50 shares held by son.

/(13)/ Includes 1,400 shares held by spouse, and 3,800 shares held as custodian for minor children and currently exercisable options to purchase 3,276 shares.

/(14)/ Includes 506 shares held by spouse and currently exercisable options to purchase 6,566 shares.

/(15)/    Includes 500 shares held by spouse.

*         Represents less than 1% of outstanding shares.

                       PROPOSAL I - ELECTION OF DIRECTORS

     Harbor Federal's Federal Stock Charter and Bylaws provide that the Board of Directors be composed of seven members and be divided into three approximately equal classes. The members of each class are elected for a term of three years. One class is elected annually.

     Three directors will be elected at the Annual Meeting. The Board of Directors has nominated current directors Richard K. Davis and Frank H. Fee, III for re-election. Dr. Maltby Watkins, a current director of Harbor Federal, is retiring upon the expiration of his term, i.e. January 28, 1997. Therefore, the Board has nominated Richard N. Bird to serve on the Board of Directors to succeed Dr. Watkins. If elected, Messrs. Bird, Davis and Fee will serve as directors for three year terms expiring at the Annual Meeting to be held in 2000. If the Plan of Reorganization is approved at the Annual Meeting and completed thereafter, the Board of Directors of Bancorp will be as set forth herein at "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Management of Bancorp and Harbor Federal after the Reorganization."

     The Nominating Committee of the Board of Directors determines management nominees for election as directors. The Bylaws also allow stockholders to submit nominations in writing directly to the Corporate Secretary of Harbor Federal not fewer than five (5) days prior to the date of the Annual Meeting. There are no arrangements known to management between the persons named and any other person pursuant to which such nominees were selected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE
                                              ---
NOMINEES FOR DIRECTOR UNDER THIS PROPOSAL I.

     The persons named in the enclosed proxy intend to vote for the election of the named nominees, unless the proxy is marked by the stockholder to the contrary. If any nominee is unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. The Board of Directors knows of no reason why any nominee might be unable to serve.

     The following table sets forth certain information, as of November 30, 1996, with respect to each, and each director continuing in office.

      Name                 Age  Director of Harbor Federal Since  New or Current Term to Expire/(*)/
      ----                 ---  --------------------------------  ----------------------------------
BOARD NOMINEES

Richard N. Bird             56           Not Applicable                        2000

Richard K. Davis            66              1978                               2000

Frank H. Fee, III           53              1987                               2000


DIRECTORS CONTINUING IN OFFICE

Bruce R. Abernethy, Sr.     61              1983                               1999

Michael J. Brown, Sr.       55              1977                               1998

Edward G. Enns              63              1977                               1999

Richard B. Hellstrom        60              1988                               1998

____________________

/(*)/  All terms expire on the date of the Annual Meeting.


          The principal occupation for the last five years for each nominee and director of Harbor Federal is set forth below.

          Bruce R. Abernethy, Sr.    Mr. Abernethy was elected to the Board in
                                     1983. He served as Executive Vice President of the Fort Pierce/St. Lucie County Chamber of Commerce from May 1991 to May 1993.
                                     Prior to that Mr. Abernethy was operations manager for the Southern Bell Telephone
                                     Company.

          Richard N. Bird            Mr. Bird is President and principal broker
                                     of Bird Realty Group, Inc., a real estate brokerage firm specializing in commercial real estate in Indian River County. He is recently retired from elected office after serving sixteen years on the Indian River County Commission. Mr. Bird assisted Harbor Federal in forming the Indian River County Advisory Board and has served as a member of that Board for the past year.

          Michael J. Brown, Sr.      Mr. Brown has served as President and Chief
                                     Executive Officer of Harbor Federal since
                                     1976. He was elected to the Board in 1977.
                                     Prior to joining Harbor Federal, Mr. Brown was the Chief Financial Officer at University Federal Savings in Coral Gables,
                                     Florida and Prudential Savings in Clayton,
                                     Missouri. Mr. Brown has served as president of the Chamber of Commerce and the Rotary
                                     Club. He has also been a member of the
                                     Federal Home Loan Mortgage Corporation
                                     Advisory Board.

          Richard K. Davis           Mr. Davis has served on the Board of
                                     Directors since 1978. He is Chairman of
                                     Richard K. Davis Construction Corp.

          Edward G. Enns             Mr. Enns has served as a Director since
                                     1977. He is the owner of the Enns Agency, a property and casualty insurance agency. Mr.
                                     Enns is a licensed real estate sales agent.
                                     He is a former County Commission Chairman of St. Lucie County, Florida, and presently serves as mayor of the city of Fort Pierce.

          Frank H. Fee, III          Mr. Fee has served as a Director since
                                     1987. He is an attorney and President of Fee Koblegard & DeRoss, P.A., a general practice law firm. Mr. Fee is also
                                     President of Treasure Coast Abstract &
                                     Title Insurance Company, an abstracting and title insuring agent firm, and in the business of citrus and cattle production.

          Richard B. Hellstrom       Mr. Hellstrom has been a Director since
                                     1988. He is shareholder and President of Lindahl, Browning, Ferrari & Hellstrom,
                                     Inc., a firm specializing in civil,
                                     environmental and agricultural engineering.

Board Meetings and Committees

     The Board of Directors meets twice a month and may have additional special meetings. During the year ended September 30, 1996, the Board met 26 times. All Directors attended at least 75% of Board meetings in that fiscal year. The standing committees include the following:

     Audit Committee.  The Audit Committee met three times during the fiscal
     ---------------
year ended September 30, 1996. The Audit Committee reviews the internal audit department of Harbor Federal as well as selecting the independent auditors for Harbor Federal. It also has oversight of Harbor Federal's internal control structure and financial reporting as well as review of Harbor Federal's annual audit plan. This committee currently consists of Messrs. Davis, Fee and Watkins.

     Nominating Committee.  The Nominating Committee nominates management
     --------------------
candidates for vacancies in the office of director. The Committee met once in fiscal 1996 and consists of Messrs. Brown, Davis, Fee, Hellstrom and Watkins.

     Compensation Committee.  The Compensation Committee met four (4) times in
     ----------------------
fiscal 1996. It reviews and discusses employee performance and prepares recommendations for annual salary adjustments and bonuses. The Committee also administers Harbor Federal's stock benefit plans. This committee consists of Messrs. Abernethy, Enns, and Hellstrom.

Directors' Fees

     Directors of Harbor Federal receive a monthly fee of $1,750 for serving on the Board. Directors Abernethy, Davis and Fee defer their compensation through Harbor Federal's Directors' Deferred Compensation Plan. In addition, each Director is covered by a Group Accident and Travel Plan at a cost of $290 per year per Director. The Chairman of the Board receives an additional $435 per month and the Vice-Chairman receives an additional $200 per month. President Brown receives no fees for serving on the Board of Directors.

Director Retirement Plan

     Harbor Federal has established a Director Retirement Plan. Under this plan, non-employee directors who served on the Board of Directors for ten (10) years and have attained the age of 65 are entitled to receive annually until death a payment upon retirement equal to 2 1/2% of the average of the annual Board fee paid such directors for the last three years of service multiplied by his years of Board services (not to exceed 50% of the three year average fee). This plan is available only to current directors. It has been discontinued on a prospective basis. Richard N. Bird, if elected, will not participate in this plan.

Directors' Unfunded Deferred Compensation Plan

     The Unfunded Deferred Compensation Plan for the Directors of Harbor Federal (the "Directors' Deferred Compensation Plan") provides that a director of Harbor Federal may elect to defer all or part of his annual director fees to fund the Directors' Deferred Compensation Plan. The plan also provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate adjusted and compounded quarterly. Amounts deferred under the Directors' Deferred Compensation Plan are distributed in annual installments over a ten year period beginning with the first day of the calendar year immediately following the year in which the director: (i) ceases to be a director; or (ii) attains the age of 65, and having been a participant in the Directors' Deferred Compensation Plan for a minimum of five years or terminates his participation in the plan. The Directors' Deferred Compensation Plan also provides methods of distribution in the event of the death of the participant as well as retirement or removal from the Board of Harbor Federal. The Directors' Deferred Compensation Plan also holds 20,207, 17,900 and 15,172 shares of Harbor Federal common stock for Messrs. Abernethy, Davis and Fee, respectively. These shares were acquired by the Plan utilizing deferred annual director fees of Messrs. Abernethy, Davis and Fee.

Executive Compensation

     The following table sets forth the compensation paid to Mr. Michael J. Brown, Sr., President and Chief Executive Officer, Robert W. Bluestone, Senior Vice President - Retail Banking, David C. Hankle, Senior Vice President - Credit Administration/Commercial Lending, Don W. Bebber, Senior Vice President and Chief Financial Officer, and Albert L. Fort, Senior Vice President - Marketing/Operations. No other executive officer of Harbor Federal served as President or earned a total salary and bonus in excess of $100,000 during these three fiscal years.

                                                    SUMMARY COMPENSATION TABLE
                                                    --------------------------

                                                                                                    All Other
                                        Annual Compensation       Long Term Compensation          Compensation($)/(3)/
                                        -------------------       ----------------------          --------------------

                                                                Restricted
         Name and                                                 Stock
    Principal Position      Year/(1)/  Salary($)   Bonus($)   Awards($)/(2)/    Options(#)
    ------------------      ---------  ---------   --------   --------------    ----------
Michael J. Brown,                1996   $235,550    $22,260         $      0            2,000            $98,996
  Jr.                            1995    220,833     25,440                0                0             55,435
President                        1994    212,000          0          160,500           45,800              8,060

Robert W. Bluestone              1996   $121,717    $11,780         $      0              500            $10,510
Senior Vice President -          1995    116,950     11,270                0                0             10,437
  Retail Banking                 1994    112,700          0           52,920           11,940              3,089

David C. Hankle                  1996   $120,717    $11,680         $      0              500            $14,194
Senior Vice President -          1995    115,967     11,180                0                0             14,387
  Credit Administration/         1994    111,800          0           52,920           11,940              6,108
    Commercial Lending

Don W. Bebber                    1996   $102,917    $ 9,500         $      0              500            $11,033
Senior Vice President-           1995     92,500     16,000                0                0             11,047
Chief Financial Officer          1994     80,000          0           52,910           11,940              4,622

Albert L. Fort                   1996   $ 96,392    $ 9,485         $      0              500            $12,286
Senior Vice President-           1995     94,242      9,120                0                0             13,514
Marketing/Operations             1994     90,150          0           52,900           11,940              5,995

__________________________

/(1)/  Harbor Federal's fiscal year ends September 30.

/(2)/ Represents stock awards granted by the Compensation Committee pursuant to the Harbor Federal Savings Bank Recognition and Retention Plan. The awards were granted on January 6, 1994, the date of the formation of the Mutual Holding Company and minority stock issuance. Two thirds of the shares granted under the Plan vested on January 6, 1995, and January 6, 1996. The other third will vest on January 6, 1997. The value of such shares, when awarded, was determined by multiplying the number of shares awarded by the price at which the shares were sold in the Bank's public stock issuance. At September 30, 1996, Messrs. Brown, Bluestone, Hankle, Bebber and Fort held 5,350, 1,764, 1,764, 1,764 and 1,764 shares of common stock, respectively, that remain subject to the Harbor Federal Savings Bank Recognition and Retention Plan. The fair market value of such restricted stock on September 30, 1996, based on the last sale reported on the NASDAQ National Market on

Monday, September 30, 1996, or $29.625 per share, was approximately $158,494, $52,259, $52,259, $52,259 and $52,289, respectively.

/(3)/ For fiscal 1996 consists of insurance payments of $6,341, $2,499, $4,592, $4,543 and $4,520 and contributions to Harbor Federal's Employee Stock Ownership Plan in the equivalent amount of $9,245, $8,011, $7,943, $6,490 and $6,440 for Messrs. Brown, Bluestone, Hankle, Bebber and Fort, respectively. Additionally, Harbor Federal contributed $1,860, $1,659 and $1,326 to Messrs. Brown, Hankle and Fort, respectively, pursuant to Harbor Federal's 401(k) Profit Sharing Plan and Trust. Harbor Federal also contributed $81,550 to fund Mr. Brown's Supplemental Executive Retirement Plan. Other personal benefits provided by Harbor Federal have not been listed. The aggregate amount of such benefits does not exceed the lesser of $50,000, or 10% of each named executive officers' cash compensation.

                              ______________________


Option Grants in Last Fiscal Year

  The following table provides information on option grants in fiscal 1996 to Messrs. Brown, Bluestone, Hankle, Bebber and Fort:


                                                                                                             Potential Realizable
                                                                                                               Value at Assumed
                                                                                                              Annualized Rates of
                                                                                                           Stock Price Appreciation
                                                                   Individual Grants                         for Option Term/(1)/
                                               ----------------------------------------------------------  ------------------------
                                                                % of Total
                                                                  Options
                                                  Number of     Granted to       Exercisable
                                    Date of        Options     Employees in       Price Per      Expiration
       Name                         Grant/(2)/     Granted      Fiscal Year       Share/(3)/        Date           5%          10%
       ----                         -----          -------      ----------        -----             ----           --          ---
Michael J. Brown, Sr.                  1/6/96        2,000          44.44%          $27.00         1/7/06        $33,960     $86,060


Don W. Bebber                          1/6/96          500          11.11            27.00         1/7/06          8,490      21,515


Robert W. Bluestone                    1/6/96          500          11.11            27.00         1/7/06          8,490      21,515


David C. Hankle                        1/6/96          500          11.11            27.00         1/7/06          8,490      21,515


Albert L. Fort                         1/6/96          500          11.11            27.00         1/7/06          8,490      21,515


/(1)/ "Potential Realized Value" is disclosed in response to the Securities and Exchange commission rules which require such disclosure for illustration purposes and is based on the difference between the potential market value of shares issuable upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted by stockholders as, representations or projections of future value of Harbor Federal's common stock or of the stock price. To lend perspective to the illustrative potential realized value, if Harbor Federal's stock price increased 5% per year for ten years from its closing price on Friday, January 5, 1996, $27.00 per share, (disregarding dividends and assuming for purposes of the calculation a constant number of shares outstanding) the stock price at the end of ten years would be $43.98 per share for an increase of $16.98 per share; and if the stock increased 10% per year over such period, the ending stock price would be $70.03 per share for an increase of $43.03 per share.

/(2)/ All options granted on January 6, 1996, first become exercisable on January 6, 2001.

/(3)/ The exercise price is equal to the closing price on Friday, January 5, 1996, or $27.00 per share.


Aggregate Option Exercises and Year-End Option Values

        The following table sets forth the number of shares acquired on the exercise of stock options and the aggregate gains realized on the exercise during fiscal 1996 by Messrs. Brown, Bebber, Bluestone, Fort and Hankle. The table also sets forth the number of shares covered by exercisable and unexercisable options held by the named individuals on September 30, 1996, and the aggregate gains that would have been realized had these options been exercised on September 30, 1996, even though these options were not exercised, and the unexercised options could not have been exercised, on September 30, 1996.

                          Shares Acquired On
                               Exercise                                  Number of Shares               Value of Unexercised
                           During Fiscal           Value              Covered by Unexercised                In-The-Money
      Name                      1996              Realized/(1)/         Options on 9/30/96           Options As Of 9/30/96/(2)/
      ----                      ----              --------              ------------------           ---------------------

                                                                     Exercisable   Unexercisable      Exercisable   Unexercisable
                                                                     -----------   -------------      -----------   -------------
Michael J. Brown, Sr.        4,000                     $66,063            18,900          22,900         $370,913        $449,413

Don W. Bebber                3,988                      60,811               791           7,164           15,523         140,594

Robert W. Bluestone          2,388                      39,999                 0           7,164                0         140,594

Albert L. Fort               2,388                      42,984                 0           7,164                0         140,594

David C. Hankle              1,500                      24,750             3,276           7,164           64,292         140,594


     __________________________

/(1)/ Equals the difference between the aggregate exercise price of the options exercised and the aggregate fair market value of the common stock received upon exercise computed using the price of the last sale of the common stock on the exercise date, as quoted on the NASDAQ National Market. All options exercised had an exercise price of $10.00 per share. Mr. Brown exercised 2,500 options on January 25, 1996, when the market price of the common stock was $25.625 per share and 1,500 options on April 25, 1996, when the market price of the common stock was $28.00 per share. Mr. Bebber exercised 2,388 options on January 19, 1996, when the market price of the common stock was $25.75 per share and 1,600 options on July 24, 1996, when the market price of the common stock was $24.50 per share. Mr. Bluestone exercised 2,388 options on January 9, 1996, when the market price of the common stock was $26.75 per share. Mr. Fort exercised 2,388 options on April 22, 1996, when the market price of the common stock was $28.00 per share. Mr. Hankle exercised 1,500 options on January 17, 1996, when the market price of the common stock was $26.50 per share.

/(2)/ Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the common stock that will be received upon exercise, assuming such exercise occurred on Monday, September 30, 1996, at which date the last sale of the common stock as quoted on the NASDAQ National Market was at $29.625 per share.

                             ____________________


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Directors Abernethy, Enns, and Hellstrom, none of whom have ever been an officer or employee of Harbor Federal. None of the above are members of a compensation committee of the Board of Directors of any company other than Harbor Federal.

401(k) Profit Sharing Plan

     In January 1994, Harbor Federal established the Harbor Federal 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") through the Financial Institution Thrift Plan of White Plains, NY. Under the 401(k) Plan, eligible employees 21 or more years old may make pre-tax contributions through salary deductions of up to 15% of their annual compensation. Harbor Federal currently matches these contributions up to 25% of the first 6% of each participant's contributions. Participants are always 100% vested in their compensation reduction contributions. Participants become vested in Harbor Federal's contributions after five years of service. Service date is the equivalent of hire date. In fiscal 1996, Harbor Federal contributed $1,860, $1,326 and $1,659 to Messrs. Brown, Fort and Hankle, respectively.

     Participants may direct the investment of their accounts among five investment options. The common stock of Harbor Federal is not currently an investment option.

Pension Plan

     Harbor Federal provides a noncontributory, defined benefit pension plan through the Financial Institutions Retirement Fund of White Plains, New York (the "Pension Plan") which covers all salaried employees who have one year of service with Harbor Federal and have attained twenty-one years of age. An employee is 100% vested in the Pension Plan when he/she completes five years of employment at Harbor Federal. Employees who reach the age of sixty-five (65) are also 100% vested in the Pension Plan, regardless of completed years of employment.

     The following table illustrates the annual pension benefits at age 65 under the most advantageous plan provisions available at various levels of average annual salary and years of service.

 Average
  Salary      5        10       15       20        25        30        35
  ------      -        --       --       --        --        --        --
$  20,000   $ 2,000  $ 4,000  $ 6,000  $ 8,000   $10,000   $12,000  $ 14,000

$  40,000   $ 4,000  $ 8,000  $12,000  $16,000   $20,000   $24,000  $ 28,000

$  60,000   $ 6,000  $12,000  $18,000  $24,000   $30,000   $36,000  $ 42,000

$  80,000   $ 8,000  $16,000  $24,000  $32,000   $40,000   $48,000  $ 56,000

$ 100,000   $10,000  $20,000  $30,000  $40,000   $50,000   $60,000  $ 70,000

$ 125,000   $12,500  $25,000  $37,500  $50,000   $62,500   $75,000  $ 87,500

$ 150,000   $15,000  $30,000  $45,000  $60,000   $75,000   $90,000  $105,000

  Normal retirement benefits under the Pension Plan are based on retirement at or after age sixty-five (65), with the amount of the benefit dependent on years of service as well as average annual salary for the five (5) consecutive years of highest salary during service. However, the maximum annual compensation which may be taken into account under the Internal Revenue Code of 1986, as amended, for calculating contributions under qualified defined benefit plans is currently $150,000.

  Messrs. Brown, Bebber, Bluestone, Fort and Hankle have 20, 20, 18, 12 and 10 credited years of service, respectively, under the Pension Plan. All benefits are computed as a straight-life annuity and are not subject to deduction for Social Security.

Supplemental Executive Retirement Program

  On September 13, 1995, the Board of Directors approved a Supplemental Executive Retirement Plan ("SERP") for President Brown. The SERP became effective on that date. The SERP will pay Mr. Brown an annual retirement benefit at age 65 of 75% of his final five year average earnings, less the amount payable from the Pension Plan and less the amount expected to be paid as a Social Security benefit. The SERP benefit will accrue evenly over Mr. Brown's career so that if Mr. Brown retires or otherwise terminates his employment before attaining age 65, his benefit will be reduced on a pro rata basis. In addition, if Mr. Brown receives his benefit before age 65, such benefit will be subject to a reduction of 3% multiplied by the number of years prior to age 65 that his benefit commences. The SERP is administered by the Compensation Committee. Payments by Harbor Federal to fund the SERP were $81,550 in fiscal 1996.

Employment Agreement

  The Board of Directors entered into a three-year employment agreement with President Brown effective January 6, 1994. On November 2, 1995, the Board voted to approve an extension of this agreement effective January 6, 1996, with a new initial term to continue through January 6, 1999. During the term of the agreement, Mr. Brown's salary is equal to the initial salary plus any increases which the Board of Directors may authorize from time to time. The agreement also provides for reimbursement of reasonable business expenses, participation in the employee benefit programs of Harbor Federal and in certain other perquisites.

  In the event Harbor Federal terminates President Brown's employment without cause, he will receive a severance payment equal to his salary, and will continue to participate in the employee benefit programs of Harbor Federal, for the balance of the term of the agreement. Mr. Brown's agreement with Harbor Federal also provides for certain payments in the event of a change of control under the Bank Change in Control Act of 1978, a merger or consolidation, voluntary dissolution, or transfer of all of Harbor Federal's assets and liabilities. Should one of these events occur, Harbor Federal's agreement with Mr. Brown would be assumed by any acquiring or merging entity. Further, in the one-year period following one of these events, the agreement provides Mr. Brown with certain protection against termination other than for cause and against a material diminution in his duties or reporting responsibilities under the presumption that such a change would amount to an involuntary termination of President Brown's employment with Harbor Federal. Should one of the enumerated events occur, Mr. Brown would be entitled to a severance benefit of three times his base salary plus the amount of bonuses received during the twelve month period preceding the involuntary termination plus the cost of all benefits which Mr. Brown was entitled to in the twelve-month period preceding the involuntary termination, plus, at his election, the excess of the fair value of shares subject to options held by him over their exercise price, which would then be cancelled. Total amounts paid to Mr. Brown under this provision of the agreement with Harbor Federal will not exceed an amount which is $100 less than three times the base amount paid to Mr. Brown as the term "base amount" is defined in Section 280G(b)(3) of the Internal Revenue Code of 1986. Any payments under the agreement are also conditioned upon their conformity with the "golden parachute" provisions of Section 18(k) of the FDI Act.

  Harbor Federal had previously entered into change-in-control agreements with each of Messrs. Bluestone, Hankle, Bebber and Fort. These agreements expired January 6, 1996.

Certain Transactions

  The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or an executive officer that exceeded in the aggregate an amount equal to the greater of $25,000 or 5% of Harbor Federal's capital and surplus, or in any event $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors.

  Before FIRREA, Harbor Federal made owner-occupied home mortgage loans from time to time to directors, officers and other employees on terms substantially the same as those made in the ordinary course of business on comparable transactions at the time and which did not involve more than the normal risk of collectibility. However, before FIRREA it was Harbor Federal's policy to charge such persons interest tied to an index at a rate adjusted by Harbor Federal's cost of funds, adjusted annually. The following table presents the loan outstanding during the fiscal year ended September 30, 1996, to the director which was made under this loan program. This loan is a fixed rate home mortgage. Should any of these persons cease his affiliation with Harbor Federal the rate will revert to the note rate that would have applied at the time of the loan's origination.

                               Highest               Amount
                             Outstanding         Outstanding at             Actual           Stated
Name             Year      Since September       September 30,             Interest         Interest
----             ----      ---------------       --------------            --------         --------
                 Made         30, 1995              1996                     Rate            Rate
                 ----         --------              ----                     ----            ----
Edward G. Enns    1982        $135,723           $66,079                   7.5%             16.5%

  In addition, Frank H. Fee, III, a director of Harbor Federal, is also a director, stockholder and the President of the law firm of Fee & Koblegard, P.A. which does business under the registered firm name of Fee, Koblegard & DeRoss. In the year ended September 30, 1996, Harbor Federal paid this firm $191,482 in monthly retainers and extraordinary fees for general legal services, document preparation and review and litigation services.

  Richard K. Davis, a director of Harbor Federal, is also chairman of Richard K. Davis Construction Corp. In the year ended September 30, 1996, Harbor Federal paid this firm a total of $76,887 for a roof on a new branch facility and re-roofing of an existing branch facility.

  Richard N. Bird, a nominee to the Board of Directors of Harbor Federal, is also President and Principal Broker of Bird Realty Group, Inc. Bird Realty Group, Inc. has a listing agreement with Harbor Federal on property known as St. Lucie Crossroads. The listing agreement, executed on June 15, 1996, has a one year term and provides for a 3% commission. The total listing price is $3,895,000. The commission could be up to 6% of the selling price if Bird Realty also becomes the selling broker.

Report of the Compensation Committee

  The Compensation Committee (the "Committee") reviews and recommends to the Board of Directors compensation levels for executive officers and evaluates executive officer performance. During fiscal 1996 the Committee consisted of Messrs. Abernethy, Enns and Hellstrom. All are outside directors of Harbor Federal.

  Harbor Federal's compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key officers. To achieve this goal, Harbor Federal's compensation policy integrates base salary with annual bonuses, as well as awards of stock options and restricted stock. The Committee considers each potential element when determining compensation goals.

  President Brown's compensation and related benefits are based principally on his rights under his employment agreement with Harbor Federal, which is described elsewhere in this Proxy Statement. However, the Committee also considers the performance of Harbor Federal as well as the performance of Harbor Federal's common stock. Pursuant to the employment contract, Mr. Brown's salary was $235,550 for fiscal 1996. For fiscal 1997, Mr. Brown's salary is $252,440. Mr. Brown's salary reflects the increase in shareholder value, as reflected in the increase in the price of the common stock of Harbor Federal since the reorganization, as well as Harbor Federal's record of profitability. In this connection, the Committee took note of Harbor Federal's return on stockholder's equity for fiscal 1996 of 10.51%, excluding extraordinary items, return on average assets for fiscal 1996, excluding the one time SAIF special assessment, of 1.20% and return on average equity for fiscal 1996, excluding the one-time SAIF assessment, was 13.9%.


                                 Bruce R. Abernethy, Sr., Chairman
                                 Edward G. Enns
                                 Richard B. Hellstrom


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Harbor Federal pursuant to Rule 16a-3(e) during the fiscal year ended September 30, 1996, no person who is a director, officer or beneficial owner of 10% of Harbor Federal common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act.

Performance Graph

  The following graph shows a 33 month comparison of cumulative total return on Harbor Federal's Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with the cumulative total return of companies in the NASDAQ National Market and NASDAQ Bank Stocks for the period beginning January 6, 1994, the day Harbor Federal's Common Stock began trading, through September 30, 1996. The graph was derived from a very limited period of time, in part, and reflects the market's reaction to the initial public offering of the Common Stock, and, as a result, is not necessarily indicative of possible future performance of Harbor Federal's Common Stock.

            PROPOSAL II - FORMATION OF MIDDLE TIER HOLDING COMPANY

  The following descriptions are qualified in their entirety by reference to the
  ------------------------------------------------------------------------------
Plan of Reorganization, the Certificate of Incorporation of Bancorp, and the
----------------------------------------------------------------------------
Bylaws of Bancorp which are attached hereto as Exhibits A, B, and C,
--------------------------------------------------------------------
respectively.
------------

  The Board of Directors of Harbor Federal has unanimously approved the formation, subject to necessary shareholder and regulatory approvals, of a middle tier stock holding company to be known as Harbor Florida Bancorp, Inc. (the "Reorganization"), pursuant to the Plan of Reorganization by and among Harbor Federal, Bancorp and Interim Harbor Federal Savings Bank ("Interim"). A copy of the Plan of Reorganization is attached as Exhibit A hereto and is incorporated herein by reference. The following discussion is qualified in its entirety by reference to the Plan of Reorganization.

  Upon completion of the Reorganization, the shareholders of Harbor Federal will become the shareholders of Bancorp by conversion of their shares of Harbor Federal common stock into Bancorp common stock on a one-for-one basis. The diagram below demonstrates the current structure of Harbor Federal and the proposed structure with the creation of Bancorp. Harbor Federal will continue its existing business and operations after the Reorganization under its present name as a wholly-owned subsidiary of Bancorp. Harbor Financial, M.H.C. will continue to hold a majority of the issued and outstanding common stock of Bancorp. The consolidated capitalization, assets, liabilities and financial statements of Bancorp immediately following the Reorganization will be the same as those of Harbor Federal immediately prior to the Reorganization. After the Reorganization, the deposits of Harbor Federal will continue to be insured by the FDIC through the Savings Association Insurance Fund ("SAIF") to the maximum amount provided by law.

  THE MUTUAL HOLDING COMPANY INTENDS TO VOTE FOR THIS PROPOSAL. THE MUTUAL HOLDING COMPANY CONTROLS 53.79% OF THE ISSUED AND OUTSTANDING SHARES OF HARBOR FEDERAL'S COMMON STOCK. THEREFORE THE APPROVAL OF THE PLAN OF REORGANIZATION IS ASSURED.

                               CURRENT STRUCTURE
                               -----------------

---------------------------                         ----------------------------

     Harbor Financial                                          Minority
          M.H.C.                                             Stockholders

---------------------------                         ----------------------------

  53.79% of                                                 46.21% of
 Harbor Federal's                                      Harbor Federal's
 Common Stock                                          Common Stock

                           -------------------------

                                 Harbor Federal
                                  Savings Bank

                           -------------------------


                             RESULTANT  STRUCTURE
                             --------------------

---------------------------                         ----------------------------

     Harbor Financial                                           Minority
          M.H.C.                                               Shareholders

---------------------------                         ----------------------------

  53.79% of                                                 46.21% of
 Harbor Florida                                        Harbor Florida
 Bancorp common                                        Bancorp common
 stock                                                 stock

                           -------------------------

                                    Harbor
                                    Florida
                                 Bancorp, Inc.

                           -------------------------

                                      --------------100% Owned

                           -------------------------

                                    Harbor
                                    Federal
                                Savings Bank
                           -------------------------

  THE BOARD OF DIRECTORS OF HARBOR FEDERAL UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF HARBOR FEDERAL VOTE FOR APPROVAL OF THE REORGANIZATION. THE
                                    ---
AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE REORGANIZATION.

Reasons for and Risks of the Reorganization

  At present the majority of the shares of Harbor Federal are owned by the Mutual Holding Company. As such the Mutual Holding Company, under the HOLA, is required to continually own at least 50.1% of the voting shares of Harbor Federal. The activities of the Mutual Holding Company are governed by the provisions of Section 10(o) of the HOLA and regulations thereunder. The authorized activities of a mutual holding company are essentially similar to those of a multiple savings and loan holding company. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Regulation of Bancorp."

  A holding company is created for a wide variety of purposes. However, in connection with savings associations such as Harbor Federal, such holding companies have been used for acquisitions or activities not available for federal savings associations such as Harbor Federal to facilitate the repurchase of stock. The Mutual Holding Company, although a holding company, has not repurchased Harbor Federal common stock. The reason this has not occurred is the risk that a repurchase by the Mutual Holding Company would have adverse tax consequences. Similarly, Harbor Federal may also not repurchase its common stock because such a repurchase would trigger unfavorable tax treatment pursuant to (S) 593(e) of the Internal Revenue Code. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Income Tax Consequences of the Reorganization." Harbor Federal has used the percentage of taxable income method for establishing its bad debt reserves and if Harbor Federal were to repurchase its outstanding common stock, it would cause recapture of all or part of its bad debt reserves. The reason for this is that under the tax laws, and in particular (S) 593(e), the repurchase would be treated as a redemption of stock instead of a repurchase. The creation of Bancorp would permit different tax treatment and the repurchase of Bancorp's shares would not be treated as a redemption pursuant to (S) 593(e), allowing a repurchase to occur without triggering bad debt recapture.

  With the creation of Bancorp, Harbor Federal will be able to overcome the prohibition in its current structure prohibiting the Mutual Holding Company or Harbor Federal from repurchasing Harbor Federal's common stock. Management also recognizes that stock repurchase programs, as a general matter, have enabled companies, including bank holding companies, with excess capital to reduce such capital and return the excess to the corporation's shareholders while at the same time creating a mechanism by which future returns might be improved through capital reduction. The Board of Directors of Harbor Federal, therefore, has determined to proceed with the Reorganization with the primary goal of facilitating the future repurchase of common stock of Bancorp, subject to favorable market conditions. This flexibility, which will be provided by the Reorganization, will allow Bancorp to reduce excess capital in a manner which is common among bank and thrift institutions owned by holding companies and which Harbor Federal's board believes may enhance shareholder value.

  Any stock repurchase program by Bancorp will be subject to the regulations and policies of the OTS. Under the policies of the OTS, a financial institution which is converting from the mutual to the stock form may not repurchase its stock for a period of six months following conversion. Thereafter, the policies of the OTS permit stock repurchases of up to 5% for each six month period to a maximum of 20%. OTS policies also permit stock repurchases in greater amounts upon the approval of the OTS. While it is uncertain how much stock may be repurchased, the policies of the OTS permit purchases in excess of 20% for valid and compelling business reasons. The OTS requires the directors of the company making the repurchase, such as Bancorp, to consider market and economic factors, the effect on stockholder dilution, adequacy of capital to undertake the repurchase and any other circumstances that determine whether a purchase would be in the best interests of the institution and its shareholders. The OTS also requires a board of directors considering repurchase to conclude that the repurchase provides an acceptable return that may generally be deemed to be equal if not better than an alternative similarly safe and sound investment. Upon completion of the Reorganization, Bancorp will consider all of these factors and the relevant market conditions to determine if the stock repurchase is in the best interest of shareholders.

  The ability of Bancorp to effect a stock repurchase program without adverse tax consequences is the primary benefit of the Reorganization.

  Another reason, although less significant, for formation of Bancorp is the ability to use a middle tier stock corporation to facilitate acquisitions. In June 1996, Harbor Federal effected an acquisition of a federal savings association in a cash acquisition. Because of the requirements of federal law -
- in particular the requirement that the Mutual Holding Company own a majority of Harbor Federal at all times -- Harbor Federal as a practical matter could not make acquisitions through issuance of additional stock at the subsidiary level nor can it make numerous, large acquisitions under its current structure without the risk that it might fail to meet capital requirements. Further, the Mutual Holding Company cannot acquire additional institutions and hold such institutions as a separate subsidiary because it would be difficult to structure and accomplish such an acquisition in a way that benefits minority stockholders and the Mutual Holding Company in proportion to their respective ownership interest in Harbor Federal since minority stockholders would have no direct interest in such other financial institution if it is held as a separate subsidiary of the Mutual Holding Company. In contrast, Bancorp, as a stock holding company will, following consummation of the Reorganization, be in a better, and more flexible, position to take advantage of any acquisition opportunities which may arise, for the benefit of all of its stockholders. Neither Harbor Federal nor Bancorp has present plans, upon consummation of the transaction, to effect any acquisition.

  The middle tier stock holding company is not specifically discussed or specifically authorized in regulations of the OTS. The OTS had, until recently, taken the position that

(S) 10(o) of the Home Owners Loan Act ("HOLA") did not permit formation of a middle tier holding company in a mutual holding company structure. On November 1, 1996, the OTS issued an advanced notice of proposed rulemaking (the "advanced rulemaking") addressing the issued raised by creation of an intermediate or middle tier holding company. The OTS advised in the advanced rulemaking that it was soliciting comments on an intermediate holding company to determine whether to proceed with the development of a proposed rule to permit formation of intermediate or middle tier holding companies. The OTS is seeking comment on such matters as whether the middle tier holding company can have greater powers than or engage in a wider range of activities than the mutual holding company, whether restrictions of mutual holding companies regarding waiver of dividends, indemnification and employment contracts should apply to the middle tier holding company, the extent that the middle tier charter and bylaws should be subject to OTS review and whether middle tier holding companies can and should retain capital. At present none of these issues or other issues relating to formation of a middle tier holding company have been resolved or clarified because the final regulations on middle tier companies have not been issued. Harbor Federal anticipates that many of the issues raised in the advanced rulemaking will be resolved when OTS promulgates final regulations.

  After considering the advanced rulemaking and the benefits of a new structure, such as the stock repurchase described above, Harbor Federal submitted its application to the OTS seeking approval to form a middle tier holding company. However, Harbor Federal may be required to materially change its application once the OTS promulgates the regulations, as there is no certainty as to the nature of final OTS rules on a middle tier holding company or conditions of approval in lieu of final rules that might be imposed by the OTS. Certain restrictions may prevent Harbor Federal from completing the Reorganization. The Board of Directors of Harbor Federal reserves the right to terminate the Reorganization if the conditions are burdensome. Harbor Federal will monitor OTS policies in this connection to determine whether, in light of any conditions or requirements contained in final or proposed rulemaking, that it is in the shareholders' interest to go forward with the Reorganization or to retain Harbor Federal's current organizational structure. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Regulation of Bancorp."

  Harbor Federal's Board of Directors recognizes that there will also be increased costs that will be incurred in the operation of a middle tier holding company and that the securities of Bancorp, unlike those of Harbor Federal, must be registered with the Commission and may not be legal investments for institutions as fiduciaries in certain jurisdictions. Nevertheless, for the reasons stated above, the Board of Directors believes that the holding company formation is in the best interests of Harbor Federal and its shareholders.

  Harbor Federal's Board of Directors chose Delaware as the state of incorporation of Bancorp because of the flexibility and predictability which the corporate law of Delaware provides to the shareholders and management of a Delaware corporation and because of the authority Delaware law provides to limit the liability of Directors for monetary damages to shareholders. See " FORMATION OF MIDDLE TIER HOLDING COMPANY -- Limitations on Director Liability."

Future Conversion of the Mutual Holding Company

  The Mutual Holding Company has no present intention of effecting a mutual to stock conversion.

  Should such conversion occur, under the current policies of the OTS dealing with mutual holding companies, upon consummation of the conversion of a mutual holding company to the stock form the shares in its publicly held subsidiaries, such as Harbor Federal or, after the Reorganization, Bancorp, would be exchanged for common stock of the newly converted institution based upon an exchange ratio submitted to the OTS. Those holding subscription rights pursuant to the plan of conversion would be allowed to purchase stock in the subscription offering. OTS regulations require that subscription rights would be held available for depositors of Harbor Federal who meet an eligibility record date, an employee stock ownership plan, supplemental account holders and borrowers of Harbor Federal. Those holding shares of Harbor Federal and later Bancorp would have the right to exchange their shares for shares in the converting entity.

Description of the Reorganization

  Harbor Federal caused Bancorp to be incorporated as a Delaware corporation on November _______, 1996, with authorized capitalization of 13,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. Harbor Federal will, prior to the effectiveness of the Reorganization, capitalize Bancorp with cash contributions not exceeding $12 million. Bancorp will organize Interim as a corporation with an Interim Federal Stock Charter. Bancorp will be the sole shareholder of Interim. Contingent upon regulatory and shareholder approvals, the Reorganization will be accomplished as follows:

     1. Interim as a wholly owned acquisition subsidiary of Bancorp will merge with and into Harbor Federal with Harbor Federal being the surviving corporation (the "Merger"). All shares of common stock of Harbor Federal outstanding immediately before the Merger will be converted in the Merger, on a share-for-share basis, into shares of common stock of Bancorp. All shares of common stock of Interim outstanding immediately before the Merger (which will be held by Bancorp) will be converted in the Merger into shares of common stock of Harbor Federal on a one share for one share basis. All shares of common stock of Bancorp outstanding immediately before the Merger (which will be held by Harbor Federal) will be cancelled in the Merger.

          (a) Harbor Federal, as the surviving corporation, will retain all incidents of its corporate existence prior to the Reorganization, including its

     Federal Stock Charter, bylaws, deposits, loans and other assets and its operating offices. Harbor Federal will carry on its business and activities, as before the Merger, under the name Harbor Federal Savings Bank.

          (b) The directors and officers of Harbor Federal in office immediately before the Reorganization will, immediately after the Reorganization, be directors and officers of Harbor Federal as the surviving corporation.

     2. As a result of the Merger, the persons who held all of Harbor Federal's outstanding common stock immediately before the Merger will, immediately thereafter, hold instead all of the outstanding shares of common stock of Bancorp. Certificates representing outstanding shares of Harbor Federal's common stock outstanding immediately before the Merger will, immediately after the Merger, represent the same number of shares of Bancorp's common stock and may be traded as such. Upon surrender of such stock certificates, the holder will be entitled to receive stock certificates for shares of common stock of Bancorp. Shareholders will not be required to surrender their Harbor Federal stock certificates until they desire to make a transfer.

     3. As a result of the Merger, the shares of common stock of Harbor Federal held by Bancorp immediately after the Merger will constitute the only issued and outstanding shares of common stock of Harbor Federal. Accordingly, Harbor Federal will be a wholly-owned subsidiary of Bancorp.

     4. As a result of the Merger, Interim will cease to exist as a legal entity.

     5. As a result of the Merger and the Reorganization, Bancorp will be a publicly held corporation. Bancorp will register its common stock under the Exchange Act and will seek to have its shares included in the NASDAQ-NMS. There is no assurance that Bancorp common stock will be included in NASDAQ-NMS, or that a public trading market will develop in its common stock, although a market has existed in the past for the common stock of Harbor Federal.

  Upon completion of the Reorganization, the capital of Bancorp will consist solely of the amount with which it will be capitalized by Harbor Federal before completion of the Reorganization, which will not exceed $12 million. Subject to certain regulatory restrictions, additional funds may be obtained from Harbor Federal after the completion of the Reorganization by payment of dividends by Harbor Federal to Bancorp. Should acquisitions or engaging in other businesses occur, Bancorp may need to issue additional common or preferred stock or to incur debt in the future. Bancorp has no plans to make any such acquisitions or engage in any other business at this time. Harbor Federal believes that the Reorganization will be accounted for in a manner similar to a "pooling of interest" for accounting and other financial reporting purposes.

Effective Date

  The Effective Date of the Reorganization (the "Effective Date") will be the date upon which all the conditions set forth in the Plan of Reorganization are satisfied, including, but not limited to, receipt of shareholder approval and all required regulatory approvals and the filing of required documents with the OTS.

Business of Bancorp and Harbor Federal

  Bancorp.  Bancorp is a general business corporation formed under the laws of
  -------
Delaware on November ____, 1996, for the purpose of becoming the middle tier stock holding company of Harbor Federal. The principal executive offices of Bancorp are located at the principal executive offices of Harbor Federal, 100 S. Second Street, Fort Pierce, Florida, 34950. Its telephone number is (561) 461-2414. Upon completion of the middle tier holding company formation, Harbor Federal will become a wholly owned subsidiary of Bancorp. Pursuant to OTS policy regarding middle tier holding companies such as Bancorp, it is expected Bancorp will have the same restrictions on its activities as apply to the Mutual Holding Company. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Reasons for and Risks of the Reorganization." "-- Regulation of Bancorp." Following the middle tier holding company formation, the primary business of Bancorp will be the ongoing business of Harbor Federal, and the competitive conditions to be faced by Bancorp will be the same as those faced by Harbor Federal.

  At the present time, Bancorp does not intend to have any employees. Bancorp will make occasional use of staff of Harbor Federal from time to time. If Bancorp acquires other savings institutions it may at such time hire employees.

  It is currently expected that unless and until Bancorp becomes actively involved in the operation or acquisition of additional savings institutions no separate compensation will be paid to the directors and officers of Bancorp. However, Bancorp may determine that separate compensation is appropriate in the future.

  Upon completion of the middle tier holding company formation, the benefit plans of Harbor Federal, including the ESOP, the Recognition and Retention Plan, the Directors' Recognition and Retention Plan, the Stock Option Plan and the Directors Stock Option Plan will remain the benefit plans of Harbor Federal with directors, officers and other employees of Harbor Federal eligible to participate. Since the directors and officers of Bancorp will not initially be compensated by Bancorp but will continue to serve and be compensated by Harbor Federal, no Bancorp benefit plans are anticipated at this time. However, the stock benefit plans of Harbor Federal will, after the Reorganization, hold Bancorp stock and options to purchase Bancorp stock. Harbor Federal will continue to maintain its other benefit programs. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Management of Bancorp and Harbor Federal after the Reorganization."

  Initially, Bancorp will neither own nor lease any real property. Bancorp intends instead to use certain premises, equipment and furniture of Harbor Federal.

  Harbor Federal has requested OTS approval to enable it to provide Bancorp with an initial capitalization of up to $12 million for working capital purposes. Upon formation of the middle tier holding company, the assets of Bancorp will consist of the initial capitalization plus all of the then outstanding shares of Harbor Federal common stock. Bancorp, on an unconsolidated basis, will initially have no indebtedness or other liabilities. Additional financial resources may be available to Bancorp in the future through cash dividends from Harbor Federal, borrowings from third parties, and the public or private sale of equity or debt securities of Bancorp. Pursuant to OTS policy, Bancorp must obtain approval of the OTS prior to issuing any additional equity or debt securities.

  There can be no assurance, however, as to the amount of additional financial resources that will be available to Bancorp. There will be substantial regulatory limitations on borrowings by Bancorp and any nonsavings institution subsidiaries as well as on cash dividends paid by Harbor Federal to Bancorp. In addition, Bancorp might have taxable income as the result of the initial capitalization of Bancorp, and any subsequent transfers by Harbor Federal to Bancorp, in the form of cash dividends or otherwise. To the extent that such transfers are deemed to be made out of the reserve for losses on real property loans (the "bad debt reserve") that Harbor Federal is permitted to establish, and additions to which it is permitted to deduct, under federal income tax laws, Harbor Federal will realize taxable income. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Income Tax Consequences of the Reorganization" "-- Dividend Policy."

  Harbor Federal.  Harbor Federal conducts business from its main office in Fort
  --------------
Pierce, Florida and twenty-three (23) branch offices in six counties in East Central Florida. At September 30, 1996, Harbor Federal had total assets of approximately $1.1 billion and net worth of approximately $85 million or 8.62% of total assets. Net income for the fiscal year ended September 30, 1996 was approximately $8.6 million. Harbor Federal was established as a federally chartered savings and loan association in 1934. In 1994, it reorganized into the mutual holding company form of organization with the Mutual Holding Company holding the majority of Harbor Federal's outstanding common stock. A minority of the outstanding stock of Harbor Federal is owned by the public.

  Harbor Federal's primary business consists of attracting deposits mainly from the communities it serves and using these and other funds to originate one to four family first mortgage loans for retention in its portfolio. Harbor Federal's principal sources of funds are deposits and principal and interest payments on loans. Its principal source of income is interest received from loans, investments and mortgage backed securities. Its principal expenses are interest paid on deposit accounts and employee compensation and benefits.

  Harbor Federal is a member of the FHLB System and its deposits are insured by the FDIC through the SAIF. It is subject to comprehensive examination and regulation by the

OTS and the FDIC and to regulations governing such matters as capital standards, mergers, establishing of branch offices, subsidiary investments and activities in general investment authority. Such examination and regulation is intended primarily for the protection of the SAIF and of depositors. The regulatory structure provides regulatory officials with extensive discretion in connection with their supervisory and enforcement activities and examination policies.

  Harbor Federal competes for real estate loans with other thrift institutions, and with commercial banks, mortgage companies, insurance companies, governmental agencies, real estate investment trusts and credit unions. Harbor Federal competes for real estate loans primarily through the interest rates and loan fees it charges, by convenient office locations and through personal contact by its officers with members of the communities served by Harbor Federal. Competition for real estate loans is affected by, among other matters, the availability of lendable funds, economic conditions, and prevailing interest rate levels.

  Harbor Federal competes for savings deposits with other thrift institutions, and with money market mutual funds, commercial banks, credit unions, savings banks and corporate and government securities. Harbor Federal competes for deposit accounts primarily through the interest rates it offers, the convenience of its office locations and personal contacts by its officers with members of the communities served by Harbor Federal.

  Large national or regional financial institutions operate in the areas where Harbor Federal conducts its business. Many of these institutions have greater financial resources than Harbor Federal.

  At September 30, 1996, Harbor Federal had a total of 286 full-time and 35 part-time employees, none of whom were represented by a collective bargaining unit. Harbor Federal considers its relations with its employees to be good.

  Harbor Federal conducts its business out of twenty-three (23) offices located in six counties.

                               Year                         Lease
          Location            Opened   Owned/Leased     Expiration Date
          --------            ------   ------------     ---------------
ST. LUCIE COUNTY
----------------

MAIN OFFICE                   1934        OWNED
100 SOUTH SECOND STREET
FORT PIERCE, FL 34950

VIRGINIA AVENUE               1968        OWNED
500 VIRGINIA AVENUE
FORT PIERCE, FL 34982

PSL MAIN                      1975        OWNED
7181 SOUTH U.S. #1
PORT ST. LUCIE, FL 34952

H.F. CENTER                   1981        OWNED
2400 S.E. MIDPORT RD.
PORT ST. LUCIE, FL 34952

LAKEWOOD PARK                 1981        OWNED
5100 TURNPIKE FEEDER RD.
FORT PIERCE, FL 34950

DARWIN SQUARE                 1991        LEASED        11/30/97
3251 S.W. PSL BLVD.
PORT ST. LUCIE, FL 34953

ORANGE BLOSSOM                1984        OWNED
4156 OKEECHOBEE ROAD
FORT PIERCE, FL 34947

ST. LUCIE WEST                1993        OWNED
1375 S.W. ST. LUCIE WEST
BLVD.
PORT ST. LUCIE, FL 34986

INDIAN RIVER
------------

VERO MAIN                     1978        OWNED
655 21st STREET
VERO BEACH, FL 32960

CAUSEWAY                      1981        OWNED
1700 S.A1A
VERO BEACH, FL 32963

RYANWOOD CENTER               1986        LEASED        9/30/97
2062 KINGS HIGHWAY
VERO BEACH, FL 32966

SEBASTIAN                     1979        OWNED
13397 U.S. HIGHWAY #1
SEBASTIAN, FL 32958

MARTIN COUNTY
-------------

STUART MAIN                   1996        LEASED        8/15/99
789 S. FEDERAL HWY.
STUART, FL  34994

PALM CITY                     1978        LEASED        7/31/97
1251 S.W. 27th Street
PALM CITY, FL  34990

EAST OCEAN                    1981        OWNED
1500 E. OCEAN BLVD.
STUART, FL 34996

BREVARD COUNTY
--------------

PALM BAY                      1981        OWNED
5245 BABCOCK ST., N.E.
PALM BAY, FL 32905

INDIALANTIC                   1981        OWNED
305 5th AVENUE
INDIALANTIC, FL 32903

WEST MELBOURNE                1982        OWNED
2950 W. NEW HAVEN AVENUE
MELBOURNE, FL 32904

VIERA                         1995        OWNED
100 CAPRON TRAIL
MELBOURNE, FL  32940

OKEECHOBEE COUNTY
-----------------

OKEECHOBEE                    1980        OWNED
2801 HIGHWAY #441 SOUTH
OKEECHOBEE, FL 34974

VOLUSIA COUNTY
--------------

NEW SMYRNA                    1988        LEASED        09/30/97
REGIONAL SHOPPING CENTER
1940 STATE ROAD #44
NEW SMYRNA BEACH, FL 32069

PORT ORANGE                   1983        OWNED
4035 NOVA ROAD
PORT ORANGE, FL 32127

ORMOND BEACH                  1984        OWNED
75 N. NOVA ROAD
ORMOND BEACH, FL 32174


Management of Bancorp and Harbor Federal after the Reorganization

No change will occur in the directors of Harbor Federal by reason of the Reorganization.

  The following table sets forth the name and the year of expiration of the term of office of each director of Bancorp.

                                                  Term of
                    Name                      Office Expires
                    ----                      --------------
          Michael J. Brown, Sr.                   1998
          Richard B. Hellstrom                    1998
          Bruce R. Abernethy, Sr.                 1999
          Edward G. Enns                          1999
          Richard N. Bird                         2000
          Richard K. Davis                        2000
          Frank H. Fee, III                       2000

  Each director of Bancorp is also a director of Harbor Federal, except Richard
N. Bird, who is a nominee for the Board of Directors. For additional information concerning the directors of Bancorp and information concerning the directors of Harbor Federal, see "ELECTION OF DIRECTORS."

  The Certificate of Incorporation of Bancorp, like the bylaws of Harbor Federal, provide that the directors shall serve for terms of three years and that the terms shall be staggered to provide for the election of approximately one-third of the board members each year. Approval of the Reorganization by the holders of Harbor Federal common stock will ratify the appointment of the persons set forth herein as directors of Bancorp for their respective terms, without further action by the shareholders of Harbor Federal.

  No change will occur in the persons who are officers of Harbor Federal by reason of the Reorganization.

  The executive officers of Bancorp are, and upon completion of the Reorganization will be the following:

               Name                          Position
               ----                          --------

          Michael J. Brown, Sr.        President and Chief Executive
                                       Officer
          Don W. Bebber                Chief Financial Officer
          Christine Fowler             Secretary
          Michael H. Callahan          Controller
          Todd P. Bevan                Treasurer

  At the present time, Bancorp does not intend to employ any persons other than its management and the employees of Harbor Federal. No compensation will be paid to its directors and officers in their capacities as directors and officers of Bancorp. Bancorp may determine that such separate compensation is appropriate in the future, however.

  For additional information concerning the Directors and officers of Bancorp, see "ELECTION OF DIRECTORS."

Income Tax Consequences of the Reorganization

  Harbor Federal will not seek a ruling from the Internal Revenue Service (the "IRS") concerning the federal income tax consequences of the proposed middle tier holding company formation, but will instead rely upon opinions of Harbor Federal's special counsel, Peabody & Brown, and accountant KPMG Peat Marwick, L.L.P. Peabody & Brown has advised Harbor Federal that:

  1. Provided that the proposed merger of Interim with and into Harbor Federal qualifies as a statutory merger, the transaction will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

  2. Harbor Federal, Bancorp and Interim will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

  3. No gain or loss will be recognized for federal income tax purposes by Interim upon the transfer of its assets to Harbor Federal solely in exchange for the transfer to Bancorp of the stock of Harbor Federal.

  4. No gain or loss will be recognized for federal income tax purposes by Interim upon the receipt of the assets of Interim in exchange for the transfer to Bancorp of Interim stock.

  5. The basis of Interim's assets in the hands of Harbor Federal will be the same for federal income tax purposes as the basis of those assets in the hands of Interim immediately prior to the merger.

  6. No gain or loss will be recognized for federal income tax purposes by Bancorp upon the receipt of Harbor Federal stock solely in exchange for Interim stock.

  7. No gain or loss will be recognized for federal income tax purposes by Harbor Federal shareholders upon the receipt of Bancorp stock solely in exchange for their shares of Harbor Federal stock.

  8. The basis of Bancorp stock to be received by Harbor Federal shareholders will be the same for federal income tax purposes as the basis of Harbor Federal stock surrendered in exchange therefor.

  9. The holding period of Bancorp stock to be received by Harbor Federal shareholders will include for federal income tax purposes the holding period of Harbor Federal stock surrendered in exchange therefor, provided that Harbor Federal stock is held as a capital asset on the date of the exchange.

  10. The holding period of the assets of Interim in the hands of Harbor Federal will include for federal income tax purposes the period during which such assets were held by Interim.

  11. No gain or loss will be recognized for federal income tax purposes by Harbor Federal upon the receipt of the assets of Interim in exchange for Harbor Federal stock.

  KPMG Peat Marwick, LLP has advised Harbor Federal that the conclusions reached above with respect to the effect of the Reorganization on Harbor Federal, Interim and Bancorp and their shareholders for federal income tax purposes shall also apply for Florida income tax purposes.

  An opinion of counsel has no binding effect on the IRS.

  Bancorp and Harbor Federal intend to file consolidated federal income tax returns, which would have the effect of eliminating intercompany distributions, including dividends or Harbor Federal stock, in the computation of consolidated taxable income. If Bancorp and Harbor Federal were not permitted to file consolidated federal income tax returns, they would be adversely affected because, among other things, intercompany dividends paid out of earnings and profits of Harbor Federal prior to the Reorganization would be subject to federal tax.

  Moreover, even if Bancorp and Harbor Federal are permitted to file consolidated federal income tax returns, distributions from Harbor Federal to Bancorp would have adverse tax consequences to Harbor Federal to the extent that the distributions were deemed to be out of Harbor Federal's bad debt reserve. A distribution will be deemed to be out of the bad debt reserve only if it exceeds the sum of the current and accumulated earnings and profits of Harbor Federal.

  As a general rule, income of Bancorp or any subsidiaries other than Harbor Federal would not be taken into account in determining the bad debt deduction allowed Harbor Federal, whether or not consolidated tax returns are filed. However, certain "functionally related" losses of Bancorp or subsidiaries (if any) other than Harbor Federal included in the consolidated tax returns will reduce the percentage of taxable income bad debt deduction allowed Harbor Federal.

  Under the laws of the State of Florida, Harbor Federal and subsidiaries are subject generally to a 5.5% tax on net income. The tax may be reduced by a credit of up to 65% of the tax due as a result of certain intangible taxes and taxes deducted by Harbor Federal in determining its federal income tax liability.

  The majority interest in Harbor Federal currently held by the Mutual Holding Company is exempt from the Florida intangible tax pursuant to Fla. Stat. 199.103(8). Harbor Federal is currently seeking a ruling from the Florida Department of Revenue to the determine if the majority interest in Bancorp that will be held by the Mutual Holding Company after the Reorganization will also be exempt from the state intangible tax. If such a ruling is not forthcoming, Harbor Federal may reconsider its determination to consummate the Reorganization, pursuant to the Plan of Reorganization.

  After the Reorganization Bancorp will be able to repurchase shares of its own stock without adverse tax consequences at the corporate level. Prior to the Reorganization if Harbor Federal engaged in a repurchase plan the repurchase would be treated as a redemption pursuant to (S) 593(e) of the Internal Revenue Code and require that portions of Harbor Federal's reserves for bad debt accumulated pursuant to (S) 593 of the Internal Revenue Code be recaptured. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Reasons For and Risks of the Reorganization."

No Dissenters' Rights

  Harbor Federal's common stock is traded on the NASDAQ-NMS under the trading symbol "HARB." Immediately upon consummation of the Reorganization, Bancorp common stock is also expected to trade on the NASDAQ-NMS under the same symbol. Because holders of Harbor Federal stock are required to accept only Bancorp common stock pursuant to the Reorganization, the holders of Harbor Federal common stock will receive only qualified consideration. Therefore holders of Harbor Federal common stock will not have the right to dissent to the Reorganization.

Dividend Policy

  Harbor Federal has paid quarterly cash dividends each quarter since the completion of its mutual holding company reorganization and minority stock issuance in January 1994. It is the intention of Bancorp to continue to pay cash dividends. Dividends paid by Bancorp will be determined by Bancorp's Board of Directors and will be based upon its consolidated financial condition, results of operations, tax considerations, economic conditions, regulatory actions which affect the payment of dividends by Harbor Federal to Bancorp, and other factors. There can be no assurance that dividends will be paid on the common stock of Bancorp or that, if paid, such dividends will not be reduced or eliminated in the future. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Regulation of Harbor Federal" and "-- Dividends and Other Capital Distribution Limitations" for information regarding regulatory restrictions on the ability to pay dividends.

  Bancorp as a Delaware corporation is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent upon the factors set forth above. Bancorp is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of Bancorp (the amount by which total assets exceed total liabilities) over its stated capital, or if there is no such excess, to its net profits for the current and/or immediately preceding year.

  In the past, the Mutual Holding Company has waived the receipt of cash dividends paid by Harbor Federal, and expects to do so after the Reorganization. OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of the receipt of dividends. Currently, OTS policy is to review dividend waiver notices on a case-by-case basis, and, in general, not object to any such waiver if: the Mutual Holding Company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the Mutual Holding Company's members; (ii) for as long as the savings association subsidiary is controlled by the Mutual Holding Company, the dollar amount of dividends waived by the Mutual Holding Company are considered as a restriction on the earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the

Mutual Holding Company is available for declaration as a dividend solely to the Mutual Holding Company, and where the savings association determines that the payment of such dividend to the Mutual Holding Company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association (and the savings association's capital ratios adjusted accordingly) in evaluating any proposed dividend under OTS capital distribution regulations; and
(v) in the event the Mutual Holding Company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the Mutual Holding Company.

  OTS policy requires the amount of waived dividends received by the Mutual Holding Company to be adjusted in the formula governing the exchange ratio for shares held by minority shareholders in a mutual to stock conversion of the Mutual Holding Company. The adjustment reflects the amount of dividends waived by the Mutual Holding Company. Mutual holding companies formed prior to February 1, 1995, are currently exempted from this policy with respect to both past and future waived dividends, provided the aggregate dividends paid by the subsidiary are not in the aggregate significantly greater than the amount of dividends paid by comparable institutions. The Mutual Holding Company was formed prior to February 1, 1995, and management does not believe the aggregate dividends paid by Harbor Federal exceed the amount of dividends paid by the comparable savings association. Accordingly, based on the current OTS policy regarding waived dividends, management does not anticipate any adjustment of minority stockholders ownership interest because of past or future waived dividends by the Mutual Holding Company in the event of a conversion of the Mutual Holding Company to stock form. AS A POLICY AND NOT A REGULATION THE TREATMENT OF WAIVED DIVIDENDS COULD BE CHANGED BY THE OTS WITHOUT OPPORTUNITY FOR NOTICE AND COMMENT AS IS THE CASE WITH RESPECT TO REGULATION. While it is the current intention of the Mutual Holding Company to continue to waive its receipt of dividends, it may determine to accept such dividends in the future.

Conditions of Plan of Reorganization

  The Plan of Reorganization will not become effective until all of the following conditions have been satisfied: (i) the Plan of Reorganization is approved by the stockholders of Harbor Federal; (ii) all regulatory and other approvals required by the Plan of Reorganization for the consummation of the Reorganization have been obtained; (iii) the parties to the Plan of Reorganization have received favorable opinions of counsel concerning the federal and state income tax consequences of the transaction; and (iv) in the sole discretion of Harbor Federal's Directors the regulatory and other approvals contain no unduly burdensome or unfavorable conditions of approval or restrictions on operations.

  Applications have been filed with the OTS to obtain its approval of the Plan of Reorganization and the transactions contemplated therein. These applications are pending and the required approvals have not yet been received. The parties to the Plan of Reorganization have received favorable opinions of counsel regarding the federal and state income tax consequences of the Merger.

Amendment or Termination of Plan of Reorganization

  The Plan of Reorganization may be abandoned by Harbor Federal at any time before the Effective Date in the event that, for any reason, consummation of the formation of the middle tier holding company contemplated by the Plan of Reorganization becomes inadvisable in the sole judgment of Harbor Federal's Board of Directors. In the event of such abandonment Harbor Federal will pay the fees and expenses incurred in connection with the Plan of Reorganization and the proposed middle tier holding company formation.

  The Plan of Reorganization may be amended at any time by the Boards of Directors of Harbor Federal and Bancorp either prior to or after its approval by Harbor Federal's shareholders, provided that after the Plan of Reorganization is approved by Harbor Federal's shareholders, there shall be no amendment or modification which would result in a material adverse effect on the benefits intended to be received by the holders of Harbor Federal's common stock in the Merger pursuant to the Plan of Reorganization.

  If the Plan of Reorganization is approved by the shareholders of Harbor Federal at the Annual Meeting, the Reorganization is expected to become effective as soon as possible thereafter. If the Reorganization is not approved, Harbor Federal will continue to operate without a middle tier holding company structure. All expenses in connection with the Reorganization will be paid by Harbor Federal whether or not the Plan of Reorganization is approved by its shareholders or the Reorganization is completed.

Stock Certificates Need Not But May Be Exchanged; Transfer Agent

  After the effectiveness of the Reorganization, the former holders of Harbor Federal common stock may, but are not required, to exchange their Harbor Federal stock certificates for new certificates evidencing the same number of shares of Bancorp common stock. Until exchanged, Harbor Federal stock certificates will, for all purposes, represent the same number of shares of Bancorp common stock as the number of shares of Harbor Federal common stock previously represented. The holders of such certificates will have all the rights of holders of common stock of Bancorp. American Stock Transfer & Trust Company, the transfer agent and registrar for Harbor Federal's common stock, is expected to serve in the same capacities for Bancorp's common stock.

Effect on Stock Benefit Programs

  The Plan of Reorganization provides that upon consummation of the Reorganization all stock benefit plans of Harbor Federal will, by virtue of the Reorganization, remain the stock benefit plans of Harbor Federal. Stock options for, and restricted stock awards of, Harbor Federal common stock granted prior to the consummation of the Reorganization will, immediately upon such consummation, automatically become stock options for, and restricted stock awards of, Bancorp common stock with identical terms and conditions and exercise prices. Stock options covering 170,106 shares are outstanding but unexercised. 21,404 shares of restricted stock have been awarded but have not vested as of September 30, 1996. Harbor Federal's Directors, officers and employees will continue to participate in the stock benefit plans as before the Reorganization.

  As a result of the Reorganization, Harbor Federal's ESOP will remain the ESOP of Harbor Federal. Harbor Federal will continue to make contributions to the ESOP with respect to its employees. The ESOP Trustees will vote the shares of Bancorp common stock which are allocated to participants' stock accounts in accordance with instructions from the participants and all other shares of common stock of Bancorp held by the ESOP Trustees shall be voted by the Trustees in their discretion. On September 30, 1996, the ESOP held 151,705 shares, or approximately 3.07%, of Harbor Federal's outstanding common stock.

  All other employee benefit plans of Harbor Federal will be unchanged by the Reorganization.

Approval by Regulatory Authorities Required

  The Reorganization requires the approvals of the OTS. Bancorp has filed applications with OTS seeking such approvals, but no assurance can be given that such approvals will be granted or that they will be obtained prior to a substantial period of time after the Annual Meeting.

Regulation of Harbor Federal

  General.  As a federally-chartered, SAIF-insured savings association, Harbor
  -------
Federal is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal statutory and regulatory requirements. Harbor Federal is also subject to certain reserve requirements promulgated by the Federal Reserve Board. Certain of the regulatory requirements are referred to below or elsewhere herein.

  The OTS, in conjunction with the FDIC, regularly examines Harbor Federal and prepares reports for the consideration of Harbor Federal's Board of Directors on any deficiencies that they find in Harbor Federal's operations. Harbor Federal's relationship with its depositors and borrowers is also regulated to a great extent by federal law, especially in such matters as the ownership of savings accounts and the form and content of Harbor Federal's mortgage documents.

  Harbor Federal must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC or the United States Congress could have a material adverse impact on Harbor Federal and its operations.

  Insurance of Deposit Accounts.  Harbor Federal's deposit accounts are insured
  -----------------------------
by the SAIF to a maximum of $100,000 for each insured member. Harbor Federal's federal deposit insurance premium for the year ended September 30, 1996, amounted to $1.7 million, not including the one-time SAIF special assessment discussed below.

  The FDIC has the authority to suspend the deposit insurance of any savings association without tangible capital. However, if a savings association has positive capital when it includes qualifying intangible assets, the FDIC cannot suspend deposit insurance unless capital declines materially, the institution fails to enter into and remain in compliance with an approved capital plan or the institution is operating in an unsafe or unsound manner.

  Regardless of an institution's capital level, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator. The management of Harbor Federal is not aware of any practice, condition or violation that might lead to termination of its deposit insurance.

  Harbor Federal is a member of the SAIF fund of the Federal Deposit Insurance Corporation. On September 30, 1996, the President signed the Deposit Insurance Funds Act of 1996 (the "Funds Act") which provided, among other things, a one-time assessment on SAIF member institutions including Harbor Federal to capitalize the SAIF. This would, in turn, permit SAIF premiums to be reduced to levels comparable to those of the commercial banking industry. Specifically, on November 27, 1996, Harbor Federal, along with other SAIF-insured institutions, was required to submit a payment of 65.7 basis points of deposits as of March 31, 1995 to the FDIC. In Harbor Federal's case this amount was approximately $5 million and was recognized as an expense for the year ended September 30, 1996. As a consequence of this payment, the annual premiums of Harbor Federal will, beginning in January of 1997, be reduced from 23 basis points of deposits to a level approximating that of commercial banks. The new law also contemplates shifting of the burden for payment of the Financing Corporation ("FICO") bonds, bonds issued by a financing subsidiary of the United States Government to cover the cost of failed thrift institutions. Beginning in January 1997, the interest on FICO bonds will be shared between the commercial banking and thrift industries. Harbor Federal will pay approximately 6.44 basis points for FICO bonds. Commercial banks will pay 20% of that amount for a three year period through the earlier of December 31, 1999, or the time that last savings association charter ceases to exist. When either of these events occurs the responsibility for FICO bonds will be shared pro rata between commercial banks and thrift institutions such as Harbor Federal.

  The law also contemplates an eventual merger of the BIF and SAIF funds on January 1, 1999. However, this merger cannot take place unless there is no insured depository institution, that is, "savings association on that date." Since Harbor Federal is deemed a savings association under federal law, it is likely that Harbor Federal will at some point, by operation of law, be required to change its charter to that of either a state chartered bank, a savings bank, a national bank or an as yet undefined new federal charter. How or whether that charter change will be mandated and what new powers Harbor Federal will have under this law cannot be determined at this juncture.

  Examination Fees.  In addition to federal deposit insurance premiums, savings
  ----------------
institutions like Harbor Federal are required by OTS regulations to pay assessments to the OTS to fund the operations of the OTS. The general assessment is paid on a semi-annual basis and is computed based on total assets of the institution, including subsidiaries. Harbor Federal's OTS assessments for the fiscal year ended September 30, 1996 totaled $189,901.

  Regulatory Capital Requirements.  OTS capital regulations require savings
  -------------------------------
associations to meet three capital standards: (1) a tangible capital requirement of 1.5% of total adjusted assets; (2) a leverage ratio (core capital) requirement of 3% of total adjusted assets; and (3) a risk-based capital requirement equal to 8% of total risk-weighted assets.

  Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), plus purchased mortgage servicing rights valued at the lower of the maximum percentage established by the OTS or the amount includable in core capital. Core capital is defined as common stockholders' equity (including retained income), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, plus purchased mortgage servicing rights valued at the lower of 90% of fair market value, 90% of original cost or 100% of the current amortized book value as determined under GAAP, and qualifying supervisory goodwill, less nonqualifying intangible assets.

  Savings associations are required to maintain "total capital" equal to 8.0% of risk-weighted assets. Total capital is defined as core capital plus supplementary capital, which may include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock and the allowance for loan losses. The allowance for loan losses includable in supplementary capital is limited to 1.25 % of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors, which range from 0% for cash and securities issued by the U.S. Government or its agencies to 100% for REO.

  Savings associations are required to deduct from capital, for purposes of meeting the leverage ratio requirement, tangible capital requirement and risk-based capital requirement, their entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank ("nonconforming subsidiaries"). Harbor Federal deducts its investment in H.F. Development due to its holding REO property for over five (5) years. This deduction was $263,707 at September 30, 1996.

  OTS regulations set forth the methodology for calculating an interest rate risk ("IRR") component which is added to the risk-based capital requirements for OTS regulated thrift institutions. Generally, savings associations with a greater than "normal" level of interest rate exposure will be subject to a deduction from total capital for purposes of calculating their risk-based capital requirement. Specifically, interest rate exposure will be measured as the decline in net portfolio value due to a 200 basis point change in market interest rates. The IRR component to be deducted from total capital is equal to one-half the difference between an institution's measured exposure and the "normal" level of exposure which is defined as two percent of the estimated economic value of its assets.

  The OTS must prohibit asset growth by a savings association that is not in compliance with the capital standards and require such institution to comply with a capital directive which may, among other things, restrict the payment of dividends or officers' salaries.

  At September 30, 1996, Harbor Federal met each of its capital requirements, in each case on a fully phased in basis.

  Dividend and Other Capital Distribution Limitations.  An OTS regulation
  ---------------------------------------------------
governs capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on convertible debt and other transactions charged to the capital account of a savings association to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from institutions meeting at least their minimum capital requirements, so long as such institutions notify the OTS and receive no objection to the distribution from the OTS. Institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

  Generally, a savings institution that before and after the proposed distribution meets or exceeds its regulatory capital requirements (a "Tier I institution") may make capital distributions during any calendar year up to the higher of (a) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (b) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the institution's ratio of total capital to assets exceeds the ratio of its capital requirements to assets. An institution satisfies its regulatory capital requirement if it maintains tangible capital of not less than 1.5%, core capital of not less than 3.0% of total adjusted assets and risk-based capital no less than 8.0%. Failure to meet regulatory capital requirements will result in restrictions on capital distributions, including possible prohibition of capital distributions without specific OTS approval. Harbor Federal is a Tier I institution under the OTS capital distribution regulation.

  In order to make distributions under these safe harbors, a Tier I institution must submit 30 days notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier I institution deemed to be in need of more than normal supervision by the OTS may have additional limitations imposed by the OTS on its ability to make a capital distribution.

  The ability of Harbor Federal to pay dividends on its common stock is restricted by tax considerations related to thrift institutions and by federal regulations applicable to savings associations. Income appropriated to bad debt reserves and deducted for federal income tax purposes may not be used to pay cash dividends without the payment of federal income taxes by the Harbor Federal on the amount of such income removed from reserves for such purpose at the then current income tax rate. Additionally, Harbor Federal is precluded from paying dividends on its common stock if its regulatory capital would thereby be reduced below the regulatory capital requirements prescribed for savings associations. Harbor Federal currently satisfies its applicable regulatory capital requirements.

  Qualified Thrift Lender Test.  Savings institutions are required to meet a
  ----------------------------
qualified thrift lender ("QTL") test. If Harbor Federal maintains an appropriate level of Qualified Thrift Investments (primarily residential mortgages and related investments, including certain mortgage-backed securities) and, otherwise qualifies as a QTL, it will continue to enjoy full borrowing privileges from the FHLB of Atlanta. The required percentage of Qualified Thrift Investments is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the Federal Home Loan Banks, FNMA and FHLMC as qualifying QTL assets. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of September 30, 1996, Harbor Federal was in compliance with its QTL requirement with 96.09% of its portfolio assets invested in Qualified Thrift Investments.

  A savings association that does not meet a QTL test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the savings association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the savings association shall be restricted to those of a national bank; (iii) the savings association shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the savings association shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

  Transactions With Affiliates.  Generally, restrictions on transactions with
  ----------------------------
affiliates require that transactions between a savings association or its subsidiaries and its affiliates be on terms as favorable to Harbor Federal as transactions with non-affiliates. In addition, certain of these transactions are restricted to a percentage of Harbor Federal's capital. Affiliates of Harbor Federal include Bancorp and the Mutual Holding Company, as well as any company which would be under common control with Harbor Federal. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate which is not a subsidiary.

  Harbor Federal's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities such persons control is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated by the Federal Reserve Board and administered by the OTS. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans Harbor Federal may make to such persons based, in part, on Harbor Federal's capital position, and require certain approval procedures to be followed.

  Community Reinvestment.  Under the Community Reinvestment Act ("CRA"), as
  ----------------------
implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings association, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, and to provide a written evaluation of an institution's CRA performance utilizing a four tiered descriptive rating system. Harbor Federal received an "outstanding record of meeting community credit needs" rating in its last CRA examination in 1995.

  Federal Home Loan Bank System.  The FHLB System consists of 12 regional FHLBs
  -----------------------------
supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility primarily for member institutions. Harbor Federal, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20th of its advances (borrowings) from the FHLB of Atlanta, whichever is greater. Harbor Federal is in compliance with this requirement.

  Federal Reserve System.  The Federal Reserve Board requires all depository
  ----------------------
institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. At September 30, 1996, Harbor Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the

Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS.

  Savings associations have authority to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board policy generally requires savings associations to exhaust all FHLB and other sources before borrowing from the Federal Reserve System. Harbor Federal had no discount window borrowings at September 30, 1996.

Regulation of Bancorp

  General.  Upon completion of the Reorganization, Bancorp will be a savings and
  -------
loan holding company subject to regulatory oversight by the OTS. As such, Bancorp is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over Bancorp and its non-savings association subsidiaries, should such subsidiaries be formed, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of Harbor Federal and not for the benefit of stockholders of Bancorp. Bancorp will also be required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and the SEC.

  Further, the approval of the Reorganization by the OTS is expected to be conditioned on Bancorp's being subject to the same restrictions as the Mutual Holding Company. If such condition is not imposed by the OTS, Bancorp would operate as a unitary savings and loan holding company. As such, Bancorp generally would not be restricted under existing laws to the types of business activities in which it may engage provided that Harbor Federal continues to be a QTL. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Regulation of Harbor Federal" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by Bancorp of another savings association, Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the type of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries, primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, as amended (the "BHCA"), subject to prior approval of the OTS, and to other activities authorized by OTS regulation.

  Specifically, the HOLA prohibits a savings and loan holding company, as well as a mutual holding company, directly or indirectly, from (i) acquiring control (as defined) of another insured institution (or holding company thereof) without prior OTS approval; (ii) acquiring more than 5% of the voting shares of another insured institution (of holding company thereof) which is not a subsidiary, subject to certain exceptions; (iii) acquiring through merger, consolidation or purchase of assets, another savings association (whether or not it is insured by the SAIF) or holding company thereof, or acquiring all or substantially all of the assets of such institution (or holding company thereof) without prior OTS approval; or (iv) acquiring control of a savings association not insured by the SAIF (except through a merger with and into the holding company's savings association subsidiary that is approved by the OTS). A savings and loan holding company may acquire up to 15% of the voting shares of an undercapitalized savings association. A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has principal offices outside of the state where the principal offices of its subsidiary institution is located, except (i) in the case of certain emergency acquisitions approved by the FDIC,
(ii) if the holding company controlled (as defined) such insured institution as of March 5, 1987, or (iii) if the laws of the state in which the insured institution to be acquired is located specifically authorize a savings association chartered by that state to be acquired by a savings association chartered by the state where the acquiring savings association or savings and loan holding company is located, or by a holding company that controls such a state chartered association. No director or officer of a savings and loan holding company or person owning or controlling more than 25% of such holding company's voting shares may, except with the prior approval of the OTS, acquire control of any SAIF-insured institution that is not a subsidiary of such holding company. If the OTS approves such an acquisition, any holding company controlled by such officer, director or person shall be subject to the activities limitations that apply to multiple savings and loan holding companies, unless certain supervisory exceptions apply.

  Additionally, Section 10(o) of the HOLA places additional restrictions on mutual holding companies. Pursuant to OTS policy, the following restrictions will apply to Bancorp. Specifically, a mutual holding company may engage in the following activities:

       (i)  Investing in the stock of a savings association.

       (ii) Acquiring a mutual association through the merger of such association into a savings association subsidiary of such mutual holding company or an interim savings association of such mutual holding company.

       (iii) Merging with or acquiring another holding company, one of whose subsidiaries is a savings association.

       (iv) Investing in a corporation the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices.

       (v) Furnishing or performing management services for a savings association subsidiary of such company.

       (vi) Holding, managing, or liquidating assets owned or acquired from a savings association subsidiary of such company.

       (vii) Holding or managing properties used or occupied by a savings association subsidiary of such company.

       (viii)  Acting as trustee under deed of trust.

       (ix) Any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under section 4(c) of the Bank Holding Company Act of 1956 ("BHCA"), unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987.

       (x) Purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director.

  The OTS has not adopted final rules governing the establishment of a middle tier holding company in a mutual holding company structure such as Bancorp. Pending promulgation, the OTS has advised Harbor Federal that applications for middle tier holding companies will be approved pursuant to enumerated conditions of approval in lieu of regulations. Each application will differ and it is impossible, therefore, to determine the specific conditions of approval which OTS will impose upon Harbor Federal or any other applicant. However, until final regulations are promulgated by the OTS, all applications of this nature are likely to be subject to the imposition of such detailed conditions. The conditions may restrict the activities, securities and corporate governance of middle tier entities. Harbor Federal believes that some or all of the conditions described below are likely to be imposed by the OTS on Bancorp.

  Acquisitions.  In a middle tier holding company structure such as that which
  ------------
Harbor Federal proposes to undertake, Bancorp would ordinarily be treated as a unitary savings and loan holding company. As a unitary savings and loan holding company Bancorp is permitted under the HOLA to engage in virtually any activity. The Mutual Holding Company, by contrast, is restricted to the activities of a mutual savings and loan holding company under Sec. 10(o) of the HOLA. Harbor Federal anticipates that it is likely that the OTS will require as a condition of approval that the activities of Bancorp also be limited to those of a mutual savings and loan holding company. See "Regulation of Bancorp -- General." Harbor Federal does not believe that this restriction will not be unduly burdensome or unduly limit the activities of Bancorp. In particular this limitation should not restrict the ability of Bancorp to repurchase its common stock.

  Cessation or Reversal of Activities, Amendment of Charter of Bylaws.  Harbor
  -------------------------------------------------------------------
Federal believes that the OTS will also impose a condition of approval on Bancorp's application requiring reversal or cessation of activities or actions that conflict with current OTS regulations on mutual holding companies or with future regulations on mutual holding companies which may be promulgated in the future. There is no specific date by which regulations on middle tier holding companies such as Bancorp will be promulgated. During that interim period an activity undertaken in reliance on current regulations governing mutual holding companies may be deemed inappropriate under future regulations. Harbor Federal and the Mutual Holding Company will use their best efforts to confer closely with OTS, with respect to any activities or actions undertaken by Bancorp.

  Stock Issuance Requirements.  Harbor Federal also anticipates the OTS will
  ---------------------------
require that Bancorp be required to obtain approval from the OTS for the issuance of any securities and that Bancorp will be required to hold all of the issued and outstanding common stock of Harbor Federal. Harbor Federal also will not be permitted to issue any other class of equity security such as preferred stock. Further, the OTS is also likely to require that both Bancorp and Harbor Federal may not issue any securities including common stock without prior OTS approval.

  Governance.  Bancorp will also be required under anticipated conditions of
  ----------
approval to obtain the approval of the OTS prior to amending its Certificate of Incorporation and bylaws.

  Mutual to Stock Conversion.  The anticipated conditions expected to be imposed
  --------------------------
by the OTS will also govern the rights of shareholders of Bancorp should the Mutual Holding Company undertake a mutual to stock conversion in the future.
The Mutual Holding Company has no plans to undertake such a conversion. Current OTS policies which now apply to the shareholders of Harbor Federal will also apply to shareholders who receive shares of Bancorp in the Reorganization. As a general matter those shareholders have received the right to exchange shares of the subsidiary institution such as Harbor Federal in exchange for shares of the newly converted mutual holding company. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Reasons For and Risks of the Reorganization." Shareholders of Bancorp will not, however, receive any greater rights than those which were available to former holders of Harbor Federal stock.

Description of Bancorp Capital Stock

  The 14,000,000 shares of capital stock authorized by the Certificate of Incorporation of Bancorp are divided into two classes consisting of 13,000,000 shares of common stock (par value $0.01 per share) and 1,000,000 shares of preferred stock (par value $0.01 per share). Harbor Federal's Federal Stock Charter authorize 20,000,000 shares of common stock (par value $1.00 per share) and 1,000,000 shares of preferred stock (par value $1.00 per share). On September 30, 1996, Harbor Federal had 4,934,454 outstanding shares of common stock and no shares of preferred stock outstanding. The number of shares of Bancorp common stock to be outstanding upon consummation of the Plan of Reorganization will be the same as the number of shares of Harbor Federal's common stock outstanding immediately prior to such consummation. Each share of common stock of Bancorp will have the same relative rights and will be identical in all respects with each other share of its common stock.

  There are no material differences between the common stock of Bancorp and of Harbor Federal as to voting, liquidation, preemptive or redemption rights.

  Each holder of the common stock of Bancorp will be entitled to one vote for each share held on all matters voted upon by shareholders.

  In the event of any liquidation or dissolution of Bancorp, the holders of the common stock would be entitled to receive -- after payment or provision for payment of all debts and liabilities of Bancorp and the full preferential amounts to which holders of any preferred stock may be entitled -- all remaining assets of Bancorp available for distribution, in cash or in kind. Distributions of the assets of Harbor Federal upon liquidation are subject to the payment of Harbor Federal's debts and liabilities, including all deposits and accrued interest thereon.

  The holders of common stock of Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock will not be subject to call for redemption. Upon receipt by Bancorp of the full consideration therefor each share of the common stock will be fully paid and nonassessable.

  Bancorp has no present plans for the issuance of the additional authorized shares of common or preferred stock (other than pursuant to the exercise of outstanding stock options). In the future, the authorized but unissued and unreserved shares of common stock of Bancorp will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or other acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future public offering or private placement or under the stock benefit plans of Harbor Federal.

  No shareholder approval would be required after the Merger for the issuance of additional shares of common stock. Accordingly, the Board of Directors of Bancorp (as is currently the case for the Board of Directors of Harbor Federal), without shareholder approval, could in the future issue additional shares of common stock on a dilutive basis and could also issue shares of serial preferred stock with voting or other rights that might adversely affect the rights of holders of common stock. However, pursuant to OTS policy, approval of the Reorganization by the OTS is likely to be conditioned on the requirement that Bancorp and Harbor Federal must obtain approval from the OTS prior to issuing any equity or debt securities. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Dividend Policy," "-- Income Tax Consequences of the Reorganization," "-- Regulation of Bancorp" and "-- Regulation of Harbor Federal" for a description of certain matters relating to the future payment of dividends on Bancorp's common stock.

Anti-Takeover Provisions

  Bancorp's Certificate of Incorporation and bylaws contain certain takeover defense provisions. These provisions, while similar in many respects to those of Harbor Federal's Federal Stock Charter and bylaws, also contain certain differences. However, the Mutual

Holding Company, which currently holds a majority of the outstanding shares of common stock of Harbor Federal will also own the majority of the outstanding common stock of Bancorp. Further, the Mutual Holding Company is required by law and OTS regulation to own at least a majority of the outstanding common stock of Bancorp as long as it is in existence. As the Mutual Holding Company is not a stock entity but instead is owned by the depositors of Harbor Federal, control of Bancorp cannot be gained without the consent of the Board of Directors of the Mutual Holding Company. The Board of Directors of the Mutual Holding Company is currently identical to that of Harbor Federal. It is anticipated that for the foreseeable future the individuals who serve on the Board of Directors of Harbor Federal and Bancorp will also serve on the Board of Directors of the Mutual Holding Company.

  In addition, the state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

  In general Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

  The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

Indemnification

  Bancorp's Certificate of Incorporation or bylaws provide that it will indemnify its directors and officers and may indemnify its employees and agents to the full extent authorized by Delaware law in connection with certain matters in which they may be involved because of their positions with Bancorp, including criminal, civil, administrative or investigative proceedings. Delaware law permits indemnification against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in third-party actions involving such persons, provided there is a determination by a majority vote of the disinterested directors, by independent legal counsel, by the shareholders or by a court that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Bancorp and, in the case of any criminal action, had no reason to believe his conduct was unlawful.

  In the case of derivative actions on behalf of Bancorp, Delaware law generally permits indemnification for expenses (including attorneys' fees) in defending oneself, assuming a determination as to the conduct of the person seeking to be indemnified similar to that required for third-party actions.

  Delaware law provides for advances of legal expenses as they are incurred to persons seeking to be indemnified, provided that the person receiving the advances undertakes to repay such amounts if it is subsequently determined that he or she is not entitled to indemnification.

  The obligation of Bancorp to provide indemnification as described above will continue, even if the Certificate of Incorporation or bylaws are subsequently amended to restrict or eliminate the right to indemnification, with respect to any state of facts existing at or before the time of such amendment and any proceeding, whenever brought, based in whole or in part upon any such state of facts. Bancorp is presently unaware of any actual or threatened actions or proceedings that might result in a claim for indemnification under Bancorp's bylaws.

  In recent years, there has been a significant increase in the number and amount of claims brought against Directors and officers of corporations. As a result, certain corporations have experienced difficulties in attracting and retaining qualified persons to serve on their Boards of Directors. To date, Harbor Federal has not encountered a problem in attracting or retaining qualified Directors, nor has Harbor Federal encountered a problem in obtaining adequate insurance coverage. It is expected that such insurance will be extended to cover Directors and officers of Bancorp upon completion of the middle tier holding company formation. If liability insurance coverage for
                                       -----------------------------------
Directors and officers of Bancorp were to become unavailable or prohibitively
-----------------------------------------------------------------------------
expensive in the future, Bancorp would be required to act as a self-insurer and
-------------------------------------------------------------------------------
bear the full cost of any indemnification provided.
---------------------------------------------------

Limitations on Director Liability

  In performing their duties, Directors, and officers acting in the capacity of Directors, of a Delaware corporation such as Bancorp are obligated as fiduciaries to exercise their business judgment and to act in what they reasonably believe in good faith, after consideration, to be in the best interests of the corporation and its shareholders. Such actions are generally protected by the so-called "business judgment" rule and will normally be upheld by a court in the event of a lawsuit challenging them. Under Delaware law Directors can be held liable for gross negligence, as that term may be defined by the Delaware courts, in connection with decisions made in the performance of their duties, but generally not for ordinary negligence in most circumstances.

  Bancorp has included in its Certificate of Incorporation a provision which eliminates the personal liability of Directors and officers acting in the capacity of Directors or performing duties as a Director, for monetary damages to Bancorp and its shareholders for breach of their fiduciary duty except for liability for: (i) willful or negligent violations of certain provisions of the Delaware General Corporation Law with respect to the unlawful payment of dividends or unlawful stock purchases or redemptions; (ii) a breach of a Director's duty of loyalty to the Bancorp or its shareholders; (iii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iv) a transaction from which the Director derived improper personal benefit. This provision relieves Bancorp's directors of liability to Bancorp and to shareholders for negligence in the performance of their duties, including gross negligence, subject to the limitations specified below. It thus could eliminate liability of Directors, and officers acting as Directors, even for grossly negligent business decisions in certain circumstances. It does not eliminate or limit liability of Directors arising in connection with causes of action brought under the federal securities laws or to parties other than Bancorp or its shareholders. The provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a Director's breach of his fiduciary duty to Bancorp and to shareholders. At present, there are no pending or contemplated actions or proceedings against any Directors of Bancorp, and Bancorp knows of no threatened litigation against its Directors that would be affected by the foregoing provisions of law.

  The SEC takes the position that similar provisions limiting the liability of directors under state laws would not protect those corporations' directors from liability for violations of the federal securities laws. Federal banking regulators may also take the same position with respect to violations of federal banking laws and regulations.

  Currently federal law does not permit federally chartered savings banks such as Harbor Federal to limit the personal liability of directors in the manner provided for by Delaware law and the laws of many other states.

Changes in Shareholders' Rights

  As a result of the middle tier holding company formation, shareholders of Harbor Federal, whose rights are presently governed by Federal law and Harbor Federal's Federal Stock Charter and bylaws, will become shareholders of Bancorp. As such, their rights will be governed by the Delaware General Corporation Law and Bancorp's Certificate of Incorporation and bylaws. The Mutual Holding Company, the majority shareholder of Harbor Federal, will remain the majority stockholder of Bancorp.

  Although the governing instruments of Harbor Federal and Bancorp are similar in most material respects, there are certain material differences. The
                                                                    ---
following discussion does not purport to be a complete statement of the
-----------------------------------------------------------------------
differences affecting the rights of shareholders but summarizes those
---------------------------------------------------------------------
differences that are deemed by Harbor Federal to be material.  See the
----------------------------------------------------------------------
Certificate of Incorporation and bylaws of Harbor Federal attached as Exhibits B
--------------------------------------------------------------------------------
and C to this Proxy Statement/Prospectus.
-----------------------------------------

    Purpose Clause.  The Certificate of Incorporation of Bancorp provides that
    --------------
it may engage in any lawful act or activity for which corporations may be formed under the Delaware General Corporation Law. Harbor Federal's Federal Stock Charter limit its activities to all lawful objectives of a Federal savings bank. However, pursuant to OTS policy, Bancorp is subject to the same restrictions on activities as the Mutual Holding Company. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Regulation of Bancorp."

    Dividend Rights and Policies.  The shareholders of both Harbor Federal and
    ----------------------------
Bancorp are entitled to dividends if, when and as declared by their respective Boards of Directors. The declaration of future dividends, whether by the Board of Directors of Harbor Federal or of Bancorp, will be subject to favorable operating results, financial conditions, regulatory limitations and other relevant factors. Accordingly, no assurance can be given as to the likelihood, amount or timing of any future dividend payments.

  Harbor Federal may not pay cash dividends at any time when payment of such dividends would reduce its regulatory capital below the regulatory capital requirements of the OTS. After the Reorganization, Harbor Federal as Bancorp's subsidiary will be required to give the OTS 30 days advance notice of any proposed declaration of cash dividends to Bancorp.

  The Mutual Holding Company has currently waived receipt of all dividends on its shares of common stock of Harbor Federal. It anticipates the continued waiver of all such dividends on Bancorp stock. Pursuant to OTS policy, the Mutual Holding Company is a "grandfathered" entity.

  In addition, to the extent that distributions by Harbor Federal to Bancorp exceed Harbor Federal's accumulated earnings and profits and current earnings and profits (as computed for federal income tax purposes), such distributions will be treated for tax purposes as being made out of Harbor Federal's bad debt reserve. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Income Tax Consequences of the Reorganization."

  Like Harbor Federal, it is anticipated that Bancorp will be subject to OTS restrictions with respect to the payment of dividends. Delaware law permits the Board of Directors of Bancorp generally to pay dividends out of Bancorp's net income and surplus. Bancorp's principal income source initially will be dividends from Harbor Federal. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Dividend Policy" and "--Dividend and Other Capital Distribution Limitations." Bancorp anticipates that initially it will pay quarterly cash dividends to shareholders on the same basis that Harbor Federal has previously paid dividends to its shareholders. It is anticipated the Mutual Holding Company will continue to waive receipt of all dividends. However, there can be no assurance as to the amount or timing of future dividend payments, if any. The declaration of dividends by Bancorp and Harbor Federal are subject to favorable operating results, the financial condition of Bancorp and Harbor Federal, tax and regulatory limitations and other factors.

  Voting Rights.  All voting rights are currently vested in the holders of
  -------------
Harbor Federal's common stock. Each share of common stock is currently entitled to one vote on all matters voted upon by shareholders. Cumulative voting is not currently permitted. Holders of Bancorp's common stock will have the same voting rights.

  Call of Special Meetings.  Harbor Federal's bylaws provide that special
  ------------------------
meetings of shareholders may be called at any time by the Chairman of the Board, President, by the majority of Board of Directors or by shareholders entitled to cast at least 10% of the votes which all shareholders are entitled to cast at a particular meeting. Harbor Federal's Federal Stock Charter provides that Special Meetings relating to change in control of the savings bank shall be called only upon the direction of the Board of Directors. Bancorp's bylaws provide that special meetings for any purpose may be called only by a majority of the Board of Directors.

  Quorum for Shareholder Meeting.  Both Harbor Federal's bylaws and Bancorp's
  ------------------------------
provide that generally a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes the necessary quorum for a shareholder meeting.

  Inspection of Stock Ledger and Corporate Books and Records.  Bancorp's
  ----------------------------------------------------------
bylaws and Delaware law require a list of shareholders as of the applicable record date to be made available for inspection by any shareholder at any meeting of shareholders. Federal law has a substantially identical requirement which additionally requires such list to be available twenty (20) days before the meeting.

  Business Combinations.  Harbor Federal may, in general, effect a merger or
  ---------------------
consolidation (other than with an interim association) or sell all or substantially all of its assets, if authorized by holders of at least a majority of the outstanding common stock. However, no person other than the Mutual Holding Company may acquire more than 10% of the stock of Harbor Federal until January 4, 1999. Under Delaware law the approval of the holders of at least a majority of the voting shares of the corporation is required for Bancorp to merge or consolidate with other companies. In addition, Delaware law and Bancorp's Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the voting shares (excluding those of the interested shareholder), when a business combination, which is defined to include a merger, is with an interested shareholder (defined generally as a holder of more than 15% of the outstanding voting shares or an affiliate of such a shareholder). Additionally, Bancorp's Certificate of Incorporation does not permit any person or entity, except the Mutual Holding Company or the ESOP, to own or to have beneficial ownership of more than 10% of the outstanding stock of Bancorp.

  Amendment of Certificate and Federal Stock Charter.  Delaware law requires
  --------------------------------------------------
that any amendment to the Certificate of Incorporation must be approved by the affirmative vote of a majority of the votes which all shareholders are entitled to cast thereon and the affirmative vote of the holders of at least a majority of the outstanding shares in each class of shares entitled to vote as a class thereon. However, the approval of the Reorganization by the OTS is expected to be conditioned upon the requirement that Bancorp must receive the OTS' non-objection to any proposed amendments to its Certificate of Incorporation. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Regulations of Bancorp." Federal law requires approval of amendments of Harbor Federal's charter by (i) the Board of Directors; (ii) the OTS; and (iii) by the stockholders by a majority of the total votes eligible to be cast thereon.

  Amendment of Bylaws.  Harbor Federal's bylaws provide they may be amended in a
  -------------------
manner consistent with OTS regulation by a majority vote of the Board of Directors or by the majority of votes cast by the stockholders at any legal meeting. Bancorp's bylaws allow the shareholders or the Board of Directors to amend or repeal the bylaws or adopt new bylaws. Bancorp's bylaw provisions governing the calling of special meetings of stockholders and governing the numbers, terms, replacement, removal and nomination of Directors may only be amended or repealed by a vote of two-thirds of all the votes entitled to be cast in the election of Directors. Further, the approval of the Reorganization by the OTS is expected to be conditioned upon the requirement that Bancorp must receive the OTS' non-objection to any proposed amendments to its Bylaws. See "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Regulations of Bancorp."

    Shareholder Nomination and New Business.  The nominating committee of Harbor
    ---------------------------------------
Federal's Board of Directors selects the management nominees for election as directors. Except where a nominee is substituted as a result of the death or incapacity of a management nominee, Harbor Federal's bylaws require the nominating committee to submit nominations to the secretary of Harbor Federal at least 30 days prior to the date of the shareholder meeting at which directors are to be elected. Nominations may be made by shareholders, provided they are made in writing and are delivered to the secretary of Harbor Federal at least 20 days before the date of such meeting. Bancorp's bylaws require that nominations for Director made by the Board of Directors shall be made not less than 5 days prior to the date of the meeting at which Directors are to be elected. If made by stockholders, such nominations must be made at least 90 days prior to such meeting, if it is the Annual Meeting, or within 7 days following the date of notice of the meeting, if a special meeting.

    Directors.  The Federal Stock Charter of Harbor Federal provides for a Board
    ---------
of not less than 5 nor more than 15 Directors. The Certificate of Incorporation of Bancorp provides for a minimum of 5 Directors and a maximum of 15 Directors.

    Under the bylaws of Harbor Federal, vacancies existing of the Board of Directors arising from death, resignation, retirement, disqualification, removal from office or other cause are filled by a majority vote of the Directors then in office. A Director who is appointed by the Board of Directors to fill a vacancy on the Board serves until the next annual meeting of shareholders.

    Bancorp's Certificate of Incorporation provides that a Director who is appointed by the Board of Directors to fill a vacancy on the board serves for the unexpired term of the class in which the vacancy occurs but that a Director who has been appointed to fill a vacancy caused by an increase in the number of directors shall serve only until the next annual meeting of shareholders.

    Bancorp's Certificate of Incorporation provides for removal of a Director only for cause and only with the affirmative vote of 66 2/3% of the voting power of Bancorp's outstanding stock. Harbor Federal's bylaws provide that at a meeting called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors. Under Delaware law, any Director or the entire Board of Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of Directors except where a Board is classified, such removal can be only for cause (unless the Certificate of Incorporation otherwise provides). Bancorp's Board will be classified and its certificates does not provide for removal for other than cause.

    Bancorp's bylaws permit Directors to participate in any Board meetings telephonically as long as all parties to the meeting can hear each other. Telephonic participation will qualify as presence at the meeting for all purposes. Federal law permits attendance at Board meetings by means of conference telephone but providing that such participation does not constitute attendance for the purpose of compensation for service on the Board.

Federal Securities Laws

    Bancorp has filed with the Commission a registration statement under the Securities Act for the registration of the common stock of Bancorp to be issued in connection with the Reorganization. This Proxy Statement/Prospectus constitutes the prospectus of Bancorp filed as part of such registration statement. Upon consummation of the Reorganization, the common stock of Bancorp will be registered under the Exchange Act with the Commission.

Bancorp will then be subject to the information, proxy solicitation and other requirements of the Commission under the Exchange Act.

  This Proxy Statement/Prospectus also constitutes proxy material of Harbor Federal and has been filed with the OTS under the Exchange Act. Upon completion of the Reorganization, the common stock of Harbor Federal will be deregistered with the OTS under the Exchange Act.

Resales of Bancorp Common Stock

  All shares of the Bancorp Common Stock received by shareholders of Harbor Federal in connection with the Reorganization will be freely transferable, except for shares issued to any shareholders of Harbor Federal who may be deemed to be "affiliates" of Harbor Federal for purposes of Rule 144 under the Securities Act. Such shareholders may resell their shares only in transactions permitted by the resale provisions of Rule 144, or as otherwise permitted under the Securities Act.

                               LEGAL PROCEEDINGS

  Harbor Federal is involved in various legal proceedings occurring in the ordinary course of its business. None is believed by management to be material to the financial condition of Harbor Federal.

                            MARKET FOR COMMON STOCK

  Since January 6, 1994, the date of the reorganization, the common stock of Harbor Federal has been quoted on the NASDAQ-NMS. The following table presents quarterly information on the range of high and low prices since that time.

   Quarter Ended      High     Low          Dividends Declared Per Share
   -------------      ----     ---          ----------------------------
March 31, 1994        $14.50   $12.125                     $.1125
June 30, 1994          15.25    11.875                      .1125
September 30, 1994     20.25    14.438                      .1125
December 31, 1994      18.50    15.00                       .2250
March 31, 1995         18.50    16.00                       .2250
June 30, 1995          19.75    17.75                       .2250
September 30, 1995     23.50    19.50                       .2250
December 31, 1995      27.50    22.50                       .30
March 31, 1996         28.00    24.75                       .30
June 30, 1996          29.25    25.50                       .30
September 30, 1996     30.00    23.75                       .30

  On ___________, 1996, the closing price for Harbor Federal's common stock as reported in The Wall Street Journal was _____________. On that date, there were
            -----------------------
approximately _______ holders of such common stock.

                  PROPOSAL III - RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

  The Board of Directors of Harbor Federal has appointed the firm of KPMG Peat Marwick LLP, Certified Public Accountants, to continue as independent auditors for Harbor Federal for the fiscal year ending September 30, 1997, subject to ratification of such appointment by the stockholders. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT
                                           ---
OF KPMG PEAT MARWICK LLP AS HARBOR FEDERAL'S INDEPENDENT AUDITORS FOR FISCAL 1997 UNDER THIS PROPOSAL III.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  If the middle tier holding company formation is consummated, any shareholder proposal intended for inclusion in Bancorp's proxy statement and form of proxy relating to Bancorp's Annual Meeting of Shareholders expected to be held on or about January 19, 1998 must be received by Bancorp _______________________ pursuant to the proxy solicitation regulations of the Commission. If the middle tier holding company formation is not consummated, any shareholder proposal intended for inclusion in Harbor Federal's proxy statement and form of proxy relating to Harbor Federal's annual meeting of shareholders expected to be held on or about January 19, 1998 must be received by Harbor Federal by ___________ pursuant to the proxy solicitation regulations of the OTS. Nothing in this paragraph shall be deemed to require Bancorp or Harbor Federal to include in its proxy statement and form of proxy any shareholder proposal which does not meet the requirements of the Commission or the OTS in effect at the time.

                              FURTHER INFORMATION

  This proxy statement is also a prospectus of Bancorp delivered in compliance with the Securities Act. A registration statement under the Securities Act has been filed by Bancorp with the Commission and the OTS, with respect to the securities offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The registration statement may be inspected at the offices of the Commission without charge, and copies of all or any part of it may be obtained on payment of the fee prescribed by the Commission. For further information pertaining to Bancorp and the securities offered hereby, reference is made to the registration statement, including the exhibits filed as a part thereof. The summaries or descriptions of documents, statutes or regulations in this Proxy Statement/Prospectus do not purport to be complete. Reference is made to the copies of such documents attached to this Proxy Statement/Prospectus or otherwise filed as part of the registration statement and to such statutes or regulations for a full and complete statement of their provisions, and such summaries and descriptions are qualified in their entirety by such reference.

  This proxy statement has been filed by Harbor Federal with the OTS, 1700 G Street, N.W., Washington, D.C., under the Exchange Act. Harbor Federal has also filed reports and other information with the OTS under the Exchange Act. Such information can be inspected and copied at the OTS.

                                 LEGAL OPINION

  The legality of the Bancorp common stock to be issued pursuant to the Reorganization will be passed upon for Bancorp by Peabody & Brown, 1255 23rd Street, N.W., Washington, D.C. 20037.

                             FINANCIAL INFORMATION

  No financial statement disclosure is included herein because, in accordance with the rules of the Commission: (i) the only parties to the Reorganization (other than Harbor Federal) are Bancorp and its wholly-owned subsidiary, Interim, neither of which has any significant assets or liabilities; (ii) Bancorp's only substantial asset if the Reorganization is effected will be cash and its investment in Harbor Federal; and (iii) the consolidated financial statements of Bancorp immediately after the Reorganization will be substantially identical to the financial statements of Harbor Federal immediately before the Reorganization. The Reorganization will be characterized and accounted for at historical cost in a manner similar to a "pooling of interest" for financial reporting and related purposes.

  Harbor Federal's Annual Report for 1996 is being mailed to shareholders with this Proxy Statement/Prospectus and includes Harbor Federal's audited financial statements for the fiscal year ended September 30, 1996, including a comparative statement of financial condition, a comparative statement of operations, a comparative statement of cash flows, and a comparative statement of changes in shareholders' equity. Any present shareholder who did not receive an Annual Report, or who has misplaced his or her copy, will be furnished a copy without charge, upon written request to the Secretary of Harbor Federal at the address shown on the cover hereof.

  A copy of Harbor Federal's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, as filed with the Office of Thrift Supervision (excluding exhibits) may be obtained by any stockholder, without charge, upon written request to Anne W. Satterlee, Stockholder Relations, Harbor Federal Savings Bank, P.O. Box 249, Fort Pierce, Florida 34954.

                                OTHER BUSINESS

  As of the date of this Proxy Statement/Prospectus, the Board of Directors of Harbor Federal knows of no matters to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies, as determined by a majority of the Board of Directors.

  The Board of Directors of Harbor Federal urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

                            By Order of the Board of Directors of
                            Harbor Federal Savings Bank



                            Michael J. Brown, Sr.
                            President and CEO

                                                            EXHIBIT A


                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------



          THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of November 27, 1996, between Harbor Federal Savings Bank, a federally chartered savings bank (the "Bank") and Harbor Florida Bancorp, Inc., a Delaware corporation (the "Holding Company") which is wholly-owned by the Bank. Promptly after its incorporation, Interim Harbor Federal Savings Bank ("Interim"), a stock savings bank to be organized by the Holding Company under Federal law for the sole purpose of consummating the reorganization provided herein, will execute and deliver this Agreement and, thereby, become a Party hereto.


                                   BACKGROUND
                                   ----------

          The Board of Directors of the Bank has determined that it is in the best interests of the Bank and its stockholders for the Bank to be reorganized into a middle tier stock holding company form of ownership in accordance with the terms of this Agreement as follows:

          A. Upon the organization of Interim, the Holding Company will be the sole stockholder of Interim.

          B. Interim will thereafter merge into the Bank, on terms whereby the stockholders of the Bank will exchange all of the outstanding shares of common stock of the Bank for Shares of the Holding Company, and the Holding Company (as the former sole stockholder of Interim) will receive all of the outstanding shares of common stock of the Bank.

          C. Whereupon, the former stockholders of the Bank will be all of the stockholders of the Holding Company which, in turn, will own all of the outstanding shares of stock of the Bank.


                                     TERMS
                                     -----

          The parties hereto, intending to be legally bound hereby, agree as follows:


                                  ARTICLE ONE
                                  DEFINITIONS

          The following terms used herein have the meanings specified below:

     1.1  "Agreement" means this Agreement and Plan of Reorganization.

     1.2 The "Bank" means Harbor Federal Savings Bank a federally chartered savings bank organized under Federal law.

     1.3 "Bank Common Stock" means the shares of $1.00 par value common stock of the Bank.

     1.4 "Effective Date" means that the date provided for in Section 8.1 on which the Merger shall become effective.

     1.5 "Effective Time" means the time on the Effective Date when the Merger shall become effective.

     1.6 "Holding Company" means Harbor Florida Bancorp, Inc., a corporation organized under Delaware law.

     1.7 "Holding Company Common Stock" means the shares of $0.01 par value common stock of the Holding Company.

     1.8 "Interim" means Interim Harbor Federal Savings Bank, an interim stock savings bank to be organized under Federal law.

     1.9 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     1.10 "Merger" means the merger of Interim with and into the Bank provided for in Section 2.1 of this Agreement.

     1.11 "OTS" means the Office of Thrift Supervision.

     1.12 "Party" means each of the Bank, the Holding Company and Interim, as a Party to this Agreement.

     1.13 "Resulting Institution" means the Bank as the surviving Party to the Merger,

     1.14 "SEC" means the Securities and Exchange Commission .


                                  ARTICLE TWO
              MERGER OF INTERIM INTO THE BANK AND RELATED MATTERS

     2.1  The Merger. On the Effective Date, Interim will merge with and into
          ----------
the Bank pursuant to the terms of this Agreement, and thereupon the separate existence of Interim will cease. The Bank, as the Resulting Institution, will possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, duties and liabilities of Interim, and all property, real, personal and mixed, and all debts due to Interim on whatever account, shall be vested in the Bank, and all such property, rights, privileges, powers and franchises, and all and every other interest of Interim shall be as effectively the property of the Bank as they were of Interim.

     2.2  Continued Existence of the Bank. Following the Merger, the existence
          -------------------------------
of the Bank will continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities of a savings bank organized under the laws of the United States. The home and branch offices of the Bank will be at the location of the home and branch offices of the Bank immediately prior to the Effective Time. The Federal Stock Charter and bylaws of the Bank, as presently in effect, will continue in full force and effect and shall not be changed in any manner whatsoever by the Merger. The Bank will continue to operate immediately after the Effective Time under its present name, "Harbor Federal Savings Bank."

     2.3  Continued Business of the Bank. From and after the Effective Time, the
          ------------------------------
business presently conducted by the Bank will continue to be conducted by it as a wholly-owned subsidiary of the Holding Company, subject to the management and control of the board of directors of the Bank and, subject to such action as the board of directors of the Bank might take hereafter, the present officers of the Bank will continue in their present positions. It is the Parties' intention that a continuity of operation of the Bank business and a continuity of present management will be maintained.

     2.4 Directors of the Holding Company. On the Effective Date, the directors
         --------------------------------
of the Holding Company who will serve until the expiration of the respective terms for which they were elected and until their respective successors are elected and duly qualified will be as follows:

               Name and Address                    Term
               ----------------                    ----
               Bruce R. Abernethy, Sr.             1999
               100 S. Second Street
               Fort Pierce, FL  34950

               Richard N. Bird                     2000
               100 S. Second Street
               Fort Pierce, FL 34950

               Michael J. Brown, Sr.               1998
               100 S. Second Street
               Fort Pierce, FL  34950

               Richard K. Davis                    2000
               100 S. Second Street
               Fort Pierce, FL  34950

               Edward G. Enns                      1999
               100 S. Second Street
               Fort Pierce, FL  34950

               Frank H. Fee, III                   2000
               100 S. Second Street
               Fort Pierce, FL  34950

               Richard B. Hellstrom                1998
               100 S. Second Street
               Fort Pierce, FL  34950


     2.5  Directors of the Bank. On the Effective Date, the directors of the
          ---------------------
Bank, who will serve until the expiration of the respective terms for which they were elected and until their respective successors elected and qualified, will be as follows:

               Name and Address                    Term
               ----------------                    ----
               Bruce R. Abernethy, Sr.             1999
               100 S. Second Street
               Fort Pierce, FL  34950

               Richard N. Bird                     2000*
               100 S. Second Street
               For Pierce, FL 34950

               Michael J. Brown, Sr.               1998
               100 S. Second Street
               Fort Pierce, FL  34950

               Richard K. Davis                    2000*
               100 S. Second Street
               Fort Pierce, FL  34950

               Edward G. Enns                      1999
               100 S. Second Street
               Fort Pierce, FL  34950

               Frank H. Fee, III                   2000*
               100 S. Second Street
               Fort Pierce, FL  34950

               Richard B. Hellstrom                1998
               100 S. Second Street
               Fort Pierce, FL  34950

     *  Assumes election at the 1997 Annual Meeting of Stockholders of the Bank.

     2.6  Savings Accounts.  Immediately after the Effective Time, the Bank will
          ----------------
continue to issue savings accounts on the same basis as immediately prior thereto.


                                 ARTICLE THREE
                              CONVERSION OF SHARES

     3.1  Terms and Conditions of Merger. The manner and basis of converting the
          ------------------------------
shares of the Bank and Interim in the Merger will be as follows:

          (a)  The Bank's Common Stock.

               (i) Conversion. Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall immediately and by virtue of the Merger, without any action on the part of the Bank or the holder of such share, be converted into and become one fully paid and nonassessable share of Holding Company Common Stock. Such shares of Bank Common Stock shall thereupon, without any further action on the part of the Bank, be cancelled and retired, shall no longer be outstanding and the number of such shares shall be restored to the number of authorized but unissued shares of Bank Common Stock.

               (ii) Stock Certificates. At any time after the Effective Time, the holder of an outstanding certificate which prior to the Effective Time represented shares of Bank Common Stock may surrender the same to the Holding Company's Stock Registrar and Transfer Agent, or to its corporate Secretary, and such holder thereupon shall be entitled to receive, in exchange therefor, one or more certificates representing the number of shares of Holding Company Common Stock into which such shares of Bank Common Stock shall have been converted. Until so surrendered, each outstanding certificate which, prior to the Effective Time represented shares of Bank Common Stock, shall be deemed for all purposes (including the payment of dividends) to evidence ownership of the number of shares of Holding Company Common Stock into which such shares of Bank Common Stock shall have been so converted.

               (iii) Satisfaction of All Rights. All shares of Holding Company Common Stock into which shares of Bank Common Stock shall have been converted pursuant to the Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

               (iv) Sole Right, Etc. At the Effective Time, the holders of certificates formerly representing shares of Bank Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to Bank Common Stock and their sole rights on and following the Effective Time shall be with respect to the shares of Holding Company Common Stock into which their shares of Bank Common Stock shall have been converted by the Merger.

          (b) Holding Company Stock Owned Directly or Indirectly by the Bank. At the Effective Time, all shares of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Holding Company or the holder of any such share, be cancelled and returned, shall no longer be outstanding, and the number of such shares shall be restored to the number of authorized but unissued shares of Holding Company Common Stock. All such shares of Holding Company Common Stock outstanding at the date of this Agreement are owned by the Bank.

          (c) Interim Common Stock. Each share of Interim common stock issued and outstanding immediately prior to the Effective Time shall immediately and by virtue of the Merger, without any action on the part of Interim or the holder of such share, be converted into and become one fully paid and nonassessable share of Bank Common Stock, whereupon the Holding Company as the holder of such shares of common stock of Interim will be the holder of all of the outstanding shares of common stock of the Bank.

     3.2  The Bank's Employee Stock Benefit Programs. At the Effective Time, the
          ------------------------------------------
Harbor Federal Savings Bank Employee Stock Ownership Plan (the "ESOP") shall automatically by virtue of the Merger, be continued as the Employee Stock Ownership Plan of the Bank with its Bank Common Stock exchanged for Holding Company Common Stock. The Harbor Federal Savings Bank 1993 Incentive Stock Option Plan and the Harbor Federal Savings Bank Option Plan for Non-Employee Directors (collectively, the "Option Plans") including each stock option granted under the Option Plans outstanding and unexercised, in whole or in part, immediately prior to the Effective Time shall, by virtue of the Merger, without any action on the part of the Bank, the Holding Company or the holder of such option, remain the Option Plans of the Bank with each option to purchase under the Option Plans becoming the same number of shares of Holding Company Common Stock, and subject to the same terms and conditions (including, but not limited to, the exercise price), as the shares of Bank Common Stock which such holder would then or thereafter be entitled to purchase or receive pursuant to such option. The Harbor Federal Savings Bank Recognition and Retention Plan and Harbor Federal Outside Directors' Recognition and Retention Plan (collectively, the "Recognition and Retention Plans") shall automatically, by virtue of the Merger, be continued as the Recognition and Retention Plan of the Bank with their Bank Common Stock exchanged for Holding Company Common Stock. The Bank and the Holding Company will amend the ESOP, the Option Plans and the Recognition and Retention Plans to provide for stock or options granted after the Effective Time to be granted with respect to Holding Company Common Stock in lieu of Bank Common Stock.

     3.3  Reservation or Issuance of Stock. At the Effective Time, the Board of
          --------------------------------
Directors of the Holding Company shall be deemed to have reserved for issuance or to have authorized the issuance of a number of shares of Holding Company Common Stock, and such shares shall automatically be so reserved and so authorized in respect of the Employee Stock Benefit Programs and options granted thereunder mentioned in Section 3.2, equal to the number of shares of the Bank Common Stock that the Bank had reserved for issuance and had authorized the issuance of in respect of such Programs immediately prior to the Effective Time.

     3.4  Employment Agreement.  At the Effective Time the employment agreement
          --------------------
between Mr. Brown and the Bank shall remain in full force and effect and any references in such agreements to shares of stock under any Employee Benefit Programs of the Bank shall be deemed to apply to shares of Holding Company Common Stock.


                                  ARTICLE FOUR
                         REPRESENTATIONS AND WARRANTIES

     4.1  Representation and Warranties of the Bank.  The Bank represents and
          -----------------------------------------
warrants as follows:

          (a)  The Bank Corporate Standing. The Bank is a federally chartered
               ---------------------------
     stock savings bank organized, existing and in good standing under the laws of the United States, and it has all requisite corporate power, licenses and authority to own its property and to carry on its business as now conducted.

          (b)  Authorized Stock of the Bank. The Bank is authorized to issue
               ----------------------------
     20,000,000 shares of common stock, par value $1.00 per share, of which 4,934,454 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding.

          (c)  Financial Information of the Bank. The balance sheet of the Bank
               ---------------------------------
     at September 30, 1995, and 1996 and the related consolidated statements of operations, stockholders' equity and changes in financial position have been audited by independent certified public accountants, as contained in the 1996 Annual Report of the Bank, and fairly present the financial condition of the Bank and the results of its operations, as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied. Since September 30, 1996, there has been no adverse change in the business, assets or condition, financial or otherwise, of the Bank, nor any damage, destruction nor loss of a material nature affecting the business, properties or financial condition of the Bank.

          (d)  Legal Proceedings of the Bank. The Bank is not a party to, nor
               -----------------------------
      has it been threatened with, any litigation or governmental proceedings which, if adversely decided, would have a material adverse effect upon the transactions contemplated hereby or upon the financial condition, regulatory capital or business of the Bank or which would create a material liability of the Bank.

     4.2  Representations and Warranties of the Holding Company.  The Holding
          -----------------------------------------------------
Company represents and warrants as follows:

          (a)  Corporate Standing of the Holding Company. The Holding Company is
               -----------------------------------------
      a corporation organized, existing and in good standing under the laws of the State of Delaware and has all requisite corporate power, licenses and authority to own its own property and to carry on its business as now conducted.

          (b)  Authorized Stock of the Holding Company.  The Holding Company is
               ---------------------------------------
authorized to issue 13,000,000 shares of common stock, par value $0.01 per share of which 10 shares are issued and outstanding and are owned by the Bank and 1,000,000 shares of preferred stock, none of which are issued or outstanding.

          (c)  Legal Proceedings of the Holding Company. The Holding Company is
               ----------------------------------------
     not a party to, nor has it been threatened with, any litigation or governmental proceedings which if adversely decided would have a material adverse effect upon the transactions contemplated hereby or upon the financial condition, regulatory capital or business of the Holding Company, or which would create a material liability of the Holding Company.

          (d)  Interim Corporate Standing. Before the Effective Date, the
               --------------------------
     Holding Company will take all necessary or appropriate action to organize and incorporate Interim in accordance with Federal law for the sole purpose of facilitating the merger of Interim with and into the Bank pursuant hereto, and at the Effective Time Interim will be duly organized and existing in good standing under the laws of the United States, will have all requisite corporate power, licenses and authority to own its property, and carry on its business as then conducted and all its outstanding shares of common stock will be owned by the Holding Company.


                                  ARTICLE FIVE
                      TRANSACTIONS PRIOR TO EFFECTIVE DATE

     5.1  Restrictions on Certain Activities.  Except as contemplated by this
          ----------------------------------
Agreement, prior to the Effective Time none of the Parties will, without the prior consent of the others, do any of the following:

          (a) Amend its Federal Stock Charter or Certificate of Incorporation or bylaws, or merge into or consolidate with any other corporation, or change in any manner the rights of its outstanding shares of capital stock or the character of its principal business.

          (b) Issue or sell, or issue options or rights to acquire, or enter into any contract or commitment to issue or sell, any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, except for (i) shares of common stock issued under the ESOP; (ii) options and rights which may be granted by the Bank pursuant to its Option Plans and shares of its common stock issued upon exercise of options; (iii) shares of common stock issued under the Recognition and Retention Plans; and, (iv) the shares of its common stock to be issued by Interim to the Holding Company;

          (c)  Acquire or agree to acquire any shares of its capital stock;

          (d) Make or contract for any substantial acquisition of assets except in the ordinary course of business; or

          (e) Sell, dispose of or encumber any substantial and material property or assets, or engage in any material activity or transaction, except in the ordinary course of business.

     5.2  Stockholder Approvals. The execution and delivery of this Agreement
          ---------------------
has been duly authorized and approved by the Boards of Directors of the Bank and the Holding Company. A meeting of the stockholders of the Bank will be held, inter alia, for the purpose of adopting and approving this Agreement. In addition, the incorporators of Interim, and the Holding Company as the sole owner of all the outstanding shares of capital stock of Interim, will execute such written consents and take all such other action as may be required for the adoption and approval of this Agreement.

                                  ARTICLE SIX
                                   CONDITIONS

     6.1  Conditions to Performance by the Holding Company and Interim.  The
          ------------------------------------------------------------
obligations of each of the Parties to effect the Merger pursuant hereto is subject to the following conditions:

               (a) Representations and Warranties and Covenants of Each Party. The representations and warranties of each Party contained herein shall be true on and as of the Effective Time with the same effect as though made as of such time, except for such variations as may be permitted hereby or pursuant hereto. Each Party shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it prior to the Effective Time.

               (b) Approval by the Bank's Stockholders. The holders of a
                   -----------------------------------
          majority of the shares of the Bank Common Stock present in person or by proxy shall, at a meeting thereof duly called, inter alia, for the purpose of considering and acting upon this Agreement, have voted in favor of this Agreement and the consummation of the Merger contemplated hereby.

               (c)  Registration of Shares of Holding Company Common Stock:
                    ------------------------------------------------------
          Compliance with Securities Laws. A registration statement covering the shares of Holding Company Common Stock to be issued to the stockholders of the Bank pursuant to the Merger shall have been filed with and declared effective by the OTS in accordance with the provisions of the Securities Act of 1933, as amended, and the Holding Company shall have complied with the requirements of all applicable state securities or "blue sky" laws necessary to offer and issue lawfully such shares pursuant hereto.

               (d) Listing of Holding Company Common Stock. The shares of Holding Company Common Stock shall have been approved for trading, when issued, on the NASDAQ-NMS .

               (e) Government Approval. All approvals by the OTS and the SEC and such other governmental agency as may be required for the lawful consummation of the Merger and the issuance and delivery of Holding Company Common Stock as contemplated by this Agreement shall have been obtained. If any approval contains any restriction or condition which, in the sole discretion of the Board of Directors of Harbor Federal, is deemed to be not beneficial to Harbor Federal, Harbor Florida or the stockholders thereof, the Board of Directors may terminate the transaction pursuant to the Article Seven hereof.

               (f) Federal Tax Ruling or opinion. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion of its counsel in form and substance satisfactory to it that:

                    (1) Provided that the proposed merger of Interim with and into Harbor Federal qualifies as a statutory merger, the transaction will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

                    (2) Harbor Federal, Bancorp and Interim will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                    (3) No gain or loss will be recognized for federal income tax purposes by Interim upon the transfer of its assets to Harbor Federal solely in exchange for the transfer to Bancorp of the stock of Harbor Federal.

                    (4) No gain or loss will be recognized for federal income tax purposes by Interim upon the receipt of the assets of Interim in exchange for the transfer to Bancorp of Interim stock.

                    (5) The basis of Interim's assets in the hands of Harbor Federal will be the same for federal income tax purposes as the basis of those assets in the hands of Interim immediately prior to the merger.

                    (6) No gain or loss will be recognized for federal income tax purposes by Bancorp upon the receipt of Harbor Federal stock solely in exchange for Interim stock.

                    (7) No gain or loss will be recognized for federal income tax purposes by Harbor Federal shareholders upon the receipt of Bancorp stock solely in exchange for their shares of Harbor Federal stock.

                    (8) The basis of Bancorp stock to be received by Harbor Federal shareholders will be the same for federal income tax purposes as the basis of Harbor Federal stock surrendered in exchange therefor.

                    (9) The holding period of Bancorp stock to be received by Harbor Federal shareholders will include for federal income tax purposes the holding period of Harbor Federal stock surrendered in exchange therefor, provided that Harbor Federal stock is held as a capital asset on the date of the exchange.

                    (10) The holding period of the assets of Interim in the hands of Harbor Federal will include for federal income tax purposes the period during which such assets were held by Interim.

                    (11) No gain or loss will be recognized for federal income tax purposes by Harbor Federal upon the receipt of the assets of Interim in exchange for Harbor Federal stock.

          (g) Florida Tax Ruling or Opinion. The Bank shall have received either
              -----------------------------
a ruling or an opinion in form and substance satisfactory to it with respect to Florida income taxation as to the matters set forth in paragraph (f) of this Section.

          (h) The reorganization will be characterized and accounted for at historical cost in a manner similar to a "pooling of interest" for financial reporting and related purposes.

          (i) Consents of Third Parties. Each of the Parties shall have received
              -------------------------
     such approvals, permits or consents of third parties, including governmental bodies or agencies, as may be required to permit them to perform this Agreement in accordance with its terms, except for such consents with regard to agreements and arrangements which are not in the aggregate material to the Bank, the Holding Company and Interim, considered on a consolidated basis.


                                 ARTICLE SEVEN
                                  TERMINATION

     7.1  Termination. This Agreement may be terminated at any time prior to the
          -----------
Effective Time (i) at the election of any Party if any of the conditions specified in Article Six shall not have been fulfilled and shall have become incapable of fulfillment or (ii) by mutual consent of the respective boards of directors of the parties.

     7.2  No Further Liability. In the event of the termination of this
          --------------------
Agreement pursuant to any of the foregoing provisions, the Bank will pay all the costs and expenses incurred by the Parties in connection with this Agreement and the transactions contemplated hereby, and no Party shall have any further liability or obligation of any nature to any other Party.


                                 ARTICLE EIGHT
                            EFFECTIVE DATE OF MERGER

     8.1  Effective Date and Effective Time. Upon satisfaction of the conditions
          ---------------------------------
set forth in Article Six (unless waived in accordance with this Agreement) the Parties shall execute and cause to be filed (i) with the OTS articles of merger, consistent with the terms hereof, and such other agreements, certificates and other documents as may be required by applicable law and (ii) with such other federal and state government agencies or authorities, including the OTS, such other agreements, certificates and documents as may be required by applicable law to cause the Merger to become effective. The date and time by which all of such filings are completed and the Merger becomes effective are referred to in this Agreement, respectively, as the "Effective Date" and the "Effective Time."

                                  ARTICLE NINE
                                 MISCELLANEOUS

     9.1  Waiver, Amendment, etc. Any of the terms or conditions of this
          ----------------------
Agreement which legally may be waived may be waived at any time by any Party hereto which is, or the shareholders of which are, entitled to the benefit thereof, by action taken or authorized by the Board of Directors of such Party, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement after authorization to do so by the Boards of Directors of the Parties hereto; provided, however that no such waiver, amendment or modification shall have a material adverse effect on the benefits intended to be received in the Merger pursuant to this Agreement by the holders of shares of Bank Common Stock.

     9.2  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

     9.3  Governing Law.  This Agreement is made pursuant to, and shall be
          -------------
construed under and be governed by the laws of Delaware, unless in conflict with federal law and if so, then by such federal law, including the rules and regulations of the OTS.

     9.4  Execution by Interim. At the date hereof, Interim is in the process of
          --------------------
organization and has not been granted a Federal stock charter under Federal law and therefore does not have the legal capacity to execute this Agreement. The Holding Company agrees to cause Interim to execute this Agreement promptly following the issuance of Interim's Federal stock charter. The Bank and the Holding Company agree to be bound by this Agreement prior to and following such execution by Interim.

     IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement and Plan of Reorganization to be signed on its behalf by its officers thereunto duly authorized, all as of the date first set forth above.

HARBOR FEDERAL SAVINGS BANK           HARBOR FLORIDA BANCORP, INC.



By:  _____________________________       By:  ______________________________
     Michael J. Brown, Sr.                    Michael J. Brown, Sr.
     President and CEO                        President and CEO


INTERIM HARBOR FEDERAL SAVINGS BANK



By:  _____________________________
     Michael J. Brown, Sr.
     President and CEO

                                                                       EXHIBIT B


                         CERTIFICATE OF INCORPORATION
                                      OF
                         HARBOR FLORIDA BANCORP, INC.


                                   ARTICLE I
                                     Name

     The name of the corporation is HARBOR FLORIDA BANCORP, INC. (the "Corporation").


                                  ARTICLE II
                               Registered Office

     The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The name of the Corporation's registered agent at such address is the Corporation Service Company.


                                  ARTICLE III
                              Purpose and Powers

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.


                                  ARTICLE IV
                                 Capital Stock

     SECTION 1.  Authorized Shares.  The total number of shares of all
                 ----------
classes of stock which the Corporation shall have authority to issue is 14,000,000 shares, divided into two classes consisting of 13,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Board of Directors shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:

          (a) the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

          (b) the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;

          (c) the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

          (d) whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled the amount of such fund and the terms and provisions relative to the operation thereof;

          (e) whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up or upon any distribution of the assets of the Corporation;

          (g) whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting
     (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on parity with or ranking junior to the share of such series in any respect;

               (h) whether such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited; and

               (i) any other powers, preferences, privileges, and relative participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

     The powers, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

     SECTION 2.  Rights of Holders of Common Stock.  Each holder of Common
                 ---------------------------------
Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the holders of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors may determine. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

     There shall be no cumulation of votes for the election of Directors or for any other purpose.

     Every share of Common Stock shall have the same relative rights as, and be identical in all respects with, all the other shares of Common Stock.


                                   ARTICLE V
                             Business Combinations

     The provisions of Section 203 of the Delaware General Corporation Law or any successor provision shall govern the Corporation.

                                  ARTICLE VI
                              Board of Directors

     SECTION 1.  Number.  The business and affairs of the Corporation shall
                 ------
be managed under the direction of the Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional Directors under specified circumstances, shall consist of not less than five nor more than 15 persons. The exact number of Directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

     SECTION 2.  Terms.  Beginning with the first annual meeting of
                 -----
stockholders held after the filing of this Certificate of Incorporation, the Board of Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes, class I, class II and class III, as nearly equal in number as possible. The terms of office of the classes of Directors elected at the initial annual meeting shall expire as follows: the term of office of class I will expire at the 1998 Annual Meeting of Stockholders, the term of office of class II will expire at the 1999 Annual Meeting of Stockholders and the term of office of class III will expire at the 2000 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

     SECTION 3.  Stockholder Nomination of Director Candidates.
                 ---------------------------------------------
Stockholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

     SECTION 4.  Newly Created Directorships and Vacancies.  Subject to the
                 -----------------------------------------
rights of the holders of any series of Preferred Stock then outstanding, Directors serving in newly created Directorships resulting from any increase in the authorized number of Directors shall serve until the next Annual Meeting of Stockholders. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

     SECTION 5.  Removal.  Subject to the rights of the holders of any
                 -------
series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

     SECTION 6.  Initial Directors.  The names and addresses of the persons
                 -----------------
who are to serve as Directors until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

                    Name and Address              Term
                    ----------------              ----

               Bruce R. Abernethy, Sr.            1999
               100 S. Second Street
               Fort Pierce, FL  34950

               Richard N. Bird                    2000
               100 S. Second Street
               Fort Pierce, FL 34950

               Michael J. Brown, Sr.              1998
               100 S. Second Street
               Fort Pierce, FL  34950

               Richard K. Davis                   2000
               100 S. Second Street
               Fort Pierce, FL  34950

               Edward G. Enns                     1999
               100 S. Second Street
               Fort Pierce, FL  34950

               Frank H. Fee, III                  2000
               100 S. Second Street
               Fort Pierce, FL  34950

               Richard B. Hellstrom               1998
               100 S. Second Street
               Fort Pierce, FL  34950


                                  ARTICLE VII
                              Stockholder Action

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class of preferred stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.


                                 ARTICLE VIII
                               Bylaw Amendments

     The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any Bylaws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Board of Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Section 2 of Article I and Sections 1 through 5 of
Article II of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of two-thirds of all votes entitled to be cast in the election of Directors, voting together as a single class.


                                  ARTICLE IX
                         Purchase of Equity Securities

     SECTION 1. Prevention of "Greenmail".  Any direct or indirect purchase or
                -------------------------
other acquisition by the Corporation of any Equity Security of any class from any Substantial Securityholder who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of all votes entitled to be cast in the election of Directors, excluding Voting Stock beneficially owned by such Substantial Securityholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations).

     SECTION 2. Certain Definitions.  For the purposes of this Article IX:
                -------------------

          (a) A "Person" shall mean any individual, firm, corporation or other entity.

          (b) "Substantial Securityholder" shall mean any person (other than the Corporation or any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation or Harbor Financial, M.H.C.) who or which:

               (i) is the beneficial owner, directly or indirectly, of five percent or more of the class or securities to be acquired;

               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent or more of the class of securities to be acquired;

               (iii) is an assignee or has otherwise succeeded to any shares of the class of securities to be acquired which were at any time within the two-year period immediately prior to the date in question beneficially owned by a Substantial Securityholder, if such assignment or succession shall have occurred in the course of a transaction or transactions not involving a public offering within the meaning of the Securities Act of 1933.

     (c) A person shall be a "beneficial owner" of any security of any class of the Corporation:

               (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;

               (ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) any right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) which is beneficially owned, directly or indirectly, by any such person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing any security of any class of the Corporation.

     (d) For the purposes of determining whether a person is a Substantial Securityholder pursuant to paragraph (b) of this Section 2, the relevant class of securities outstanding shall be deemed to comprise all such securities deemed owned through application of paragraph (c) of this Section 2, but shall not include other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (e) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1996.

          (f) "Equity Security" shall have the meaning ascribed to such term in
     Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on December 31, 1996.


                                   ARTICLE X
                             Acquisition of Stock

     Notwithstanding anything contained in this Certificate of Incorporation to the contrary:

     SECTION 1.  Restriction.  No person shall directly or indirectly offer to
                 -----------
acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Corporation. This limitation shall not apply to Harbor Financial, M.H.C., any tax qualified employee stock benefit plan of the Corporation, or to any transaction in which Harbor Financial, M.H.C. converts from the mutual form of organization to the stock form of organization.

     In the event shares are acquired in violation of this Article X, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

     SECTION 2.  Certain Definitions.  For the purposes of this Article X, the
                 -------------------
following definitions apply:

               (a) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, and any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of the Corporation.

               (b) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

               (c) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

               (d) The term "acting in concert" means (i) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer or a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.


                                  ARTICLE XI
                              Director Liability

     No Director of officer acting in the capacity of a Director or performing duties as Director shall be personally liable to the Corporation or any stockholder for monetary damages for a breach of fiduciary duty as a Director, except for any matter in respect of which such Director or officer acting as a Director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the Amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any matter occurring, or any cause of action, suit or claim, that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                  ARTICLE XII
                  Amendments to Certificate of Incorporation

     Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least two-thirds of all votes entitled to be cast in the election of Directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles V, VI, VII, VIII, IX or this Article XII of this Certificate of Incorporation.

                                 ARTICLE XIII
                         Certain Business Combinations

SECTION 1.  Vote Required for Certain Business Combinations.
            -----------------------------------------------

            (a)  Higher Vote for Certain Business Combinations.  Unless
                 ---------------------------------------------
     otherwise required by law, in addition to any affirmative vote required by law or this Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article XIII, a Business Combination with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder or any person who after such Business Combination would be an Affiliate or Associate of such Interested Stockholder, shall require the approval of the Board of Directors and the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding Voting Stock which is not owned by the Interested Stockholder or any Affiliate or Associate of such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

               (b)  Definition of "Business Combination".  The term "Business
                    ------------------------------------
     Combination" as used in this Article XIII shall mean:

                    (i) any merger, consolidation or share exchange of the Corporation or any Subsidiary with (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

                    (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Market Value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock of the Corporation;

                    (iii) any transaction which results in the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any Subsidiary which securities were outstanding prior to the time the Interested Stockholder became such, (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any Subsidiary which security is distributed pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such, (C) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of such stock or (D) any issuance or transfer of stock by the Corporation, provided, however, that in no case under (B) through
               (D) above shall there be an increase in the Interested Stockholder's proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

                    (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                    (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, consolidation or share exchange of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;

                    (vi) any transaction involving the Corporation or any Subsidiary which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or securities convertible into the stock of any class or series owned by the Interested Stockholder of the Corporation or of any Subsidiary, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

                    (vii) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs

                 (i)-(vi) above) provided by or through the Corporation or any Subsidiary.

     SECTION 2.  When Higher Vote is Not Required.  The provisions of Section
                 --------------------------------
1 of this Article XIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this Certificate of Incorporation or the bylaws of the Corporation, if all of the conditions specified in either the following paragraphs (a) or (b) are met:

                 (a) Approval by Disinterested Directors.  The Business
                     -----------------------------------
          Combination shall have been approved by a majority of the Disinterested Directors.

                 (b) Price and Procedure Requirements.  All of the following
                     --------------------------------
          conditions shall have been met:

                     (1) Minimum Price Requirements.  With respect to every
                        --------------------------
               class or series of Voting Stock of the Corporation, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of such class or series of Voting Stock:

                         (i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                              (A) (if applicable) the highest per share price
                         (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (2) in the transaction or series of related transactions in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

                              (B) the Fair Market Value per share of Common
                         Stock on the Announcement Date or on the date on which the Interested

                         Stockholder became an Interested Stockholder (such latter date is referred to in this Article XIII as the "Determination Date"), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock.

                         (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class or series of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class or series of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of Voting Stock):

                              (A) (if applicable) the highest per share price
                         (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any shares of such class or series of Voting Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of such shares (1) within the two-year period immediately prior to the Announcement Date, or (2) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Voting Stock;

                              (B) (if applicable) the highest preferential
                         amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                              (C) the Fair Market Value per share of such class
                         or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Voting Stock.

          (2)  Other Requirements.
               ------------------

                    (i) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class or series of Voting Stock. If the Interested Stockholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

                    (ii) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (A) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) on any outstanding Preferred Stock; (B) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (C) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder or by virtue of proportionate stock splits or stock dividends.

                    (iii) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise.

                         (iv) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                         (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have made any major change in the Corporation's business or capital structure without the approval of a majority of the Disinterested Directors.

     SECTION 3.  Certain Definitions.  For the purpose of this Article XIII:
                 -------------------

                 (a) A "person" shall mean any individual or firm, corporation, partnership, limited partnership, joint venture, trust, unincorporated association, government or any political subdivision or agency or instrumentality of a government or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock.

                 (b) "Interested Stockholder" shall mean any person (other than the Corporation, any Subsidiary or Harbor Financial, M.H.C.) who or which:

                              (i) is the beneficial owner, directly or
                      indirectly, of Voting Stock entitled to cast more than 15% of the votes in the election of Directors; is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of the then outstanding Voting Stock; or

                              (ii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          (c)  A person shall be a "beneficial owner" of any Voting Stock:

                    (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

                    (ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or direct the voting pursuant to any agreement, arrangement or understanding, or (C) the right to dispose of or direct the disposition of pursuant to any agreement, arrangement or understanding; or

                    (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (d) For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (b) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (e) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1996, except that the Corporation or any Subsidiary shall not be deemed to be an Affiliate or an Associate of any Interested Stockholder.

          (f) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (b) of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

               (g) "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is not an Affiliate of the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then serving on the Board of Directors.

               (h) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on such exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on such exchange, on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") National Market ("NMS"), or if such stock is not included on NASDAQ-NMS, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the NASDAQ or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

                         (i) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (b)(1)(i) and (ii) of Section 2 of this Article XIII shall include the shares of Common Stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

                         (ii) "Voting Stock" means the then outstanding shares
                 of capital stock of the Corporation entitled to vote generally in the election of Directors.

     SECTION 4.  Powers of the Board of Directors.  A majority of the Directors
                 --------------------------------
of the Corporation shall have the power and duty to determine for the purposes of this Article XIII, on the basis of information known to them after reasonable inquiry (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any persons, (c) whether a person is an Affiliate or Associate of another, and (d) whether the requirements of
Section 2(b) have been met.

     SECTION 5.  No Effect on Fiduciary Obligations of Interested Stockholders.
                 ----------------------------------------------------------
Nothing contained in this Article XIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     SECTION 6.  Amendment, Repeal, Etc.  Notwithstanding any other provision of
               -----------------
this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the bylaws of the Corporation), any proposal to amend or repeal this Article XIII or adopt any provision of this Certificate of Incorporation inconsistent with it which is proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of the holders of at least 66-2/3% of the Voting Stock entitled to be cast at the election of Directors, excluding Voting Stock beneficially owned by such Interested Stockholder, unless such amendment, repeal or adoption is declared advisable by the affirmative vote of two thirds of the entire Board of Directors and a majority of the Disinterested Directors.


                                  ARTICLE XIV
                                Indemnification

      Indemnification shall be provided for to the fullest extent authorized in the Bylaws. Any repeal or amendment of this Article XIV shall not effect indemnification provided under this Article with respect to any state of facts existing at or before the time of such amendment and any proceeding, whenever brought, based in whole or in part upon any such state of facts.


                                  ARTICLE XV
                                 Incorporator

     The name and mailing address of the incorporator of the Corporation is _____________, Corporation Service Company, 1013 Centre Road, Wilmington, DE 19805.

     The undersigned being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, makes this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ______ day of November, 1996.

                                            ____________________________________

                                                                       EXHIBIT C

                                    BYLAWS
                                      OF
                         HARBOR FLORIDA BANCORP, INC.


                                   ARTICLE I
                                     Name

     SECTION 1.  Annual Meeting of Stockholders.

          (a) The annual meeting of stockholders of the Corporation, for the purpose of electing Directors and of transacting such other business as may properly come before the meeting, shall be held on such date, at such place and such time as shall be designated by the Board of Directors.

          (b) To be properly brought before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or
(iii) otherwise properly brought before the meeting by a stockholder.

          (c) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive office of the Corporation, not later than 120 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the Stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

          (d) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article I, provided, however, that nothing in this
Article I shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting.

          (e) The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article 1, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     SECTION 2.  Special Meetings of Stockholders.

     Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders for any purpose may be called only by a majority of the entire Board of Directors.

     SECTION 3.  Notice of Meeting.

     The Secretary shall cause written notice of the time, place and purposes of each meeting to be mailed, or delivered personally, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder of record entitled to vote at the meeting.

     Attendance of a person at a meeting of stockholders, in person or by proxy, constitutes a waiver of notice of the meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

     SECTION 4.  Quorum.

     At any meeting of stockholders the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes unless a greater or lesser quorum shall be provided by law or by the Certificate of Incorporation and in such case the representation of the number so required shall constitute a quorum. The stockholders present in person or by proxy at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding withdrawal of enough stockholders to leave less than a quorum.

     Whether or not a quorum is present, the meeting may be adjourned from time to time by a vote of the shares present. At any such adjourned meeting, at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting if held at the time specified in the notice thereof.

     SECTION 5.  Organization.

     The Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, Senior Vice President or Vice President as the Chairman of the Board of Directors may designate, shall act as Chairman of meetings of the stockholders. The Board of Directors or the stockholders may appoint any stockholder to act as Chairman of any meeting in the absence of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, Senior Vice President or Vice President.

     The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders; but in the absence of the Secretary, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

     SECTION 6.  Voting.

     Each holder of Common Stock and any series of Preferred Stock having voting rights shall be entitled to one vote for each share of Common Stock or such Preferred Stock held of record on all matters on which stockholders generally are entitled to vote.

     Directors shall be elected by ballot and upon demand of any stockholder the vote upon any question before the meeting shall be by ballot.

     Directors shall be elected by a plurality of the votes cast at an election.

     All other action shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater vote is required by law, by the Certificate of Incorporation or these Bylaws.

     A stockholder entitled to vote at a meeting of stockholders may authorize another person to act for him by written proxy.

     SECTION 7.  Inspectors of Elections.

     The Board of Directors or Chairman of the meeting of stockholders shall appoint one or more inspectors to count and tabulate the votes and to perform such other acts or duties as may be required by the Chairman or required by law. On request of the Chairman of the meeting, or as otherwise required by law, the inspectors shall make and execute a written report to the Chairman of the meeting of any facts found by them and matters determined by them. The report is prima facie evidence of the facts stated and of the vote certified by the inspectors.

                                  ARTICLE II
                                   Directors

     SECTION 1.  Number.

     The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than five nor more than 15 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

     SECTION 2.  Terms.

     The Directors shall be divided into such classes and shall have such terms as are set forth in the Certificate of Incorporation.

     SECTION 3.  Newly Created Directorships and Vacancies.

     Newly created Directorships and vacancies in the Board of Directors shall be filled in the manner set forth in the Certificate of Incorporation.

     SECTION 4.  Removal.

     Removal of Directors shall be effected in the manner set forth in the Certificate of Incorporation.

     SECTION 5.  Nominations of Director Candidates.

     (a) Nominations of candidates for election as Directors of the Corporation at any meeting of stockholders called for election of Directors (an "Election Meeting") may be made by the Board of Directors or by any stockholder entitled to vote at such Election Meeting.

     (b) Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of Directors in lieu of a meeting, not less than 30 days prior to the date of the Election Meeting, and such nominations shall be reflected in the minute books of the Corporation as of the date made. At the request of the Secretary of the Corporation each proposed nominee shall provide the Corporation with such information concerning himself as is required under the rules of the Securities and Exchange Commission, to be included in the Corporation's proxy statement soliciting proxies for his election as a Director.

     (c) Not less than 90 days prior to the date of the Election Meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting, any stockholder who intends to make a nomination at the Election Meeting shall deliver a notice to the Secretary of the Corporation setting forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee, (iv) a statement that the nominee is willing to be nominated, (v) a representation that the stockholder is a holder of record of the capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (vi) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and (vii) such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominees. The presiding officer of the meeting may refuse to acknowledge the nomination by a stockholder of any person not made in compliance with the foregoing procedures.

     (d) In the event that a person is validly designated as a nominee in accordance with paragraph (b) or paragraph (c) hereof and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

     (e) If the Chairman of the Election Meeting determines that a nomination was not made in accordance with the procedures as set forth in these Bylaws, such nomination shall be void.

     No person shall be elected a Director of the Corporation after having attained the age of 70 years.

     SECTION 6.  Place and Manner of Meeting.

     All meetings of the Board of Directors shall be held at the principal office of the Corporation or at any other place within or without the State of Delaware as the Board of Directors may from time to time fix therefor. Any meeting of the Board of Directors, regular or special, may be held by conference telephone or similar communication equipment so long as all Directors participating in the meeting can hear one another, and all such Directors shall be deemed to be present in person at the meeting.

     SECTION 7.  Regular Meetings.

     A regular meeting of the Board of Directors, of which no notice shall be required to be given, shall be held, if a quorum be present, in each and every year immediately after the adjournment of the annual meeting of stockholders for the purpose of electing officers and transacting such other business as might be transacted at any regular meeting of the Board of Directors. Regular meetings of the Board of Directors, of which no notice shall be required to be given, shall be held every month in accordance with a schedule established by the Board of Directors from time to time, except that the scheduled date of any meeting may be changed by the Chairman of the Board or the President, in the discretion of either, provided that notice of such change shall be given to all Directors personally or by mail, telephone or telegraph at least 24 hours prior to such scheduled date upon which such meeting is to be held.

     SECTION 8.  Special Meetings.

     Special meetings of the Board of Directors shall be called by the Secretary at the direction of the Chairman of the Board, the President, or a majority of the Directors. Notice of the time and place of any special meeting of the Board of Directors shall be given by serving the same personally or by telephone or by telegram addressed to each Director at his post office address as the same shall appear on the books of the Corporation at least two hours before such meeting. Each member of the Board of Directors shall, by writing filed with the Secretary, designate his post office address to which notices or meetings of the Board of Directors of the Corporation shall be directed, and in the event of any change therein shall likewise designate his new post office address.

     SECTION 9.  Quorum.

     A majority of the members of the Board of Directors then in office, or of a committee thereof, shall constitute a quorum for the transaction of business, and the vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the Board of Directors or of the Committee thereof, except for the amendment of the Bylaws which shall require a vote of not less than a majority of the members of the Board of Directors then in office.

     SECTION 10. Action Without a-Meeting.

     Action required or permitted to be taken at a meeting of the Board of Directors, or a committee thereof, may be taken without a meeting, if all members of the Board of Directors or of the committee consent thereto in writing. The written consent shall be filed with the minutes of the proceedings of the Board of Directors or Committee. The consent shall have the same effect as a vote of the Board of Directors or Committee thereof for all purposes.

     SECTION 11. Organization.

     At all meetings of the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, a Senior Vice President or a Vice President or in their absence a member of the Board to be selected by the members present, shall preside as Chairman of the meeting. The Secretary or an Assistant Secretary of the Corporation shall act as secretary of all meetings of the Board, except that in their absence the Chairman of the meeting may designate any other person to act as secretary.

     At meetings of the Board of Directors business shall be transacted in such order as from time to time the Board may determine.

     SECTION 12. Committees of the Board.

     The Board of Directors may designate one or more Committees, including an Executive Committee, each consisting of one or more Directors of the Corporation as members and one or more Directors as alternate members, with such power and authority as prescribed by the Bylaws or as provided in a resolution of the Board of Directors. Each Committee, and each member thereof, shall serve at the pleasure of the Board of Directors.

                                  ARTICLE III
                                   Officers

     SECTION 1.  Officers.

     The officers of the Corporation shall be a President, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer and/or a Controller, and such additional officers, if any, as shall be elected by the Board of Directors in accordance with these Bylaws. The Board of Directors, immediately after each annual meeting of stockholders, shall select a President and one or more Senior Vice Presidents and Vice Presidents, and a Secretary, a Treasurer and/or a Controller. The failure to hold such election shall not of itself terminate the term of office of any officer. All officers shall hold office at the pleasure of the Board of Directors. Any officer may resign at any time upon written notice to the Corporation. Officers may, but need not, be Directors. Any two or more of the above offices may be held by the same persons except as prohibited by law, but no officer shall execute, acknowledge or verify an instrument in more than one capacity if the instrument is required by law to be acknowledged or verified by two or more officers.

     All officers shall be subject to removal with or without cause at any time by the affirmative vote of a majority of the members of the Board of Directors then in office. The removal of an officer without cause shall be without prejudice to his contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. All agents and employees other than officers elected by the Board of Directors shall also be subject to removal, with or without cause, at any time by the officers appointing them.

     Any vacancy caused by the death of any officer, his resignation, his removal or otherwise, may be filled by the Board of Directors, and any officer so elected shall hold office at the pleasure of the Board of Directors.

     In addition to the powers and duties of the officers of the Corporation as set forth in these Bylaws, the officers shall have such authority and shall perform such duties as from time to time may be determined by the Board of Directors.

     SECTION 2.  President.

     The President shall be the chief executive officer of the Corporation and, subject to the direction of the Board of Directors, shall have general management and control of the affairs and business of the Corporation and shall have general charge, control and supervision over the administration and operations of the Corporation. He shall have all other powers and perform all other duties commonly incident to his office or delegated to him by the Board of Directors or which are or may at any time be authorized or required by law.

     SECTION 3.  Vice Presidents.

     Each Senior Vice President and each of the other Vice Presidents shall have such powers and perform such duties as may be assigned to him by the Board of Directors or be delegated to him by the Board of Directors or the President. In case of death, disability or absence of the President, the powers, duties and functions of the President shall be temporarily performed and exercised by such one of the Senior Vice Presidents or the Vice Presidents as shall be designated by the Board of Directors.

     SECTION 4.  Secretary.

     The Secretary shall keep the minutes of all meetings of the stockholders and of the Board of Directors, and also (unless otherwise directed) the minutes of all meetings of Committees. He shall procure and keep in his files copies of the minutes of all meetings of stockholders and Boards of Directors of all corporations which the Corporation controls by ownership of stock or otherwise. He shall attend to the giving and serving of all notices and shall be custodian of the seal of the Corporation. He may sign with the President or a Vice President, in the name of the Corporation, all bonds, contracts and instruments of conveyance authorized by the Board of Directors, and when so ordered by the Board of Directors he shall affix the seal of the Corporation thereto. He shall have charge of all such books and papers as the Board of Directors may direct; all of which shall at all reasonable times be open to the examination of any Director upon application at the office of the Corporation during business hours. He shall publish promptly to stockholders any action in respect to dividends or the allotment of rights for subscription to securities. He shall have charge of the capital stock transfer records, ledgers and unissued and cancelled certificates and shall prepare and certify for use at the annual meeting of stockholders a list, alphabetically arranged, of the stockholders entitled to vote at such meeting. He shall, in general, perform all the duties incident to the office of the Secretary and shall also have such other powers and shall perform such other duties as may from time to time be assigned to him by these Bylaws, the Board of Directors or the President.

     SECTION 5.  Powers and Duties of the Treasurer.

     The Treasurer shall have custody of all funds of the Corporation. He is authorized and empowered to receive and collect all monies due to the Corporation and to receipt therefor.

All monies received by the Treasurer shall be deposited to the credit of the Corporation with such depositories as may be designated by the Board of Directors; he may endorse for deposit therein, or for collection, all checks, drafts, vouchers, notes or other obligations drawn to the order of the Corporation or payable to it. He is authorized to pay, by check or otherwise, vouchers, payrolls, drafts and other accounts payable when approved for payment by the Controller or such person or persons as may be designated by the Board of Directors or the President. He is authorized to make disbursements which have been otherwise ordered or provided for by the Board of Directors, and for dividends on stock when due and payable. He is also authorized to draw checks against any funds to the credit of the Corporation with any of its depositories; but all checks drawn by him except as otherwise provided for by resolution of the Board of Directors shall be countersigned by such person or persons as may be designated by the Board of Directors or the President from time to time to countersign the same. He shall sign, with the President or such other person or persons as may be designated for the purpose by the Board of Directors, all bills of exchange and promissory notes of the Corporation. He shall enter regularly in the books of the Corporation, to be kept by him for that purpose, a full and accurate account of all monies received and paid by him on account of the Corporation; and shall render reports thereof to the Controller at such times and in such form as the latter may prescribe. Whenever required by the Board of Directors he shall render a statement of his cash and security accounts, and shall at all reasonable times exhibit his books and accounts to any director of the Corporation upon application at the office of the Corporation during business hours. He shall perform all acts incident to the position of the Treasurer and shall also have such other powers and shall perform such other duties as may from time to time be assigned to him by these Bylaws, the Board of Directors or the President.

     SECTION 6.  Additional Officers.

     The Board of Directors may from time to time elect such other officers
(who may but need not be Directors), including but not limited to a Controller, Assistant Treasurers, Assistant Secretaries and Assistant Controllers, as the Board may deem advisable and such officers shall have such authority and shall perform such duties as may from time to time be assigned to them by the Board of Directors or the President.

     The Board of Directors may from time to time by resolution delegate to any Assistant Treasurer or Assistant Treasurers any of the powers or duties herein assigned to the Treasurer; and may similarly delegate to any Assistant Secretary or Assistant Secretaries any of the powers or duties herein assigned to the Secretary.

                                  ARTICLE IV
                                 Capital Stock

     SECTION 1.  Certificates of Stock.

     The certificates for shares of the capital stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The certificates shall be signed by the President or any Vice President and also by the Treasurer or the Secretary, and may be sealed with the seal of the Corporation, or a facsimile thereof.

     The signatures of the aforesaid officers may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or its employee. The validity of any stock certificate of the Corporation signed and executed by or in the name of duly qualified officers of the Corporation shall not be affected by the subsequent death, resignation, or the ceasing for any other reason of any such officer to hold such office, whether before or after the date borne by or the actual delivery of such certificates.

     All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the Corporation's capital stock records.

     Except as hereinafter provided, all certificates surrendered to the Corporation shall be cancelled, and no new certificates shall be issued until the former certificate for the same number of shares shall have been surrendered and cancelled except in case of a lost or destroyed certificate.

     The Corporation may treat the holder of record of any share or shares of stock as the holder in fact thereof, and shall not be bound to recognize any equitable or other claim to or interest in any such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by law.

     SECTION 2.  Lost Certificate.

     The Corporation may issue a new certificate for shares in place of a certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board of Directors may require the owner of the lost or destroyed certificate, or his legal representative, to give the Corporation a bond in form satisfactory to the Corporation sufficient to indemnify the Corporation, its transfer agents and registrars against any claim that may be made against them on account of the alleged lost or destroyed certificate or the issuance of such a new certificate.

     SECTION 3.  Transfer of Shares.

     Shares of the capital stock of the Corporation shall be transferable by the owner thereof in person or by a duly authorized attorney, upon surrender of the certificates therefor properly endorsed. The Board of Directors, at its option, may appoint a transfer agent and registrar, or one or more transfer agents and one or more registrars, or either, for the stock of the Corporation.

     SECTION 4.  Regulations.

     The Board of Directors shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation.

     SECTION 5.  Record Date.

     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, as the case may be, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

     If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 6.  Dividends and Stock Repurchases.

     Subject to the provisions of the Certificate of Incorporation, the Board of Directors shall have the power to declare and pay dividends upon shares of, and authorize repurchase programs for, stock of the Corporation, but only out of funds available for the payment of dividends or repurchase of shares as provided by law.

     Subject to the provisions of the Certificate of Incorporation, any dividends declared upon the stock of the Corporation shall be payable on such date or dates as the Board of Directors shall determine. If the date fixed for the payment of any dividend shall in any year fall upon a legal holiday, then the dividend payable on such date shall be paid on the next day not a legal holiday.

     SECTION 7.  Corporate Seal.

     The Board of Directors shall provide a suitable seal, containing the name of the Corporation, which seal shall be kept in the custody of the Secretary. A duplicate of the seal may be kept and be used by any officer of the Corporation designated by the Board or the President.

     SECTION 8.  Fiscal Year.

     The fiscal year of the Corporation shall end on September 30 or shall be such other fiscal year as the Board of Directors from time-to time by resolution shall determine.

                                   ARTICLE V
                           Miscellaneous Provisions

     SECTION 1.  Checks, Notes, Etc.

     All checks, drafts, bills of exchange, acceptances, notes or other obligations or orders for the payment of money shall be signed by at least one
(1) officer of the Corporation, or by a greater number of officers of the Corporation and/or other persons as the Board of Directors from time to time shall designate or as otherwise required by law.

     Checks, drafts, bills of exchange, acceptances, notes, obligations and orders for the payment of money made payable to the Corporation may be endorsed for deposit to the credit of the Corporation with a duly authorized depositary by the Treasurer, or otherwise as the Board of Directors may from time to time, by resolution, determine.

     SECTION 2.  Loans.

     No loans and no renewals of any loans shall be contracted on behalf of the Corporation except as authorized by the Board of Directors. When authorized so to do, any officer or agent of the Corporation may effect loans and advances for the Corporation from any bank, trust company or other institution or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation. When authorized so to do, any officer or agent of the Corporation may pledge, hypothecate or transfer, as security for the payment of any and all loans,, advances, indebtedness and liabilities of the Corporation, any and all stocks, securities and other personal property at any time held by the Corporation, and to that end may endorse, assign and deliver the same. Such authority may be general or confined to specific instances.

     SECTION 3.  Waivers of Notice.

     Whenever any notice whatever is required to be given by law, by the Certificate of Incorporation or by these Bylaws to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

     SECTION 4.  Offices Outside of Delaware.

     Except as otherwise required by the laws of the State of Delaware, the Corporation may have an office or offices and keep its books, documents and papers outside of the State of Delaware at such place or places as from time to time may be determined by the Board of Directors or the President.

                                  ARTICLE VI
                                Indemnification

     SECTION 1.  Indemnification of Directors, Officers and Employees.

     The Corporation shall indemnify to the full extent authorized by law any Director or officer made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a Director or officer of the Corporation or is or was serving, at the request of the Corporation, as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     The Corporation may, at the discretion of the Board of Directors, indemnify to the full extent authorized by law any employee or agent made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he, his testator or intestate is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     SECTION 2.  Expenses Advanced.

     Expenses incurred with respect to any claim, action or proceeding of the character, actual or threatened, described in Section 1 of this Article VI, may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by such person to repay the mount so advanced if and. to the extent it shall ultimately be determined by a court of competent jurisdiction that he was not entitled to indemnification under this Bylaw.

     SECTION 3.  Automatic Conformity to Law.

     The intention of this Bylaw is to provide indemnification with the broadest and most inclusive coverage permitted by law (a) at the time of the act or omission to be indemnified against, or (b) so permitted at the time of carrying out such indemnification, whichever of (a) or (b) may be broader or more inclusive and permitted by law to be applicable. If the indemnification permitted by law at this present time, or at any future time, shall be broader or more inclusive than the provisions of this Bylaw, then indemnification shall nevertheless extend to the broadest and most inclusive permitted by law at any time and this Bylaw shall be deemed to have been amended accordingly. If any provision or portion of this Article shall be found, in any action, suit or proceeding, to be invalid or ineffective, the validity and effect of the remaining parts shall not be affected.

                                  ARTICLE VII
                                  Amendments

     The stockholders or the Board of Directors of the Corporation may amend or repeal the Bylaws or adopt new Bylaws. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of a majority of the shares present or represented by proxy and entitled to vote at any annual or special meeting shall be required to amend or repeal the Bylaws or to adopt new Bylaws. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, such action by the Board of Directors requires an affirmative vote of not less than a majority of the members of the Board of Directors then in office.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.
          -----------------------------------------

          Article VI of Bancorp's bylaws, which relates to indemnification of certain persons, including the directors and officers of Bancorp, is set forth as part of Exhibit C to the Proxy Statement/Prospectus constituting part of this Registration Statement and is incorporated herein by reference thereto. A description of the effect of Bancorp's bylaws concerning indemnification of certain persons is set forth under the caption "FORMATION OF MIDDLE TIER HOLDING COMPANY -- Indemnification" in the Proxy Statement/Prospectus and is incorporated herein by reference. It is anticipated that Bancorp will obtain a directors' and officers' liability insurance policy pursuant to which the directors and officers of Bancorp will be insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 21.  Exhibits and Financial Statement Schedules.
          ------------------------------------------

          See the list of the Exhibits filed with this Registration Statement set forth on the Index of Exhibits which appears immediately following the signature page of this Registration Statement and is incorporated herein by reference.

Item 22.  Undertakings.
          ------------

          1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or a party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

          2. The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph 1 immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and as used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed an initial bona fide offering thereof.

          3. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES



          Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the city of Fort Pierce, state of Florida, on December 13, 1996.



                                        HARBOR FLORIDA BANCORP, INC.



                                   By:
                                                     /s/
                                        ----------------------------
                                        Michael J. Brown
                                        President and Chief Executive Officer



          Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


           NAME                           TITLE                      DATE
           ----                           -----                      ----

        /s/                  Vice Chairman of the Board and    December 13, 1996
----------------------       Director
Bruce R. Abernethy, Sr.


        /s/                  President and Chief Executive     December 13, 1996
----------------------       Officer and Director
Michael J. Brown, Sr.


        /s/                  Director                          December 13, 1996
----------------------
Richard K. Davis


        /s/                  Chairman of the Board and         December 13, 1996
----------------------       Director
Edward G. Enns


        /s/                  Director              December 13, 1996
----------------------
Frank H. Fee III

        /s/                              Director              December 13, 1996
----------------------
Richard B. Hellstrom


       /s/                               Director              December 13, 1996
----------------------
Maltby F. Watkins, M.D.


       /s/               Senior Vice President, Finance        December 13, 1996
----------------------
Don W. Bebber

                               INDEX TO EXHIBITS

EXHIBIT NO.                                       EXHIBIT NAME
-----------                                       ------------
2                             Agreement and Plan of Reorganization dated as of
                              November 27, 1996 between Harbor Federal Savings
                              Bank, Harbor Florida Bancorp, Inc. and Interim
                              Harbor Federal Savings Bank

3(a)                          Certificate of Incorporation of Bancorp

3(b)                          Bylaws of Bancorp

5(a)*                         Opinion of Peabody & Brown

8(a)*                         Opinion of Peabody & Brown

8(b)*                         Opinion of KPMG Peat Marwick, LLP

10(a)                         Employment Agreement of Michael J. Brown, Sr.

10(b)                         Harbor Federal Savings Bank 1993 Incentive Stock
                              Option Plan

10(c)                         Harbor Federal Savings Bank Stock Option Plan for
                              Nonemployee Directors

10(d)                         Harbor Federal Savings Bank Recognition and
                              Retention Plan

10(e)                         Harbor Federal Savings Bank Outside Directors'
                              Recognition and Retention Plan

24(a)*                        Consent of Peabody & Brown

24(b)*                        Consent of KPMG Peat Marwick, LLP

_____________________

*  To Be Filed By Amendment